2026 BRITISH COLUMBIA FINANCIAL AND ECONOMIC REVIEW

86TH EDITION | APRIL 2025 – MARCH 2026

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2026

British Columbia

Financial and Economic

Review

86th Edition

(September 2026)

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Table of Contents

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Part 1

Economic Review1

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1 Reflects information available as of June 29, 2026.

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Part 1 - Economic Review

2025 Overview

Economic activity in British Columbia advanced in 2025, following modest growth in 2024. Last year, lower interest rates and easing inflation supported household spending and new home construction remained steady. Uncertainty amid U.S. tariffs and lower population growth due to federal immigration policy changes tempered labour market activity and home sales, while exports slowed. Overall, B.C.'s diversified economy still continued to grow despite facing notable headwinds last year.

Statistics Canada published 2025 real dollar GDP by industry at basic prices in the preliminary release of its Provincial Economic Accounts in May 2026. The following analysis refers to these real GDP figures, as opposed to the commonly reported income and expenditure market prices data that will only be released by Statistics Canada later in the year.2

B.C.'s real GDP rose by 2.0 per cent in 2025, up from 1.2 per cent growth in 2024. B.C. was one of only two provinces that saw an increase in the rate of real GDP growth from 2024 to 2025.

Last year's economic conditions were shaped by two key developments. First, U.S. tariffs and rising protectionist trade measures increased uncertainty for exporters and investors in trade-related industries. Second, changes to federal immigration and temporary resident policies slowed population growth, easing both labour supply pressures and housing demand.

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2 Provincial and national real GDP by industry estimates are based on Statistics Canada's preliminary industry accounts, released in May 2026. Further information on British Columbia's economic performance is expected to be available in November 2026, when Statistics Canada releases revised GDP by industry data for 2025 and previous years, together with the full income and expenditure accounts for 2025.

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Employment in B.C. increased by 1.1 per cent in 2025, adding 32,200 net new jobs, while employee compensation (aggregate economy-wide wages, salaries, and employers' social contributions) rose by 3.1 per cent. The unemployment rate averaged 6.2 per cent in 2025, compared with 5.6 per cent in the prior year, as labour force gains outpaced job creation. Despite the increase, B.C.'s unemployment rate remained below the national average of 6.8 per cent. In 2025, home sales activity was constrained by heightened economic uncertainty and affordability challenges, while housing starts remained above the 10-year historical average.

Price pressures continued to moderate in 2025, reflecting subdued goods inflation and slower price growth for services. Lower gasoline prices, partly due to the removal of the B.C. consumer carbon tax, also helped ease headline inflation. Overall, B.C. consumer price inflation averaged 2.1 per cent in 2025, the lowest rate since 2020. Lower inflation and easing interest rates supported B.C. retail sales in 2025, which increased by 6.4 per cent, despite slower population growth. On the trade front, B.C.'s merchandise exports edged down 0.1 per cent compared to 2024 as markets adjusted to shifting global trade conditions.

British Columbia Economy

B.C.'s real GDP expanded by 2.0 per cent in 2025, following 1.2 per cent growth in 2024. Annual gains were recorded in both the goods-producing and service-producing industries, with the real estate, health care, mining, oil and gas, and construction sectors contributing the most to growth.

Last year, B.C.'s service-producing sector (+1.8 per cent) led overall economic output. Accounting for magnitude, contributions from service sector growth were led by real estate, rental and leasing (+2.2 per cent) and health care and social assistance (+3.5 per cent).

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By contrast, the largest declines were reported in administrative and support, waste management and remediation services (-1.4 per cent) and other services (-1.0 per cent). Meanwhile, educational services (-0.1 per cent) declined for the first time since 2014, amid lower international student inflows following changes to international student cap limits as outlined in the federal government's Immigration Levels Plan.

B.C.'s goods-producing sector (+2.7 per cent) returned to growth in 2025 after contracting (-3.1 per cent) in 2024. The rebound reflected gains in construction (+3.0 per cent), largely driven by non-residential building activity, and mining, quarrying, and oil and gas extraction (+6.2 per cent). Specifically, higher oil and gas extraction (+7.3 per cent) was a major contributor to growth in the sub-sector, while increased production of copper, nickel, lead, and zinc (+9.4 per cent) supported growth in mining and quarrying. In contrast, manufacturing (-0.5 per cent) declined for a fourth consecutive year, largely due to weaker output in wood products (-7.1 per cent) and paper manufacturing (-14.7 per cent).

In 2025, service-producing industries accounted for 78.2 per cent of B.C.'s economy, while goods-producing industries represented 21.8 per cent. Within the service-producing industries, the real estate, rental and leasing sector remained the largest share, followed by health care and social assistance and wholesale and retail trade. Among the goods-producing industries, construction continued to make up the largest share, followed by natural resources (which includes agriculture, forestry, fishing and hunting as well as mining, quarrying, and oil and gas extraction), and manufacturing.

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External Trade and Commodity Prices

In 2025, the U.S. government introduced sweeping tariff hikes and trade policy changes that dramatically affected global exports. While many Canadian goods were exempt from tariffs under the Canada-United States-Mexico Agreement (CUSMA), some sectors such as forestry, steel, aluminum and automobile manufacturing were directly impacted. More broadly, volatile trade conditions throughout 2025 weighed on global exports and business investment. However, B.C. has been less exposed to U.S. tariffs relative to other provinces, benefitting from its diverse trade network and export base.

Exports by destination:

B.C.'s merchandise exports were relatively flat in 2025, as markets adjusted to shifting global trade conditions. Goods exports to the U.S. (B.C.'s largest trading partner) continued to decline, while increased exports to various non-U.S. destinations provided some offset. Overall, the total value of B.C. goods exports declined by 0.1 per cent in 2025 compared to 2024.

Annual goods exports to the U.S. declined for a third consecutive year, down 2.9 per cent in 2025, largely due to lower exports of lumber (-13.5 per cent), fabricated metal products (-19.3 per cent), and electricity (-27.1 per cent). Annual gains were concentrated in exports of natural gas (+33.7 per cent) and machinery and equipment (+5.1 per cent).

Outside the U.S., the value of goods exports to Mainland China (+26.7 per cent) increased, driven by higher shipments of metallic mineral products (+83.7 per cent), mainly copper ores and concentrates (+71.4 per cent), and other energy products (which includes petroleum and petroleum products, +274.2 per cent). In contrast, goods exports to Japan (-17.3 per cent), South Korea (-15.4 per cent), and India (-43.0 per cent) decreased compared to 2024, largely due to sharp declines in the value of coal exports, mainly reflecting lower prices, rather than volumes.

Appendix Tables A1.7 and A1.8 provide further detail on exports by major market and commodity groups.

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In 2025, the U.S., China, and Japan accounted for nearly 80 per cent of B.C.'s total goods exports, with a small shift in the underlying composition. The U.S. accounted for 51.1 per cent of B.C.'s goods exports in 2025, down from 52.6 per cent in 2024. The share of goods destined for Japan dropped to 8.5 per cent in 2025 from 10.3 per cent in the prior year. By comparison, China's share of B.C.'s goods exports rose to 19.7 per cent, from 15.6 per cent in 2024.

Exports by commodity and prices:

Although B.C. saw a small decrease in exports compared to 2024, the province's diverse export base helped ease some tariff related trade disruptions in 2025. Notably, the LNG Canada Phase 1 terminal in Kitimat came online in mid-2025 and began exporting liquefied natural gas to Asia-Pacific markets. Annual gains in the value of total exports were led by shipments of metallic mineral products (+15.0 per cent), mainly copper ores and concentrates (+21.0 per cent), natural gas (+33.7 per cent) and other energy products (+20.3 per cent). Offsetting declines were led by coal (-21.5 per cent), softwood lumber (-8.4 per cent) and pulp (-10.7 per cent).

Commodity price dynamics were mixed in 2025. Oil prices retreated as global supply exceeded demand. The West Texas Intermediate (WTI) price averaged $65.46 per barrel, down 14.5 per cent from 2024. Natural gas prices rebounded from low levels in late-2025 driven by stronger winter-driven heating demand across North America. For the year, the plant inlet price of natural gas averaged $0.95 C/GJ in 2025, up 29.3 per cent compared to 2024.

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The price of Western spruce-pine-fir (SPF) 2x4 lumber averaged $467 US/000 board feet in 2025, up 13.2 per cent compared to 2024. However, price growth in early 2025 reversed in the second half of the year reflecting weaker demand amid increased tariffs, in addition to existing anti-dumping and countervailing duties on lumber and soft U.S. homebuilding activity. Meanwhile, newsprint prices increased 2.6 per cent and pulp prices declined 6.2 per cent compared to 2024.

In 2025, the value of key B.C. metallic and mineral products fluctuated in response to shifting global demand. Copper prices increased compared to 2024, driven by strong demand from AI-technology and data centres, as well as defence systems and clean energy transition projects. In contrast, the price of metallurgical coal continued to decline for the third straight year, reflecting lower demand for steel production and ample global supply. Movements in other commodity prices were mixed in 2025. Precious metals such as gold and silver saw notable gains, while molybdenum and zinc posted modest increases and lead prices declined.

Manufacturing shipments:

B.C. manufacturing shipments edged down by 0.3 per cent in 2025, marking the third consecutive year of decline. Annual declines were driven by wood product manufacturing (-6.6 per cent), while gains were led by food (+5.2 per cent), machinery (+13.8 per cent), and primary metal manufacturing (+11.2 per cent).

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Population

Population growth in British Columbia, and across all provinces, slowed markedly last year reflecting a sharp reversal in international migration trends. Following three years of strong growth, B.C.'s population increased by just 0.5 per cent to reach 5.698 million people on July 1, 2025. This deceleration led to B.C.'s slowest annual growth on record, as lower federal immigration targets significantly reduced the number of net non-permanent residents in the province.

B.C.'s total net migration decreased (-42,388 persons) in 2025, following a net inflow (+99,000 persons) in 2024. This shift was due to a decline in net international migration (-45,563 persons). Underlying this decline was a sharp drop in non-permanent residents (-80,915 persons), particularly the number of international study permit holders (-42,817 persons), amid tighter federal restrictions. The number of international work permit holders also declined (-29,970 persons). In contrast, interprovincial migration to B.C. increased (+3,175 persons) in 2025, reversing the net outflow (-2,137 persons) reported in 2024. Additionally, B.C.'s natural population growth (births minus deaths) turned positive in 2025 after four consecutive years of declines, reflecting both an increase in births and fewer deaths compared to 2024.

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Labour Market

B.C.'s labour market moderated in 2025, reflecting slower population growth and trade-related economic uncertainty. Total employment rose by 1.1 per cent (+32,200 jobs), following a 2.3 per cent (+66,100 jobs) increase in 2024. Growth was led by part-time employment (+19,200 jobs), with a smaller gain in full-time employment (+12,900 jobs) following four years of strong growth. Job creation was concentrated in the private (+18,900 jobs) and public (+12,900 jobs) sectors, while self-employment grew marginally (+400 jobs). Underlying the annual gain in 2025, employment increased among both females (+12,100 jobs) and males (+20,000 jobs).

On an industry basis, B.C.'s services sector (+22,800 jobs) accounted for the majority of employment gains in 2025, led by professional, scientific, and technical services (+13,600 jobs) and wholesale and retail trade (+7,100 jobs). Declines in information, culture and recreation (-14,100 jobs) and other services (-6,200 jobs) employment partially offset these gains. Meanwhile, annual employment growth in the goods-producing sector (+9,400 jobs) was concentrated in construction (+15,400 jobs) and manufacturing (+7,500 jobs), which offset declines in the natural resources (-9,900 jobs) and utilities (-3,600 jobs) sectors.

B.C.'s labour force increased by 1.8 per cent in 2025, following 2.7 per cent growth in 2024. The moderate expansion reflects slower population growth and easing labour demand. As a result, B.C.'s labour force participation rate edged down 0.2 percentage points (pp) to reach 65.0 per cent in 2025, the lowest level since 2020. Last year, the labour force participation rate for the core working-age group (aged 25 to 54) increased by 0.7 pp compared to 2024. Meanwhile, the participation rate for youth (aged 15 to 24) and among workers aged 55 and over decreased by 2.3 pp and 0.8 pp, respectively. In 2025, the participation rate for males was 0.1 pp lower compared to 2024, while the female participation rate decreased by 0.4 pp.

Table 1.1 British Columbia Population and Labour Market Statistics

	Units	2021	2022	2023	2024	2025
Population (as of July 1)	(thousands)	5,227	5,359	5,515	5,671	5,698
	(% change)	1.0	2.5	2.9	2.8	0.5

Net Migration
International	(persons)	75,066	137,934	170,847	101,137	(45,563)
Interprovincial	(persons)	31,047	11,325	718	(2,137)	3,175

Labour Force	(thousands)	2,872	2,911	3,004	3,086	3,141
	(% change)	3.3	1.3	3.2	2.7	1.8

Employment	(thousands)	2,684	2,776	2,848	2,914	2,946
	(% change)	6.2	3.4	2.6	2.3	1.1

Unemployment Rate	(%)	6.6	4.6	5.2	5.6	6.2

Sources: Statistics Canada (Tables 17-10-0005-01, 17-10-0040-01, 17-10-0020-01, 14-10-0023-01 - accessed June 2026)

Labour force growth continued to outpace job creation, bringing B.C.'s unemployment rate up to 6.2 per cent in 2025 compared with 5.6 per cent in 2024. Despite rising last year, B.C.'s unemployment rate remained below the national average of 6.8 per cent.

In 2025, B.C.'s unemployment rate among both females and males was 6.2 per cent. Meanwhile, the provincial job vacancy rate declined in 2025 as businesses scaled back hiring plans amid tariff-related economic uncertainty.

Appendix Table A1.5 provides more details on employment by sector and subsectors.

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Consumer Spending, Inflation and Wages

Consumer spending in B.C. expanded at a robust pace in 2025 despite slower population growth and elevated economic uncertainty. Lower inflation and easing interest rates supported household purchasing power last year, contributing to a 6.4 per cent increase in nominal retail sales, the strongest annual growth in four years. Meanwhile, consumer price inflation was 2.1 per cent in 2025, indicating that the rise in retail sales reflected higher sales volumes in addition to moderate price growth. In 2025, retail sales gains were broad-based, with eight of nine sectors expanding. Gains were led by motor vehicle and parts dealers (+12.7 per cent), partly due to a surge in auto purchases ahead of anticipated U.S. tariffs, as well as sporting goods, hobby, musical instrument, book and miscellaneous retailers (+18.2 per cent) and health and personal care stores (+9.0 per cent). Annual increases were partially offset by lower sales at gasoline stations and fuel vendors (-3.0 per cent), due to lower gasoline prices.

While retail trade data provides detailed and timely information on consumer spending on goods, comparable provincial data for spending on services is limited. In B.C., nominal sales at food services and drinking places, a proxy for services sales activity, advanced by 4.6 per cent in 2025 following 3.1 per cent growth in 2024. At the national level, household spending on services increased by 2.3 per cent in real terms and 5.7 per cent in nominal terms in 2025.

Inflation in B.C. continued to ease in 2025, averaging 2.1 per cent, to reach the lowest rate since 2020. This moderation was driven by a slowdown in services inflation (from 4.4 per cent in 2024 to 2.7 per cent in 2025), while goods inflation increased moderately (from 0.2 per cent to 1.3 per cent). Shelter costs continued to be the main contributor, rising by 2.8 per cent, but slowed substantially from 6.1 per cent in 2024. Both owned and rented accommodation price growth slowed, reflecting lower mortgage rates and reduced population growth. Food price growth rose to 3.2 per cent, from 3.0 per cent in 2024, reflecting higher grocery prices. Meanwhile gasoline prices declined (-7.6 per cent), partly due to lower global oil prices and the removal of the B.C. consumer carbon tax, which helped to reduce overall inflation.

Wage growth in B.C. moderated in 2025, amid easing hiring demand and fewer job vacancies. Employee compensation, which is defined as aggregate economy-wide wages, salaries, and employers' social contributions, increased by 3.1 per cent, following four years of strong growth. The average weekly wage rate, a narrower measure of earnings, also rose by 3.1 per cent in 2025, following a 5.2 per cent increase in 2024. Despite slower growth last year, wage growth outpaced consumer price inflation, indicating modest gains in real wages.

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Table 1.2 British Columbia Price and Earnings Indicators

	Units	2021	2022	2023	2024	2025
Consumer Price Index	(2002=100)	136.1	145.5	151.2	155.2	158.5
	(% change)	2.8	6.9	3.9	2.6	2.1

Average Weekly Wage Rate	($)	1,139	1,194	1,270	1,337	1,379
	(% change)	4.2	4.9	6.4	5.2	3.1

Compensation of Employees [1,2]	($ millions)	172,036	189,272	203,935	214,986	221,677
	(% change)	12.7	10.0	7.7	5.4	3.1

Primary Household Income [1]	($ millions)	240,288	259,937	280,213	300,622	n/a
	(% change)	10.1	8.2	7.8	7.3	n/a

Net Operating Surplus (Corporations) [1]	($ millions)	49,835	58,485	45,652	36,831	n/a
	(% change)	37.9	17.4	(21.9)	(19.3)	n/a

1 As of November 2025 Provincial Economic Accounts

2 Component of income-based GDP, including wages, salaries and employers' social contributions earned in B.C. by residents and non-residents of the province. 2025 value for compensation of employees is from Statistics Canada Table 36-10-0205-01.

Sources: Statistics Canada (Tables 18-10-0005-01, 14-10-0064-01, 36-10-0221-01, 36-10-0205-01, 36-10-0224-01 - accessed April 2026)

Housing

Housing construction moderated in 2025 but remained above the 10-year historical average. B.C. housing starts totalled 44,193 units in 2025, down 3.6 per cent annually amid heightened economic uncertainty and labour and material shortages. Construction of multiple-unit and single-unit starts decreased at similar rates, declining by 3.6 per cent and 3.5 per cent, respectively.

Among Census Metropolitan Areas (CMAs) in B.C., the number of homes under construction declined in Vancouver (-5.6 per cent) and Kelowna (-17.3 per cent), while increases in Abbotsford (+44.3 per cent) and Victoria (+10.9 per cent) provided a partial offset. Housing completions rose significantly in Vancouver (+20.5 per cent) and Kelowna (+86.3 per cent), both reaching record highs in 2025. Annual completions also increased in Abbotsford (+25.6 per cent) but declined in Victoria (-10.9 per cent) compared to 2024. Overall, residential building permits, a leading indicator of future housing activity in the province, improved in 2025 following two years of declines. In 2025, the total value of B.C. residential building permits increased by 6.5 per cent compared to 2024 while the total number of residential units permitted increased by 2.8 per cent, driven by growth in the multiple-unit segment.

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B.C. home sales activity softened in 2025, constrained by elevated economic uncertainty, easing population growth, and affordability challenges. Overall, home sales decreased by 5.7 per cent in 2025, remaining below the ten-year historical average. The decline was led by Greater Vancouver (-10.2 per cent) and the Fraser Valley (-16.6 per cent), while higher sales were led by the Okanagan-Mainline (+8.1 per cent), Kootenay (+7.2 per cent), and South Okanagan (+11.2 per cent) regions.

In 2025, muted demand contributed to a 2.9 per cent decline in the provincial MLS average home sale price compared to 2024. Meanwhile, the MLS composite benchmark price, which incorporates attributes by dwelling type in each region, declined by 2.0 per cent last year. The benchmark price fell in the Fraser Valley (-4.2 per cent) and in Greater Vancouver (-2.1 per cent) but increased in the Vancouver Island (+2.7 per cent), Victoria (+2.0 per cent), Okanagan Valley (+1.6 per cent) and Chilliwack (+1.4 per cent) regions.

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Tourism

The number of international travellers to B.C. moderated last year after a strong finish to 2024, which saw a brief boost from a series of large-scale concerts in Vancouver. Overall, the total number of international visitors edged down 0.9 per cent in 2025, following three years of robust growth. The number of U.S. visitors remained above pre-pandemic levels despite a 2.3 per cent decrease last year compared to 2024. By comparison, the number of non-U.S. visitors rose by 4.4 per cent in 2025, but remained below pre-pandemic levels. Meanwhile, B.C. saw strong growth in domestic travel last year as the province welcomed more Canadian travellers compared to 2024.

Global Economy

Global economic growth was resilient in 2025 despite shifting trade and immigration policy landscapes. After a strong start, driven by front-loaded trade and investment activity ahead of U.S. tariffs, the global economy moderated in the second half of 2025. Overall, the International Monetary Fund estimates that global real GDP rose by 3.4 per cent in 2025, matching the pace of growth in 2024. While inflation continued to moderate in most economies, heightened trade uncertainty led Canadian and U.S. central banks to pause interest rate cuts until the latter half of 2025 before gradually resuming an easing m onetary policy stance. In contrast, the European Central Bank continued cutting interest rates until mid-2025 before holding them unchanged for the remainder of the year, while the Bank of Japan continued to raise interest rates in response to persistent inflation exacerbated by a weaker yen.

Among major economies, trade tensions and policy uncertainty tempered activity. The U.S. economy expanded by 2.1 per cent in 2025, slowing from 2.8 per cent growth in 2024, while Canada's economy increased by 1.9 per cent, following 2.0 per cent growth a year earlier, on an expenditure basis.

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Overseas, China's economy grew by 5.0 per cent, matching the previous year's growth, while Japan's economy expanded by 1.1 per cent after contracting by 0.2 per cent in 2024. Economic activity in the euro zone continued to gradually improve, with real GDP growth of 1.5 per cent in 2025, up from 0.9 per cent growth in the prior year.

Canada

Canada's economy moderated in 2025 amid unpredictable U.S. tariffs and easing global economic activity in the second half of the year. On a GDP by expenditure basis, Canadian real GDP growth edged down from 2.0 per cent in 2024 to 1.9 per cent in 2025, the slowest pace since 2020. Growth was led by household consumption, supported by lower interest rates and slowing inflation. Federal government spending and investment also made notable contributions to annual growth. Gains were partly offset by continued weakness in business investment in machinery and equipment, which declined for the third consecutive year. Meanwhile, both total exports and total imports contracted for the first time since 2020, reflecting ongoing trade disruptions.

Canada's labour market activity slowed in 2025, reflecting weak population growth, ongoing economic uncertainty, and tariff-related pressures on export-sensitive sectors. Total employment increased by 1.4 per cent (+298,200 jobs), following 1.9 per cent (+395,700 jobs) growth in 2024. Job gains were concentrated in the services sector (+282,600 jobs), while goods-producing industries saw a modest increase (+15,600 jobs). Overall, annual gains were led by health care and social assistance (+76,500 jobs); finance, insurance, real estate, rental and leasing (+65,500 jobs); and wholesale and retail trade (+54,500 jobs). In contrast, the largest declines were in other services, excluding public administration (-25,000 jobs); business, building and other support services (-18,100 jobs); and forestry, fishing, mining, quarrying, oil and gas (-15,000 jobs). Meanwhile, employment in manufacturing, a sector directly impacted by tariffs, only saw a modest decline in 2025 (-1,600 jobs), largely concentrated in Ontario. In 2025, the national unemployment rate averaged 6.8 per cent, up from 6.3 per cent in 2024, as labour force growth (+2.0 per cent) outpaced employment gains.

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National home sales activity was subdued in 2025 as support from lower interest rates was offset by elevated economic uncertainty and slower population growth. Annual MLS home sales declined by 2.6 per cent in 2025, following a 7.4 per cent increase in 2024. Weaker housing market conditions placed downward pressure on home prices last year. The national average home sale price declined by 1.5 per cent in 2025, following 0.7 per cent growth in 2024. On the construction side, Canadian housing starts improved despite persistent cost pressures. National housing starts increased by 5.6 per cent in 2025. Government support measures for rental construction helped boost activity, particularly in the early part of the year. By housing type, multiple-unit starts rose by 8.3 per cent, reflecting stronger demand for more affordable housing options, while single-unit starts declined by 4.1 per cent. In 2025, the value of residential building permits increased by 1.8 per cent, compared to 2024, while the number of permits for dwelling-units created declined by 3.3 per cent.

Consumer price inflation continued to ease last year despite upward pressure from tariffs. Headline inflation averaged 2.1 per cent in 2025, down from 2.4 per cent in 2024, reflecting easing service price inflation and lower prices for gasoline (-8.6 per cent), partly due to the removal of the consumer carbon tax. Despite slower shelter price inflation in 2025 compared with the previous year, price growth remained elevated at 3.1 per cent. Food prices increased 3.2 per cent, reflecting ongoing supply chain disruptions and the impact of Canadian counter-tariffs on U.S. goods. Meanwhile, nominal retail sales increased by 3.6 per cent in 2025, marking the strongest growth since 2022. Gains were broad-based, with all major categories rising except gasoline stations and fuel vendors (-4.0 per cent). Sales gains were led by motor vehicle and parts dealers (+4.0 per cent) and general merchandise retailers (+4.9 per cent), followed by food and beverage retailers (+2.8 per cent). In real terms (excluding price effects), total retail sales rose by 1.8 per cent in 2025.

In 2025, Canadian exports were affected by evolving trade disruptions. Export activity was stronger in the first quarter of 2025, as firms accelerated shipments ahead of expected U.S. tariffs. However, this momentum weakened in subsequent quarters. Overall, nominal merchandise exports edged down 0.2 per cent, following 1.5 per cent growth in 2024. Exports to the U.S., which accounted for 71.9 per cent of Canadian exports in 2025, fell by 5.4 per cent amid U.S. tariffs. This weakness was partly offset by increased exports to China (+14.8 per cent) and the European Union (+23.4 per cent). In terms of commodities, annual declines were concentrated in energy products (-3.7 per cent), basic and industrial chemical, plastic and rubber products (-11.0 per cent), forestry products and building and packaging materials (-9.1 per cent), and motor vehicles and parts (-4.4 per cent). These losses were partially offset by notable gains in metal and non-metallic mineral products (+12.6 per cent). Meanwhile, service exports grew by 3.8 per cent in 2025, led by increased exports of commercial services.

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United States

Economic growth in the U.S. slowed in 2025 as changes to trade and immigration policies, as well as a lengthy government shutdown late in the year, weighed on growth. Further, the imposition of tariffs skewed economic activity over the course of the year. Overall, U.S. real GDP increased by 2.1 per cent in 2025, down from 2.8 per cent growth in 2024. Consumer spending and business investment in machinery and equipment and intellectual property products supported the annual gain. Meanwhile, business investment in residential and non-residential structures fell last year following increases in 2024. Trade dynamics fluctuated during the year. Imports surged in early 2025 as businesses accelerated shipments ahead of higher tariffs but declined throughout the rest of the year. Net exports of goods and services increased by 1.6 per cent in 2025, down from 3.6 per cent growth in the previous year. Overall, U.S. economic growth moderated in 2025 amid evolving tariffs, while price pressures developed gradually over the year, with increased business costs generating some pass-through to consumer prices.

The U.S. labour market softened last year amid reduced immigration flow, which constrained labour supply, and slower economic momentum. Employment edged up 0.5 per cent in 2025, the weakest pace since 2020, while the unemployment rate rose to average 4.3 per cent, up from 4.0 per cent in 2024. The labour force participation rate decreased to 62.4 per cent in 2025 from 62.6 per cent in the prior year.

Subdued housing market activity continued in 2025, reflecting elevated mortgage rates, tariffs, and heightened economic uncertainty. U.S. housing starts declined by 0.6 per cent to 1.36 million units, extending a downward trend that began in 2022. By housing type, weakness remained concentrated in the single-unit segment, where starts declined by 6.9 per cent, while multi-unit starts increased by 17.4 per cent. Meanwhile, new and existing home sales were relatively flat in 2025, with the median price of new homes declining and the median price for existing homes edged up compared with 2024.

Asia

China's economic activity was mixed in 2025, with exports and industrial sectors outperforming domestic consumption and investment. Overall, China's real GDP grew by 5.0 per cent in 2025, matching the government's official target pace and unchanged from the previous year. Growth occurred despite underlying weaknesses, including soft domestic demand and a prolonged downturn in the property market. Exports played a central role, although momentum moderated toward the end of the year. Despite significantly lower exports to the U.S. in 2025, China exported more goods than it imported overall, with progress in diversifying toward non-U.S. markets, particularly the euro area and the Association of Southeast Asian Nations (a group of 11 countries also referred to as ASEAN). Meanwhile, industrial production in China remained robust last year, supported by strong global demand for high technology products.

Japan's economy showed resilience in 2025, growing by 1.1 per cent following a contraction of 0.2 per cent in 2024. Domestic demand was the main driver of growth, supported by business investment and a gradual strengthening in private consumption. Despite a temporary boost early in the year, weakening global demand and the impact of U.S. tariffs on key sectors such as automobile manufacturing weighed on Japan's export sector last year. After decades of near-zero inflation, price growth remained above the Bank of Japan's 2 per cent target in 2025. In response, Japan's central bank raised interest rates to 0.75 per cent by the end of 2025 to reach the highest level since August 1995.

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Part 1 - Economic Review

Europe

The euro zone economy expanded in 2025 despite challenges in the trade sector. Real GDP in the region increased by 1.5 per cent in 2025, up from 0.9 per cent growth in the previous year. Domestic demand was the main driver of growth as a strong labour market and rising real wages supported private consumption. Government spending also contributed to growth, including continued infrastructure investment and increased defence spending. Global demand for euro zone goods was subdued last year aside from a temporary boost in early 2025 as companies rushed to export goods before U.S. tariffs took effect. Regionally, economic performance varied across member countries. Spain's economy remained strong in 2025 growing by 2.8 per cent, supported in part by robust services activity. By comparison, France (+0.9 per cent) and Italy (+0.5 per cent) experienced moderate economic growth. Germany's economic output was nearly flat (+0.2 per cent), following two consecutive years of contraction, reflecting subdued industrial activity and weak external demand.

Financial Markets

Central banks faced significant challenges navigating the economic impacts of U.S. tariffs and ongoing supply chain disruptions in 2025. Monetary policy gradually eased in the latter half of the year as inflation pressures moderated and economic growth slowed. Overall, the Bank of Canada (BoC) reduced its policy rate by 100 basis points in 2025, compared with 75 basis points by the U.S. Federal Reserve (Fed), reflecting somewhat weaker economic conditions in Canada.

The BoC began 2025 with two consecutive interest rate cuts, lowering its policy rate from 3.25 per cent to 2.75 per cent. It then paused from April to August to assess the complex impacts of tariffs on the economy. Rate cuts resumed in September and October in response to weakening economic activity and easing inflation risks, bringing the policy rate down to 2.25 per cent. The BoC held the overnight rate steady at that level for the remainder of the year, citing moderate economic activity and a stable inflation outlook.

The Fed held its key interest rate in the range of 4.25 per cent to 4.50 per cent for most of 2025 amid elevated inflation, strong economic activity, and stable employment. Despite lingering price pressures, the Fed gradually lowered interest rates from September through December, citing easing economic activity and rising unemployment. These interest rate cuts brought the target range for the federal funds rate down to reach 3.50 per cent to 3.75 per cent by year-end.

Uncertainty around U.S. tariffs and shifting monetary policy led to notable exchange rate volatility last year. The Canadian dollar hit a five-year low in February 2025 before rising through June, reflecting a global depreciation of the U.S. dollar amid tariffs, policy uncertainty, and weaker growth prospects south of the border. The Canadian dollar weakened again in the second half of 2025, reflecting lower oil prices and a wider differential between Canadian and U.S. interest rates. The Canadian dollar regained some ground in late-2025 as the Fed resumed interest rate cuts. Overall, the value of the Canadian dollar depreciated to average 71.5 US cents in 2025, down from 73.0 US cents in 2024.

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Part 1 - Economic Review

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Part 1 - Economic Review

Historical Data Volatility

Individual economic variables have unique characteristics. An important characteristic from a budgeting and planning perspective is the historical data volatility of a variable. Typically, variables that are more volatile over history are more difficult to forecast than variables that are more stable. This topic box summarizes the volatility of historical data from 1981 to 2024. Economic variables were relatively more volatile in 2020 and 2021, reflecting the impact of the COVID-19 pandemic.

One of the most common measurements of data volatility is the standard deviation, which is frequently reported by agencies such as Statistics Canada and the Bank of Canada. Generally, the standard deviation of a variable measures how far the individual data points are from the average (mean) of all the data points in the series on an absolute basis (that is, without regard to whether each data point is above or below the average).

If a variable's data points are generally close to the average, then the standard deviation will be relatively low (meaning that the variable is more stable). An example of a relatively stable variable is presented in Chart 1, which shows that the annual growth rate of B.C.'s population has been stable until recent years, following substantial changes to federal immigration policies.

Conversely, if a variable's data points are generally spread out from the average, then the variable will have a relatively high standard deviation (meaning that the variable is more volatile). The annual growth rate of the natural gas price in Chart 2 is an example of a volatile variable.

The standard deviations and averages of selected key economic variables' growth rates over different time periods are presented in Table 1. For instance, B.C. real GDP growth had a standard deviation of 2.7 percentage points and an average of 2.8 per cent from 2015 to 2024. This means that growth rates between 0.1 and 5.5 per cent are within one standard deviation of the average annual real GDP growth rate of 2.8 per cent over this period.

Standard deviations can vary widely across indicators and time. Variables for commodity prices (e.g. natural gas and lumber), residential home sales and net operating surplus of corporations were volatile from 2015 to 2024, while variables such as population and the consumer price index were more stable (see Chart 3). Over time, some variables like the price of natural gas have become more volatile, while other variables like household income have become more stable (see Table 1).

The Ministry of Finance accounts for some of the uncertainty associated with data volatility by incorporating prudence in the Province's budget and fiscal plan.

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Table 1 - Data Volatility

Standard deviations and averages of growth rates of selected B.C. economic variables and prices

All figures are based on the annual per cent change of calendar year data[1]	1982-2024		2005-2024		2015-2024
	Average[2]	Standard Deviation	Average[2]	Standard Deviation	Average[2]	Standard Deviation
	(%)	(percentage points)	(%)	(percentage points)	(%)	(percentage points)
Real GDP	2.6	2.5	2.7	2.4	2.8	2.7
Nominal GDP	5.4	3.5	5.0	4.2	5.9	4.8
Nominal consumption	5.6	2.5	5.0	3.0	5.4	3.9
Nominal business investment	5.3	9.1	6.1	7.6	6.3	7.2
Nominal residential home sales	11.0	23.8	7.6	23.7	7.7	28.5
Nominal household income	5.4	2.5	5.3	2.4	6.1	1.8
Nominal compensation of employees	5.1	2.9	5.1	3.3	6.2	3.5
Nominal net operating surplus of corporations	10.0	30.1	4.1	18.3	5.0	20.7
Consumer price index	2.6	2.0	2.0	1.5	2.7	1.7
Exchange rate	-0.2	5.3	-0.1	5.9	-2.0	5.2
Copper price	6.2	23.9	8.7	26.8	4.6	20.7
Natural gas price	6.6	42.4	2.2	52.1	2.8	65.5
Pulp price	3.3	20.9	3.8	19.1	2.6	21.9
SPF 2x4 price	4.5	23.6	3.8	27.6	7.1	34.5
Housing starts	3.0	22.7	4.2	22.3	5.9	15.3
Population	1.6	0.8	1.6	0.6	1.9	0.7

1 Calendar and fiscal year data yield similar data volatility results

2 Measured as the mean

Sources: Statistics Canada; Haver Analytics; Ministry of Energy and Climate Solutions; Ministry of Mining and Critical Minerals; Ministry of Forests; Canadian Real Estate Association; Canada Mortgage and Housing Corporation; Ministry of Finance calculations

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Part 2

Financial Review

2026 Financial and Economic Review

Part 2 - Financial Review

2025/26 Overview

Table 2.1 2025/26 Fiscal Summary

		2025/26		Actual
($ millions)	Budget	Actual	Variance	2024/25 [1]
Revenue	84,003	86,871	2,868	84,046
Expense	(94,915)	(94,571)	344	(91,393)
Deficit	(10,912)	(7,700)	3,212	(7,347)
Capital spending:
Taxpayer-supported capital spending	15,374	11,356	(4,018)	10,379
Self-supported capital spending	4,828	4,319	(509)	4,402
Total capital spending	20,202	15,675	(4,527)	14,781
Provincial Debt:
Taxpayer-supported debt	118,719	117,440	(1,279)	99,089
Self-supported debt	37,913	37,355	(558)	34,788
Total debt	156,632	154,795	(1,837)	133,877
Key debt affordability metrics:
Taxpayer-supported debt-to-GDP ratio	26.7%	26.3%	-0.4%	23.1%
Interest bite (cents per dollar of revenue)	4.9	4.7	-0.2	4.1

1 Figures have been restated to reflect government accounting policies in effect at March 31, 2026, and the impact of Statistics Canada's historical data revisions of economic growth.

The provincial government ended the 2025/26 fiscal year with a deficit of $7.7 billion, $3.2 billion lower than Budget 2025. (See Table 2.5 for detailed quarterly changes to the forecast.)

Revenue totalled $86.9 billion in 2025/26, $2.9 billion higher than the Budget 2025 projection. Higher revenues were recorded from the tobacco settlement, income tax revenue, investment earnings, miscellaneous sources and commercial Crown corporations' net incomes, partly offset by the elimination of the consumer carbon tax, lower natural resources revenues and federal government transfers. (See Revenue section for further details.)

Total government expenses of $94.6 billion were $344 million lower than Budget 2025 due mainly to the cessation of the Climate Action Tax Credit (following the cancellation of the provincial consumer carbon tax effective April 1, 2025), lower net spending by service delivery agencies, and additional savings from unused Contingencies Vote allocations and lower ministry spending; partly offset by fire and emergency management costs, and higher spending funded by increased recoveries from external parties.

(See Expense section for further details.)

Taxpayer-supported capital spending on hospitals, schools, post-secondary institutions, transportation infrastructure, social housing and other projects totalled $11.4 billion, $4.0 billion less than Budget 2025 due to changes in the timing of projects across the sectors.

Self-supported capital spending of $4.3 billion was $509 million lower than budget mainly in power generation and transmission projects. (See Capital section for further details.)

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Taxpayer-supported debt ended the year at $117.4 billion, which is $1.3 billion lower than forecast in Budget 2025. This decrease was mainly due to the lower operating deficit, lower capital spending partly offset by impacts of a higher opening debt and cash balance, from pre‑funding financial requirements and other working capital changes. Self‑supported debt was $37.4 billion, $558 million lower than budget mainly due to lower capital spending. (See Provincial Debt section for further details.)

Financial information in this publication, including this chapter and Appendix 2, is sourced from the government's 2025/26 Public Accounts.

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Part 2 - Financial Review

Revenue

Revenue totalled $86.9 billion in 2025/26, $2.9 billion higher than the Budget 2025 projection and up 3.4 per cent from 2024/25. Compared to budget, higher revenues were due to the tobacco settlement, and in other revenue and commercial Crown corporations' net incomes, partly offset by lower revenue from taxation, natural resources revenues and federal government transfers.

Changes of the major revenue components from Budget 2025 are outlined as follows:

Income Tax Revenue

Personal income tax revenue was up $1,650 million from budget. This is due to a $985 million increase relating to the prior year, mainly due to stronger final 2024 tax assessments, reflecting stronger incomes from middle to higher income earning individuals. The remaining $665 million increase mainly reflects stronger financial markets activity in 2025, and partial impacts of Budget 2026 provincial tax measures.

Table 2.2.1 Personal Income Tax Revenue Changes from Budget 2025

	Revenue				Public	Public
	changes	Indicators		Budget	Accounts	Accounts
	($ millions)	(annual percent change)		2025	2024/25	2025/26

Carry-forward impacts reflecting		Household
stronger incomes from middle to higher		income	2024	6.8%	6.8%	7.3%
income earning individuals	665		2025	4.1%	4.1%	3.4%	[1]
			2026	4.0%	4.0%	3.4%	[1]
Prior year adjustment - mainly stronger
2024 tax returns compared to what was		B.C.
recorded in 2024/25 Public Accounts	985	taxable income	2024	7.4%	7.4%	7.3%
	1,650		2025	3.2%	3.2%	2.3%
			2026	3.9%	3.9%	3.1%
		[1] Budget 2026 forecast

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Corporate income tax revenue was up $1,748 million mainly due to higher final settlement payments relating to the prior year (2024) and higher 2025 instalment payments from the federal government. The prior year's final settlement payment relating to the 2024 tax year resulted in a $1,003 million increase. This increase is due to stronger than expected final 2024 taxes assessed resulting in an increase in B.C. taxes of 3.6 per cent in 2024. In addition, there was also an increase of $745 million in instalments, mainly reflecting a higher B.C. payment share as well as a higher expected national corporate tax base.

Table 2.2.2 Corporate Income Tax Revenue Changes from Budget 2025

	Revenue			Public
	changes		Budget	Accounts
	($ millions)	Indicators ($ billions)	2025	2025/26
Prior years' settlement payment
relating to 2024 tax year	1,003	BC payment share	12.49%	12.91%
Advance instalments (2025/26)	745	2025 national corporate tax base	571.6	593.6
	1,748	2024 national corporate tax base	553.7	591.5
		2024 B.C. corporate tax base	69.2	77.3

Other Tax Revenue

Consumption taxes were $2,979 million lower than budget.

Sales tax revenues were down $125 million from budget mainly reflecting lower nominal consumer expenditure on services and business investment as well as higher refunds.

Carbon tax revenue was down $2,795 million from budget due to the elimination of consumer carbon tax effective April 1, 2025.

Table 2.2.3 Consumption Tax Revenue Changes from Budget 2025

	Revenue			Public
	changes	Indicators	Budget	Accounts [1]
	($ millions)	(annual percent change for the 2025 calendar year)	2025	2025/26
		Nominal consumer expenditures:
		Goods	2.8%	5.7%
		Services	5.0%	4.8%
Carbon	(2,795)	Nominal business investment	5.1%	3.4%
Tobacco	(144)
Provincial sales	(125)	Consumer price index	2.2%	2.1%
Fuel	85	Real GDP	1.8%	1.5%
	(2,979)	Nominal GDP	4.3%	4.1%
		Retail sales	2.6%	6.4%
		[1] Budget 2026 forecast for most variables, except retail sales and consumer price index which are actuals.

Tobacco tax revenue was down $144 million from budget reflecting a decline in consumption volumes.

Fuel tax revenue was up $85 million from budget mainly due to higher gasoline and diesel fuel sales volumes. Higher volumes are also due to the impacts of the removal of the consumer carbon tax.

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Part 2 - Financial Review

Property tax revenue was $5 million lower than budget due to lower revenues from residential school property taxes offset by higher business school property and rural property taxes. Speculation and vacancy tax revenue of $99 million in 2025/26 was $3 million lower than the budget estimate, based on declarations by property owners for 2025 and includes the partial impact of measures announced in Budget 2025.

Table 2.2.4 Property Tax Revenue Changes from Budget 2025

Revenue changes ($ millions)
Residential school tax	(60)
Non-residential school tax	43
Speculation and vacancy tax	(3)
Other	15
Total changes	(5)

Property transfer tax revenue was $566 million lower than budget due to lower than expected residential sales values, reflecting reduced home sales activity as well as lower net in-migration.

Employer health tax revenue was $125 million lower than budget mainly due to decreases in employer payrolls, reflecting lower wages and salaries growth.

Insurance premium tax revenue was $86 million higher than budget mainly due to higher activity and premiums reflecting increased assessments of risks including climate change, inflationary increases and increased prior year taxable premiums.

Table 2.2.5 Other Tax Revenue Changes from Budget 2025

	Revenue			2025/26
	changes	Indicators	Budget	Public
	($ millions)	(annual percent change for the 2025 calendar year)	2025	Accounts [1]
Employer health	(125)	Compensation of employees	4.5%	2.6%
Insurance premium	86
	(39)
		[1] Budget 2026 forecast.

Natural Resources Revenue

Total natural resource revenues in 2025/26 were $500 million below the budget estimates.

Natural gas royalties were $67 million lower than budget mainly due to lower prices for natural gas and other by-products, reflecting higher than average storage inventories in North America. These declines are partially offset by decreased utilization of infrastructure program credits. In 2025/26, natural gas prices averaged $0.99 ($Cdn/ gigajoule, plant inlet), a 23.8 per cent decrease from the Budget 2025 assumption. Payments of $133 million were made through the Ministry of Indigenous Relations and Reconciliation (MIRR) to First Nations in support of natural gas royalties revenue sharing agreements.

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Table 2.2.6 Energy and Mineral Revenue Changes from Budget 2025

	Revenue
	changes		Budget	Actual
	($ millions)	Indicators	2025	2025/26
Natural gas royalties	(67)	Natural gas price ($Cdn/GJ, plant inlet)	$1.30	$0.99
		Natural gas production (annual change)	4.0%	4.7%
		Pentane price ($C/bbl)	$88.79	$79.06
		Condensates price ($C/bbl)	$83.19	$75.48

Coal, metals and other minerals	(296)	Metallurgical coal price ($US/tonne)	$218	$199
		Copper price ($US/lb)	$4.32	$4.89

Electricity sales under the Columbia River Treaty	(46)	Electricity price ($US/Mwh)	$69.38	$58.45

		Oil price ($US/bbl)	$70.78	$65.50
Petroleum royalties	1

Fees and levies collected by the BC Energy Regulator
	27

Bonus bids and Crown land drilling licences and leases
	30

	(351)

Coal, metals and other minerals revenue was $296 million lower than budget mainly due to higher mining and capital costs as well as lower metallurgical coal prices attributable to a global excess coal supply and weak global demand for high-quality coal raw material. This decrease is partially offset by higher copper and other metal prices. Metallurgical coal prices averaged $199 (US/tonne) in 2025/26, down 8.7 per cent from the budget assumption. Copper prices were $4.89 (US/lb) in 2025/26, up 13.2 per cent from the budget assumption. Payments of $54 million were made through MIRR to First Nations in support of coal, metals and other minerals revenue sharing and other agreements.

Revenue from electricity sales under the Columbia River Treaty was $46 million lower than budget mainly due to lower Mid C electricity prices, which averaged

$58.45 ($US per mega-watt hour), down 15.7 per cent from the budget assumption ($69.38). Lower average Mid C electricity prices reflect mild weather, moderate natural gas prices and growth in wind and solar generation. Payments of $32 million were made through MIRR to First Nations in support of electricity sales under the Columbia River Treaty revenue sharing and other agreements.

Revenue from other energy sources was $58 million higher than budget mainly due to higher fees and levies collected by the BC Energy Regulator and higher cash auction sales of Crown land leases.

Forests revenue was $121 million lower than budget mainly due to lower than expected stumpage revenues, reflecting regular updates to the market pricing system and decreased average stumpage rates, partly offset by increased lumber prices and harvest volumes. Logging tax revenues were also lower. Total Crown harvest volumes for 2025/26 were 31.6 million cubic metres, 5.3 per cent higher than the budget assumption (30.0 million cubic metres). Lumber prices for spruce, pine and fir (SPF) 2x4 averaged $467 ($US/1000 bf) in 2025, 6.1 per cent higher than the budget assumption ($440). Payments of $114 million were made through MIRR to First Nations in support of Forest Consultation and Revenue Sharing Agreements.

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Part 2 - Financial Review

Table 2.2.7 Forest Revenue Changes from Budget 2025

	Revenue
	changes		Budget	Actual
	($ millions)	Indicators	2025	2025/26
Stumpage from timber tenures	(66)	SPF 2x4
		($US/1000 bf, 2025 calendar year)	$440	$467
BC Timber Sales	(34)	Total stumpage rate ($/m3 )	$18.20	$13.83
Logging Tax	(11)	Harvest volumes (million m3)	30.0	31.6
Recoveries relating to revenue sharingpayments to First Nations	(9)
Other receipts	(1)
	(121)

Other natural resource revenues, comprised of revenue from water rentals and hunting and fishing licenses, were $28 million lower than budget mainly due to decreased water rentals collected under the Water Sustainability Act, reflecting lower actual 2024 generation and reduced inflows to reservoirs due to lower precipitation and snowpack, resulting in reduced power generation by BC Hydro and independent power producers.

Other Taxpayer-Supported Sources

Revenue from fees, investment earnings and other miscellaneous sources totalled $15.7 billion, up $3.7 billion from budget.

Fee revenues totalled $5.3 billion, up $66 million from budget mainly due to higher fees collected by health authorities, partly offset by lower revenues from post-secondary institutions, K-12 school districts and recoveries related to nominal rent tenures.

Investment earnings were $2.0 billion, up $203 million from budget due in part to higher cash balances held by government to meet liquidity requirements, as well as higher investment returns from post-secondary institutions and health authorities.

Table 2.2.8 Other Revenue Changes from Budget 2025

Revenue changes
	($ millions)
Fees	66	Mainly higher revenues from health authorities and other fees offset by lower revenues from post-secondary institutions, K-12 school districts and recoveries related to nominal rent tenures

Investment earnings	203	Mainly higher cash balances and investment returns from post-secondary institutions and health authorities, partly offset by lower recoveries through the fiscal agency loan program

Tobacco settlement	2,561	One-time gain due to tobacco settlement

Miscellaneous sources	839	Higher revenues in taxpayer-supported SUCH sector agencies, higher PharmaCare and other vote recoveries

	3,669

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Miscellaneous revenue totalled $8.4 billion, up $3.4 billion from budget mainly due to a one-time $2.6 billion gain to the tobacco settlement. The Province was a claimant in the Canada-wide legal action against three tobacco manufacturers to recover costs of treating tobacco related diseases. The Ontario Superior Court of Justice approved the proposed Plans of Compromise and Arrangement, subject to a set of conditions, in March 2025. Remaining higher revenue relates to recoveries under the PharmaCare program and revenue collected by taxpayer-supported Crowns and the SUCH1 sector.

Table 2.2.9 Federal Government Transfer Changes from Budget 2025

	Revenue changes ($ millions)
B.C. health and social transfers revenue	(86)	Mainly lower than assumed B.C. share of the national population

Disaster Financial Assistance Arrangements	(598)	Mainly lower funding in support of Disaster Financial Assistance Arrangements (DFAA) reflecting refined costs and DFAA events reprofiled to future years

Vote recoveries	(28)	Mainly lower health care funding and public transit funding

SUCH sector	10	Higher transfers to taxpayer-supported SUCH sector agencies, mainly K-12 school districts

Crown corporations and agencies	(22)	Lower transfers to taxpayer-supported Crown entities mainly, BC Housing Management Commission

Other receipts	(20)	Mainly lower transfers relating to Labour Market Agreement for Persons with Disabilities and production insurance

	(744)

Federal Government Transfers

Contributions from the federal government totalled $14.5 billion, $744 million below budget.

Canada Health Transfer and Canada Social Transfer entitlements were down $86 million mainly due to lower than assumed B.C. share of the national population (13.68 per cent compared to 13.75 per cent forecast at budget).

Other federal government contributions were down $658 million from budget.

The decrease mainly reflects $598 million in lower transfers under the Disaster Financial Assistance Arrangements (DFAA). The decrease in DFAA revenue reflects refined cost estimates and delays in timing of eligible spending to future years. Lower recoveries of $28 million, compared to budget, resulted from reduced spending in health programs and public transit in Ministries. Other ministry receipts of federal contributions are $20 million lower mainly due to decreased funding for production insurance program and changes to accounting treatment applied to transfers in support of the Labour Market Agreement for Persons with Disabilities. SUCH sector entities (mainly K-12 schools) received $10 million more in federal contributions. Contributions received by taxpayer-supported Crown corporations were down $22 million (mainly BC Housing).

_____________________________________

1 SUCH: School districts, universities, colleges and institutes, and health organizations.

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Part 2 - Financial Review

Commercial Crown Corporations

The net income of commercial Crown corporations (government business enterprises) totalled $4.7 billion in 2025/26, $677 million higher than Budget 2025, and

$102 million lower than 2024/25. The variance from budget in overall earnings is mainly due to an improvement in the operating results of Insurance Corporation of British Columbia (ICBC).

British Columbia Hydro and Power Authority

BC Hydro's net income was $721 million, $9 million higher than the forecast in Budget 2025 primarily due to various changes in revenue and expense.

Many variances, including those related to revenues, cost of energy, amortization, finance charges and others are deferred to regulatory accounts, as approved by the British Columbia Utilities Commission, and do not directly impact net income.

British Columbia Liquor Distribution Branch

BC Liquor Distribution Branch's net income of $1.0 billion was $22 million lower than the forecast in Budget 2025 and $89 million lower than 2024/25 due to lower sales volumes over the year.

British Columbia Lottery Corporation

BC Lottery Corporation's net income of $1.3 billion2 was $29 million lower than the prior year and $13 million lower than Budget 2025. The decrease in net income was primarily due to lower revenues earned from lottery and casino tables partly offset by savings from cost containment measures.

_____________________________________

2 Net of payments to the federal government and payments to the BC First Nations Gaming Revenue Sharing Limited Partnership in accordance with section 14.3 of the Gaming Control Act (B.C.).

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Insurance Corporation of British Columbia

The Insurance Corporation of British Columbia's reported net income was approximately $1.5 billion, compared to the $800 million net income projected in Budget 2025, and $133 million lower than the previous year. The improvement over budget was mainly driven by lower costs from both Enhanced Accident Benefit claims and Material Damage claims.

More information about commercial Crown corporations' financial results and performance measures is provided in each corporation's Annual Service Plan Report available at its respective website.

2026 Financial and Economic Review	| 33

Part 2 - Financial Review

Table 2.3 Revenue by Source

	Budget	Actual	Actual
($ millions)	2025	2025/26	2024/25
Taxation
Personal income	17,751	19,401	17,026
Corporate income	6,209	7,957	8,262
Employer health	3,147	3,022	3,056
Sales [1]	10,961	10,836	10,363
Fuel	950	1,035	979
Carbon	3,046	251	2,606
Tobacco	450	306	412
Property	4,025	4,020	3,837
Property transfer	2,247	1,681	2,005
Insurance premium	913	956	900
	49,699	49,465	49,446
Natural resources
Natural gas royalties	920	853	672
Forests	639	518	514
Other natural resources [2]	1,438	1,126	1,230
	2,997	2,497	2,416
Other revenue
Post-secondary education fees	2,733	2,715	2,911
Other fees and licences [3]	2,539	2,623	2,557
Investment earnings	1,815	2,018	2,159
Miscellaneous [4]	4,932	5,771	5,460
Tobacco Settlement	-	2,561	-
	12,019	15,688	13,087
Contributions from the federal government
Health and social transfers	9,911	9,825	9,542
Other federal contributions [5]	5,366	4,708	4,765
	15,277	14,533	14,307

Commercial Crown corporation net income
BC Hydro	712	721	587
Liquor Distribution Branch	1,027	1,005	1,094
BC Lottery Corporation [6]	1,279	1,266	1,295
ICBC [7]	800	1,520	1,653
Other [8]	193	176	161
	4,011	4,688	4,790
Total revenue	84,003	86,871	84,046

1 Includes provincial sales tax and HST/PST housing transition tax related to prior years.

2 Columbia River Treaty, Crown land tenures, other energy and minerals, water rental and other resources.

3 Healthcare-related, motor vehicle, and other fees.

4 Includes reimbursements for health care and other services provided to external agencies, and other recoveries.

5 Includes contributions for health, education, community development, housing and social service programs, and transportation projects.

6 Net of payments to the federal government and payments to the BC First Nations Gaming Revenue Sharing Limited Partnership in accordance with section 14.3 of the Gaming Control Act (B.C.).

7 Does not include non-controlling interest.

8 Includes Columbia Power Corporation, BC Railway Company, Columbia Basin power projects, and post-secondary institutions' self-supported subsidiaries.

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Part 2 - Financial Review

Table 2.4 Expense by Ministry, Program and Agency

		Contin-	Statutory	Total
	Budget	gencies	author-	author-	Actual	Actual
($ millions)	2025 [1]	allocation	ization [2]	izations	2025/26	2024/25 [1]
Office of the Premier	18	-	-	18	15	15
Agriculture and Food	152	17	-	169	163	346
Attorney General	874	185	23	1,082	1,082	888
Children and Family Development	2,408	188	-	2,596	2,596	2,395
Citizens' Services	1,130	156	-	1,286	1,286	1,181
Education and Child Care	9,777	296	3	10,076	10,076	9,745
Emergency Management and Climate Readiness	117	-	228	345	341	428
Energy and Climate Solutions	108	137	-	245	243	554
Environment and Parks	215	51	11	277	275	266
Finance	1,491	26	166	1,683	1,646	2,653
Forests	900	59	406	1,365	1,310	1,437
Health	35,021	1,295	-	36,316	36,316	33,521
Housing and Municipal Affairs	1,535	141	-	1,676	1,676	1,618
Indigenous Relations and Reconciliation	186	160	-	346	345	297
Infrastructure	55	-	-	55	49	52
Jobs and Economic Growth	87	61	-	148	147	184
Labour	24	-	-	24	23	39
Mining and Critical Minerals	58	84	14	156	156	67
Post-Secondary Education and Future Skills	3,511	188	-	3,699	3,699	3,515
Public Safety and Solicitor General	1,108	181	-	1,289	1,287	1,141
Social Development and Poverty Reduction	5,709	25	-	5,734	5,734	5,138
Tourism, Arts, Culture and Sport	191	-	-	191	190	229
Transportation and Transit	1,179	-	-	1,179	1,143	1,452
Water, Land and Resource Stewardship	203	151	-	354	354	335
Total ministries and Office of the Premier	66,057	3,401	851	70,309	70,152	67,496
Management of public funds and debt	2,762	-	96	2,858	2,858	2,343
Contingencies Vote	4,000	(3,418)	-	582	1	1
Funding for capital expenditures	7,259	-	-	7,259	5,014	4,438
Refundable tax credit transfers	3,408	-	-	3,408	2,691	3,047
Legislative Assembly and other appropriations	243	17	-	260	242	299
Total appropriations	83,729	-	947	84,676	80,958	77,624
Elimination of transactions between appropriations [3]	(24)	-	-	(24)	(23)	(29)
Prior year liability adjustments	-	-	-	-	(109)	(226)
Consolidated revenue fund expense	83,705	-	947	84,652	80,826	77,369
Expenses recovered from external entities	6,221	-	-	6,221	6,914	6,762
Funding provided to service delivery agencies	(52,755)	-	-	(52,755)	(51,554)	(48,523)
Total direct program spending	37,171	-	947	38,118	36,186	35,608
Service delivery agency expense
School districts	9,361	-	-	9,361	9,500	9,269
Universities	7,333	-	-	7,333	7,232	6,978
Colleges and institutes	1,849	-	-	1,849	1,876	1,911
Health authorities and hospital societies	30,509	-	-	30,509	30,875	29,123
Other service delivery agencies	8,992	-	-	8,992	8,902	8,504
Total service delivery agency expense	58,044	-	-	58,044	58,385	55,785
Subtotal expense	95,215	-	947	96,162	94,571	91,393
Expenditure management [4]	(300)	-	-	-	-	-
Total expense	94,915	-	947	96,162	94,571	91,393

1 Figures have been restated to reflect government's organization and accounting policies in effect at March 31, 2026.

2 Statutory authorizations are appropriations permitted by an Act other than a Supply Act.

3 Reflects payments made under an agreement where an expense from a voted appropriation is recorded as revenue by a special account (Housing Endowment Fund and British Columbia Training and Education Savings Program).

4 Savings in 2025/26 through government's expenditure management and efficiency review are now reflected in individual ministry total spending and also form part of the unused Contingencies vote allocation. Additional details can be found in the topic box on page 41.

2026 Financial and Economic Review	| 35

Part 2 - Financial Review

Table 2.5 2025/26 Operating Results by Quarter

	($ millions)
2025/26 deficit at Budget 2025 (March 4, 2025)	(10,912)				(10,912)
2025/26 deficit at the First Quarterly Report (September 15, 2025)		(11,577)
2025/26 deficit at the Second Quarterly Report (November 27, 2025)			(11,187)
2025/26 deficit at the Third Quarterly Report (February 17, 2026)				(9,614)
	Q1	Q2	Q3	Q4	Total
	Update	Update	Update	Update	Changes
Revenue changes [1]:
Personal income tax - reflecting stronger 2024 tax assessments, higher household income and inclusion of federal and provincial tax measures	(65)	816	684	215	1,650
Corporate income tax - increase in advance installments resulting from federal government updates to corporate tax base as well as higher prior-year settlement payment, mainly reflecting 2024 tax assessment results, partly offset by the impacts of federal tax measures	411	565	772	-	1,748
Provincial sales tax - mainly weaker collections	(174)	(100)	-	149	(125)
Property transfer tax - reflecting lower than expected year-to-date sales results	(247)	(150)	(100)	(69)	(566)
Carbon tax - mainly the elimination of consumer carbon tax effective April 1, 2025	(2,821)	-	37	(11)	(2,795)
Fuel tax - mainly reflecting higher sales volume of gasoline and diesel fuel types	64	-	-	21	85
Employer health tax - reflecting impacts of 2024/25 results and a lower wages and salaries growth	(29)	(18)	(25)	(53)	(125)
Other taxation sources - lower tobacco tax revenue, mainly reflecting lower year-to-date collections and 2024/25 results, partially offset by higher insurance premium tax revenue	19	(61)	(53)	(11)	(106)
Natural gas royalties - changes in prices and volumes as well as natural gas liquids royalties, partially offset by changes in utilization of royalty and infrastructure programs and credits	(60)	(6)	88	(89)	(67)
Mining - changes in coal, copper and gold prices, higher mining costs and lower coal production	(145)	(121)	(36)	6	(296)
Electricity sales under the Columbia River Treaty - changes in Mid-C electricity prices	17	(34)	(23)	(6)	(46)
Forests - mainly lower stumpage rates, rising costs and changes to Crown harvest volumes	(68)	(43)	(23)	13	(121)
Other natural resources - mainly changes to bonus bids cash sales, petroleum royalties and levies collected by the BC Energy Regulator, partly offset by lower water rentals revenue	31	(20)	1	18	30
Fees, licences, investment earnings and miscellaneous revenue:
Investment earnings - mainly improved earnings from taxpayer-supported entities partly offset by lower interest recoveries related to the Fiscal Agency Loan program	(7)	(51)	66	195	203
Tobacco settlement - estimated net revenue	2,725	-	-	(164)	2,561
Other sources - mainly changes in revenue from fees and other miscellaneous sources	(13)	(2)	41	879	905
Canada health and social transfers - mainly changes in B.C. share of the national population	9	(98)	-	3	(86)
Other federal government transfers - mainly delayed funding in support of Disaster Financial Assistance Arrangements and delayed recoveries relating to health and public transit	(366)	(66)	(146)	(80)	(658)
Commercial Crown corporation net income - mainly ICBC	(20)	(99)	23	773	677
Total revenue changes	(739)	512	1,306	1,789	2,868

Less : expense increases (decreases) [1]:
Consolidated Revenue Fund changes:	-	-	-	(582)	(582)
Unused Contingencies spending allocation [2]
Ministry and Legislative Assembly savings[2]	-	-	-	(176)	(176)
Expenditure management target [2]	-	-	(100)	400	300
Statutory spending:
Fire management costs	613	(126)	(60)	(20)	407
Emergency and Disaster Management Act (EDMA)	-	-	326	(98)	228
Financial Administration Act	-	-	-	108	108
Other statutory spending	19	53	-	36	108
Refundable tax credits - elimination of the climate action tax credit and lower other tax credits	(740)	181	(229)	71	(717)
Other expense changes - mainly higher interest costs	141	(1)	(45)	(104)	(9)
Spending funded by third party recoveries	(80)	(98)	(5)	876	693
Changes in spending profile of service delivery agencies:
School districts	46	(8)	124	(23)	139
Universities	(144)	83	(71)	31	(101)
Colleges and institutes	(18)	25	(3)	23	27
Health authorities and hospital societies	139	(135)	92	270	366
Other service delivery agencies 3	(3)	87	(113)	(61)	(90)
(Increase) decrease in operating transfers to service delivery agencies - accounting elimination	(47)	61	(183)	(876)	(1,045)
Total expense changes	(74)	122	(267)	(125)	(344)
Total changes	(665)	390	1,573	1,914	3,212
2025/26 deficit at the First Quarterly Report	(11,577)
2025/26 deficit at the Second Quarterly Report		(11,187)
2025/26 deficit at the Third Quarterly Report			(9,614)
2025/26 deficit at the Public Accounts				(7,700)	(7,700)

1 Detailed descriptions of changes are provided in the revenue and expense sections of this report.

2 Government achieved total savings of $758 million in 2025/26 through unused Contingencies Vote allocations and Ministry and Legislative Assembly savings. This includes approximately $467 million through government's expenditure management and efficiency review. Additional details can be found on page 41.
An adjustment is made on this table for the expenditure management target amount as the savings are now reflected in Unused Contingencies spending allocation and Ministry and Legislative Assembly savings amounts.

3 Includes BC Transportation Financing Authority, BC Transit, BC Housing Management Commission, Community Living BC, and other entities.

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Part 2 - Financial Review

Expense

In 2025/26, government expenses totalled $94.6 billion, $344 million lower than Budget 2025 and $3.2 billion (3.5 per cent) higher than the previous year.

Consolidated Revenue Fund Spending

Statutory spending by the government during the year totalled $947 million in the following areas:

• $407 million in wildfire costs over the voted appropriation, for a total spending on fire management of $645 million (Ministry of Forests);

• $228 million mainly for prior year wildfires and flooding events (Ministry of Emergency Management and Climate Readiness);

• $108 million for expenses under the Financial Administration Act, including signed agreements under the Balanced Measures Mandate (Ministry of Finance);

• $37 million for a higher actuarial adjustment under the Insurance Risk Management Account;

• $97 million for increased debt servicing costs; and

• $70 million in other areas.

Other CRF spending was $1.3 billion lower than Budget 2025 due to the elimination of the Climate Action Act Credit and lower other refundable tax credits ($717 million), additional savings through the unused Contingencies Vote allocation and lower ministry spending ($458 million), and other expense changes ($105 million), mainly prior period adjustments.

2026 Financial and Economic Review	| 37

Part 2 - Financial Review

Contingencies

Government uses the Contingencies Vote to fund new programs, priority initiatives, unanticipated events and manage budget pressures. Budget 2025 included a Contingencies Vote of $4.0 billion of which $3.4 billion was spent on the following:

• $896 million to fund wage increases under the government's public sector bargaining Balanced Measures Mandate (various ministries);

• $765 million to support access to healthcare and clinical services as part of the primary care strategy. This funding also supported various mental health and addictions initiatives including treatment and recovery programs, community based supports and the In Vitro Fertilization pilot program (Ministry of Health);

• $179 million mainly to fund increased enrolment in K-12 schools (Ministry of Education and Child Care);

• $173 million to fund various public safety and security-costs related to the FIFA World Cup 2026 event, BC Corrections recruitment and retention, repeat violent offenders initiative, and other core policing services (Ministry of Public Safety and Solicitor General);

• $160 million for various treaty and non-treaty agreements with First Nations (Ministry of Indigenous Relations and Reconciliation);

• $154 million for the tobacco settlement legal costs and various programs such as the Repeat Violent Offending Intervention Initiative (Ministry of the Attorney General);

• $151 million to fund various land and natural resource management initiatives including Blueberry River Restoration Society, BC Salmon Restoration and Innovation Fund, and to increase funding for future projected liabilities for contaminated Crown land (Ministry of Water, Land and Resource Stewardship);

• $138 million to fund Children in Care and alternatives to care, Children and Youth with Support Needs, and supports for youth formerly in care (Ministry of Children and Family Development);

• $137 million mainly for various CleanBC initiatives, including the CleanBC Clean Industry Fund, transition of carbon pricing to an Output-based Pricing Model, and funding for Treaty 8 restoration initiatives (Ministry of Energy and Climate Solutions);

• $122 million for costs related to the Investing in Canada Infrastructure Program and attainable and affordable housing initiatives (Ministry of Housing and Municipal Affairs);

• $84 million for the Taseko Standstill Agreement (Ministry of Mining and Critical Minerals);

• $65 million to fund various economic development initiatives including the BC Manufacturing Jobs Fund, the Integrated Marketplace, Stronger BC Investment Framework, and the provincial InBC Investment Corporation (Ministry of Jobs and Economic Growth);

• $56 million mainly to support reforestation under the Forest Investment and FireSmart Community Funding and Supports programs (Ministry of Forests);

• $52 million to fund initiatives related to the Future Ready Action Plan (Ministry of Post-Secondary Education and Future Skills);

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• $51 million to fund the stabilization of the Neucel Pulp Mill site, support BC Parks operations and recreation sites and trails maintenance and repairs, and various other programs (Ministry of Environment and Parks); and

• $235 million to fund various other operating pressures and initiatives such as information management/technology enterprise services, cyber security, digital storage, the Agricultural and Income Stabilization Trust and the temporary income assistance caseload.

Spending Recovered from External Parties

Spending recovered from external parties relates to program spending funded or co-funded by parties outside of government. Cost-recovered spending was $693 million higher than Budget 2025 due to:

• $655 million more in miscellaneous recoverable costs mainly related to PharmaCare and valuation allowance for tobacco settlement receivables;

• $188 million in additional recoveries from the federal government to support highway infrastructure under the Disaster Financial Assistance Arrangements, and various education, social and natural resource programs; offset by

• $85 million in lower recoveries from commercial Crown corporations through the fiscal agency loan program; and

• $65 million in lower recoveries in various other programs.

These recovered spending changes are offset by an equal net increase in revenue and as a result have no net impact on government's financial results.

Operating Transfers to Service Delivery Agencies

Operating transfers paid to service delivery agencies (SDAs) may change during the fiscal year as ministries make budget allocations, Contingencies Vote access is approved, and funding is provided under statutory authority provisions. In 2025/26, operating grants to agencies increased by $1.1 billion, compared to Budget 2025, primarily due to higher grants to the education sector mainly to fund wage mandate increases ($468 million), higher grants to various other service delivery agencies ($446 million), and higher grants to the health authorities mainly to fund increased staffing costs and the primary care strategy ($139 million).

Operating transfers provided to service delivery agencies are eliminated on consolidation, for accounting purposes. These funding increases are largely related to spending changes noted below.

2026 Financial and Economic Review	| 39

Part 2 - Financial Review

Service Delivery Agency Spending

Service delivery agency spending was $341 million higher than Budget 2025, made up of the following:

• School districts' expenditures were $139 million higher than Budget 2025 due primarily to salary increases and higher capital asset amortization.

• Post-secondary institutions' expenditures were $74 million lower than Budget 2025 mainly due to lower operating costs as a result of government's expenditure management and efficiency review, and lower capital asset amortization.

• Health authority and hospital society spending was $366 million higher than

Budget 2025 due to increased costs to address health system priorities as well as salaries and operating costs associated with growing demand for healthcare services.

• Spending in other service delivery agencies was $90 million lower than Budget 2025 reflecting lower spending mainly by the BC Transportation Financing Authority ($226 million) offset by higher spending by Community Living BC ($58 million) and net higher spending by various agencies ($78 million).

Higher service delivery agency spending is funded primarily by increased operating transfers provided by government as noted above.

A detailed review of the above changes by quarter is available in Table 2.5. Further information on 2025/26 spending by function is provided in Appendix Table A2.6.

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Part 2 - Financial Review
Expenditure Management Results
Budget 2025 introduced expenditure management targets as part of government's plan to strengthen B.C.'s fiscal position, while protecting the services people rely on. The targets included $300 million in savings in 2025/26 through administrative and operational efficiencies, program reviews and other measures designed to ensure public dollars are spent effectively while maintaining key public services British Columbians rely on.

Throughout the 2025/26 fiscal year, government engaged in a comprehensive expenditure management exercise to identify opportunities to improve system efficiencies and reduce administrative costs. Government exceeded the 2025/26 target, achieving an estimated $467 million in expenditure management-related savings1 for fiscal year 2025/26. This included:

• $84 million through administrative and operational efficiencies in areas such as public servant travel, office and business expenses, professional services, and building occupancy charges.

• $24 million through staffing adjustments (leaving non-critical positions vacant and consolidating positions) and hiring restrictions.

• $359 million in lower government transfers to health authorities, child care providers, and other organizations, representing approximately
    0.5 per cent of planned government transfer spending for 2025/26.
    These savings were achieved through efficiencies, staff attrition, and slower implementation of provincial programs delivered by
    these organizations.

Efficiencies in the Province's health-care system contributed the largest share of these savings. Savings in the Ministry of Health and the broader health sector reflected operational efficiencies, reduced staffing levels, and some savings were the result of slowed or phased	implementation of new programs. Further savings in the health sector were achieved by ending temporarily funded initiatives that supported the health sector through the COVID-19 pandemic such as wage levelling funding for fully private long-term care and assisted living providers.

While government has made significant progress in lowering child care costs and expanding access to spaces for families, some elements of the system are not functioning as intended. The Province is continuing to fund child care, including $330 million for ChildCareBC to maintain lower fees, spaces and supports. However, government has paused intakes for new applications to the New Spaces Fund while the program is reviewed. This has resulted in $81 million in savings achieved by the Ministry of Education and Child Care.

Compared to 2024/25, ministry spending decreased across several discretionary expense categories, including:

• Public servant travel, which is down by 33 per cent or $19.1 million

• Advisory services, which is down by 15 per cent or $5.3 million

• Office and business expense, which is down by 16 per cent or $17.4 million

• Informational advertising and publications, which is down by 13 per cent or $2.5 million

Savings in 2026/27 and ongoing will be achieved through the ongoing implementation of many of these measures including reduced public service staffing levels, the recalibration of government programs and streamlining service delivery to reduce duplication and administrative costs.

This includes anticipated savings associated with the launch of Connected Services BC and the integration of Strategic Human Resources functions.
 __________________________________________________
1 Total ministry savings and Contingencies underspend is $758 million; $467 million reflects estimated amount directly attributable to expenditure management measures.

2026 Financial and Economic Review	| 41

Part 2 - Financial Review

Provincial Capital Spending

In 2025/26, capital spending totalled $15.7 billion, which was comprised of $11.4 billion for taxpayer-supported infrastructure and $4.3 billion for the self-supported infrastructure of commercial Crown corporations and agencies.

Direct spending on health and education facilities, social housing, and government capital projects (i.e. government ministry infrastructure, including IT systems and correctional institutions) represented 46 per cent of total capital spending in 2025/26.

Spending on highways and public transit was approximately 26 per cent of total capital spending in 2025/26. While this spending was predominantly taxpayer financed, a portion was funded by the federal government and other external sources.

Spending on power generation and transmission projects represented the second-largest category of capital investment spending and was fully self-supported. This spending primarily reflected BC Hydro's ongoing refurbishment and expansion of its generation and transmission infrastructure.

Taxpayer-Supported Capital Spending

In 2025/26, government spending on taxpayer-supported infrastructure was $4.0 billion lower than forecast in Budget 2025, due to refinements to project planning and construction schedules.

Education facilities spending, which includes both the K-12 and post-secondary sector, was $466 million lower than budget, primarily due to slower than anticipated progression on self-funded projects by post-secondary institutions and projects under construction, including the Centre for Clean Energy and Automotive Innovation.

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Health facilities spending was $1.9 billion lower than budget, primarily due to slower than anticipated spending on major projects under construction, including the Royal Columbian Hospital Redevelopment, New St. Paul's Hospital and the Quw'utsun Valley Hospital/Quw'utsun Hulitun-ew't-hw (formerly Cowichan District Hospital Redevelopment).

Highways and public transit spending was $1.2 billion lower than budget, primarily due to slower than anticipated progression on the Surrey-Langley SkyTrain and Highway 1 Fraser Valley Corridor Improvements projects, as well as ongoing highway and side-road upgrades, and higher than anticipated federal recoveries that offset provincial spending.

Social Housing, Ministry and Other spending was $463 million lower than budget, primarily due to slower advancement of housing development projects, and delays in the upgrade and maintenance of core government assets.

The above scheduling and cash flow changes do not represent a reduction in capital spending. Some projects have progressed slower than anticipated which has resulted in a shifting of planned capital spending to future years within the provincial capital plan.

Table 2.6 Capital Spending

	Budget	Actual	Actual
($ millions)	2025	2025/26	2024/25
Taxpayer-supported
Education facilities	3,216	2,750	2,726
Health facilities	5,009	3,146	3,226
Highways and public transit	5,358	4,132	3,164
Social Housing	888	688	603
Government direct (ministries)	653	428	468
Other	250	212	192
Total taxpayer-supported	15,374	11,356	10,379

Self-supported commercial
Power generation and transmission	4,487	3,944	4,031
Other	341	375	371
Total self-supported	4,828	4,319	4,402
Total capital spending	20,202	15,675	14,781

Self-Supported Capital Spending

Self-supported commercial Crown corporation and agency spending on capital projects in 2025/26 was $509 million lower than Budget 2025 primarily due to changes in the timing of BC Hydro capital projects.

Further details on capital spending are provided in Appendix Table A2.9.

2026 Financial and Economic Review	| 43

Part 2 - Financial Review

Major Capital Projects

Significant capital projects (those with multi-year budgets totalling $50 million or more) are shown in Table 2.7. Investments in these larger projects will provide long-term social and economic benefits for the province.

As projects are completed, or new ones receive approval, the projects are removed from or added to the $50 million table.

Since the 2025 Financial and Economic Review, the following projects were removed:

• Richmond City Centre East Site;

• Stitó:s Lá:lém totí:lt Elementary Middle School;

• Simon Fraser University - Student Housing;

• The University of British Columbia - Brock Commons Phase 2 Student Housing;

• Royal Columbian Hospital Redevelopment Phase 1;

• Penticton Regional Hospital Patient Care Tower;

• Dogwood Long-Term Care Home Replacement;

• Highway 1 Goldstream Safety Improvements;

• Highway 14 Corridor improvements;

• BC Housing - 2086-2098 W 7th Ave;

• BC Housing - Crosstown;

• BC Housing - Stanley New Fountain;

• BC Hydro - Mica modernize controls project;

• BC Hydro - Bridge River 1 - penstock concrete foundation refurbishment project;

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• BC Hydro - Various Sites - NERC Critical Infrastructure Protection implementation project for cyber assets; and

• BC Hydro - Various Sites - EV charging infrastructure implementation program.

The following projects were added to the $50 million table since the 2025 Financial and Economic Review:

• Beausoleil (Landsdowne) Elementary ($73 million);

• Burtch Road Middle School ($101 million);

• Clayton Heights Secondary ($90 million);

• North Langford Secondary ($219 million);

• Richmond City Centre East Site ($61 million);

• Simcoe Elementary ($65 million);

• Kwantlen Polytechnic University - Student Housing and Dining ($143 million);

• Simon Fraser University - Medical School Permanent Facility ($521 million);

• University of Victoria - Student Housing Expansion ($178 million);

• Victoria General Hospital - Electrical Energy Centre ($76 million);

• Agassiz-Rosedale Bridge Repair Project ($64 million);

• Highway 1 Sackum Overhead Bridge Replacement ($93 million);

• Highway 8 Corridor ($230 million);

• BC Housing - 343 W Pender St. ($63 million);

• BC Housing - 535 Columbia Street Phase 1 ($64 million);

• BC Housing - Talistar (Society Units) ($62 million);

• BC Housing - Vancouver Parkside ($54 million);

• Plant and Animal Health Centre ($496 million);

• BC Hydro - 1L037 Jervis and Agamemnon crossings project ($64 million);

• BC Hydro - 1L243 transmission load increase (HVC) project ($142 million);

• BC Hydro - 2L333 - load interconnection - Enbridge APP CS16 project ($132 million);

• BC Hydro - Bridge River 1 - recoat penstocks 1-4 project ($126 million);

• BC Hydro - Campbell River II field facility redevelopment project ($72 million);

• BC Hydro - Cheakamus recoat units 1 and 2 penstocks (interior and exterior) project ($53 million);

• BC Hydro - Clayburn - substation upgrade (2nd phase) project ($57 million);

• BC Hydro - Distribution design modernization project ($54 million);

• BC Hydro - Fort Nelson - regional reliability improvement project ($74 million);

• BC Hydro - Goldstream - property purchase ($61 million);

• BC Hydro - McLellan - substation upgrade project ($77 million);

• BC Hydro - Mica townsite apartment accommodation project ($67 million);

2026 Financial and Economic Review	| 45

Part 2 - Financial Review

• BC Hydro - Mount Pleasant substation - transformer and feeder sections addition project ($90 million);

• BC Hydro - Newell substation upgrade project ($195 million);

• BC Hydro - EV charging ports DCFC program ($126 million);

• BC Hydro - Strathcona discharge upgrade project ($566 million);

• BC Hydro - Terzaghi - spillway chute access improvement project ($62 million);

• BC Hydro - Tsay Keh Dene - diesel station capacity increase project ($51 million);

• BC Hydro - Transmission customer load interconnection project ($52 million); and

• BC Hydro - Victoria secondary network replacement project ($115 million).

Financing Capital Spending

Provincial capital infrastructure spending is financed through a combination of sources:

• borrowing (debt financing)

• operating cash flows (i.e. cash derived from the operating surplus and management of operating accounts);

• partnerships with the private sector (public-private partnerships or P3s); and

• cost-sharing with partners.

Chart 2.6 shows that 83 per cent of 2025/26 taxpayer-supported capital spending was financed from direct net borrowing, seven per cent from federal contributions, six per cent from other contributions, and four per cent from operating cash flows.

Self-supported commercial Crown and agency capital spending of $4.3 billion was financed 59 per cent from direct net borrowing ($2.6 billion), and 41 per cent from operating cash flows ($1.7 billion).

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Table 2.7 Capital Expenditure Projects Greater Than $50 million 1

		Project	Estimated	Anticipated	Project Financing
	Year of	Cost to	Cost to	Total	Internal	P3	Federal	Other
($ millions)	Completion	Mar. 31, 2026	Complete	Cost	Borrowing	Liability	Gov't	Contrib-ns

Schools
Centennial Secondary [2]	2017	60	-	60	60	-	-	-
New Westminster Secondary [2]	2021	99	8	107	107	-	-	-
Quesnel Junior School [2]	2022	48	1	49	49	-	-	-
Coast Salish Elementary [2]	2023	28	10	38	33	-	-	5
Burnaby North Secondary [2]	2024	117	-	117	108	-	-	9
Eric Hamber Secondary [2]	2024	94	12	106	94	-	-	12
Victoria High School [2]	2024	100	-	100	97	-	-	3
Cedar Hill Middle	2025	42	12	54	50	-	-	4
Cowichan Secondary [2]	2025	85	1	86	84	-	-	2
Henry Hudson Elementary	2025	41	19	60	49	-	-	11
North East Latimer Elementary [2]	2025	37	5	42	42	-	-	-
Carson Elementary	2026	36	25	61	61	-	-	-
New Cloverley Elementary	2026	40	24	64	61	-	-	3
Sníne Elementary
- (formerly Pineview Valley Elementary)	2026	43	22	65	65	-	-	-
Burke Mountain Secondary	2027	99	61	160	135	-	-	25
George Pringle Secondary
- (formerly Westside Secondary)	2027	84	40	124	121	-	-	3
La Vallée (Pemberton) Elementary	2027	27	39	66	66	-	-	-
New East Side Elementary	2027	14	45	59	59	-	-	-
Prince Rupert Middle	2027	28	99	127	127	-	-	-
Smith Middle and Secondary	2027	49	257	306	306	-	-	-
Cameron Elementary	2028	4	64	68	68	-	-	-
Guildford Park Secondary	2028	11	54	65	60	-	-	5
John Diefenbaker Elementary	2028	6	47	53	53	-	-	-
Mission Secondary	2028	11	165	176	175	-	-	1
Montgomery Middle	2028	3	84	87	87	-	-	-
Simcoe Elementary	2028	1	64	65	65	-	-	-
Tamanawis Secondary	2028	10	47	57	52	-	-	5
Clayton Heights Secondary	2029	1	89	90	89	-	-	1
Fleetwood Park Secondary	2029	2	77	79	79	-	-	-
Olympic Village Elementary	2029	2	149	151	151	-	-	-
Pitt Meadows Secondary	2029	2	142	144	144	-	-	-
Beausoleil (Landsdowne)	2030	-	73	73	73	-	-	-
Burtch Road Middle School	2030	-	101	101	101	-	-	-
North Langford Secondary	2030	-	219	219	219	-	-	-
Seismic mitigation program [3]	2030	1,950	76	2,026	2,026	-	-	-
Total schools		3,174	2,131	5,305	5,216	-	-	89

Post-secondary institutions
University of Victoria - Student Housing [2]	2023	243	-	243	128	-	-	115
Okanagan College - Student Housing [2]	2024	72	2	74	73	-	-	1
British Columbia Institute of Technology
- Student Housing [2]	2025	143	-	143	129	-	-	14
North Island College - Student Housing [2]	2025	77	1	78	76	-	-	2
Royal Roads University - West Shore Learning Centre [2]	2025	104	4	108	88	-	-	20
Simon Fraser University
- Digital Research Infrastructure Refresh - CEDAR [2]	2025	91	-	91	25	-	41	25
University of the Fraser Valley - Student Housing [2]	2025	107	-	107	88	-	-	19
Post-secondary institutions projects are continued on the next page

2026 Financial and Economic Review	| 47

Part 2 - Financial Review

Table 2.7 Capital Expenditure Projects Greater Than $50 million 1

		Project	Estimated	Anticipated	Project Financing
	Year of	Cost to	Cost to	Total	Internal/	P3	Federal	Other
($ millions)	Completion	Mar. 31, 2026	Complete	Cost	Borrowing	Liability	Gov't	Contrib'ns
Post-secondary institutions projects continued
The University of British Columbia
- Recreation Centre North [2]	2025	72	-	72	-	-	-	72
- School of Biomedical Engineering [2]	2025	137	-	137	25	-	-	112
- The Gateway Building [2]	2025	203	5	208	-	-	-	208
Capilano University - Student Housing	2026	54	4	58	41	-	-	17
The University of British Columbia
- x̌əl sic snpax̌nwixʷtn - UBCO	2026	79	47	126	-	-	-	126
Douglas College - Academic and Student Housing	2027	124	208	332	232	-	-	100
Okanagan College - Centre for Food, Wine and Tourism	2027	20	37	57	52	-	-	5
Simon Fraser University - Student Housing Phase 3	2027	66	137	203	136	-	-	67
The University of British Columbia
- Sauder School of Business Power House Expansion	2027	45	106	151	-	-	-	151
- UBCO Downtown Kelowna Project	2027	-	54	54	-	-	-	54
University of Victoria
- Engineering and Computer Science Building Expansion	2027	106	44	150	97	-	-	53
Vancouver Island University - Student Housing and Dinin	2027	49	58	107	106	-	-	1
British Columbia Institute of Technology
- Trades and Technology Complex	2028	40	178	218	186	-	1	31
Camosun College - Student Housing	2028	5	150	155	152	-	-	3
Capilano University - Squamish Student Housing	2028	53	2	55	48	-	-	7
The University of British Columbia
- Canada's Immuno-Engineering and Biomanufacturing Hub: Advanced Therapeutics Manufacturing Facility	2028	14	56	70	22	-	42	6
Vancouver Community College
- Centre for Clean Energy & Automotive Innovation	2028	101	214	315	295	-	-	20
The University of British Columbia
- Student Housing - Lower Mall Precinct	2029	13	549	562	300	-	-	262
Kwantlen Polytechnic University
- Student Housing and Dining	2030	2	141	143	118	-	-	25
Simon Fraser University
- Medical School Permanent Facility	2030	39	482	521	496	-	-	25
Total post-secondary institutions		2,059	2,479	4,538	2,913	-	84	1,541
Health facilities
Red Fish Healing Centre for Mental Health and Addiction - θəqiʔ ɫəwʔənəq leləm [2]	2021	130	1	131	131	-	-	-
Clinical and Systems Transformation	2025	844	-	844	702	-	-	142
iHealth Project - Vancouver Island Health Authority [2]	2025	165	-	165	55	-	-	110
Lions Gate Hospital - New Acute Care Facility [2]	2025	302	24	326	160	-	-	166
Ksyen Regional Hospital (formerly Mills Memorial Hospital Replacement) [2]	2025	628	5	633	510	-	-	123
Nanaimo Regional General Hospital
- ICU/HAU Redevelopment	2025	52	8	60	22	-	-	38
Nats'oojeh Hospital and Health Centre
(formerly Stuart Lake Hospital Replacement) [2]	2025	150	8	158	140	-	-	18
Surrey Memorial Hospital
- Hemodialysis Renal Centre	2026	59	26	85	84	-	-	1
- Interventional Cardiology and Interventional Radiology	2026	61	36	97	97	-	-	-
University Hospital of Northern BC Redevelopment
Phase 1 - Site Preparation	2026	66	37	103	62	-	-	41
Health projects are continued on the next page

48 |	2026 Financial and Economic Review

Part 2 - Financial Review

Table 2.7 Capital Expenditure Projects Greater Than $50 million 1

		Project	Estimated	Anticipated		Project Financing
	Year of	Cost to	Cost to	Total	Internal/	P3	Federal	Other
($ millions)	Completion	Mar. 31, 2026	Complete	Cost	Borrowing	Liability	Gov't	Contrib'ns
Health projects continued
Burnaby Hospital Redevelopment - Phase 1	2027	496	137	633	599	-	-	34
Quw'utsun Valley Hospital/Quw'utsun Hulitun-ew't-hw
(formerly Cowichan District Hospital Replacement)	2027	956	490	1,446	1,148	-	-	298
Dawson Creek and District Hospital Replacement	2027	479	111	590	413	-	-	177
Immunization BC Digital Platform	2027	67	5	72	72	-	-	-
New St. Paul's Hospital	2027	1,887	379	2,266	1,413	-	-	853
Richmond Long-Term Care	2027	3	175	178	178	-	-	-
Royal Inland Hospital Phil and Jennie Gaglardi Tower
- Direct procurement	2027	153	49	202	112	-	-	90
- P3 contract	2022	288	-	288	-	164	-	124
Centre for Children and Youth Living with Health Complexity	2028	109	201	310	224	-	-	86
East Kootenay Regional Hospital
- Oncology and Renal Redevelopment	2028	1	58	59	-	-	-	59
Kamloops Cancer Centre	2028	52	334	386	341	-	-	45
Nanaimo Cancer Centre	2028	36	293	329	307	-	-	22
St. Vincent's Heather Long-Term Care	2028	40	269	309	309	-	-	-
Cariboo Memorial Hospital Redevelopment	2029	229	138	367	257	-	-	110
Nanaimo Long-Term Care	2029	4	346	350	236	-	-	114
New Surrey Hospital and BC Cancer Centre	2029	1,156	1,725	2,881	2,816	-	-	65
Royal Columbian Hospital Redevelopment Phases 2 & 3	2029	1,057	802	1,859	1,782	-	-	77
St. Paul's Hospital Clinical Support and Research Centre	2029	118	704	822	509	-	-	313
Vancouver General Hospital -
Operating Rooms Renewal - Phase 2	2029	152	271	423	396	-	-	27
Victoria General Hospital - Electrical Energy Centre	2029	2	74	76	33	-	-	43
Western Communities Long-Term Care	2029	5	320	325	258	-	-	67
Dr. F.W. Green Memorial Home	2030	16	220	236	143	-	-	93
University Hospital of Northern BC Redevelopment
Phase 2 - Acute Care Tower	2031	9	1,570	1,579	1,246	-	-	333
Richmond Hospital Redevelopment	2033	55	1,904	1,959	1,889	-	-	70
Total health facilities		9,827	10,720	20,547	16,644	164	-	3,739
Transportation
Highway 99 10-Mile Slide [2]	2021	82	2	84	84	-	-	-
Highway 4 Kennedy Hill Safety Improvements [2]	2022	57	10	67	53		14	-
Highway 91 to Highway 17 and Deltaport Way
Corridor improvements [2]	2023	250	10	260	87	-	82	91
West Fraser Road Realignment [2]	2023	84	-	84	66	-	18	-
Highway 1 Corridor - Falls Creek [2]	2024	86	3	89	4	-	85	-
Highway 1 Kicking Horse Canyon Phase 4 [2]	2024	595	6	601	386	-	215	-
Highway 1 Quartz Creek Bridge Replacement [2]	2024	103	16	119	69	-	50	-
Highway 5 Corridor [2]	2024	255	8	263	18	-	245	-
BC Transit Victoria HandyDART Facility [2]	2025	74	10	84	41	-	21	22
Highway 1 Chase Four-Laning [2]	2025	162	34	196	184	-	12	-
Highway 1 Corridor - Nicomen Bridge [2]	2025	95	5	100	12	-	88	-
Highway 1 Corridor - Tank Hill	2026	173	120	293	122	-	171	-
Highway 1 Ford Road to Tappen Valley Road Four-Laning	2026	199	44	243	161	-	82	-
Highway 7 Widening - 266th St. to 287th St.	2026	117	13	130	101	-	29	-
Highway 17 Keating Cross Overpass	2026	66	11	77	58	-	17	2
Highway 99 / Steveston Interchange,
Transit & Cycling Improvements	2026	88	49	137	137	-	-	-
Transportation projects are continued on the next page

2026 Financial and Economic Review	| 49

Part 2 - Financial Review

Table 2.7 Capital Expenditure Projects Greater Than $50 million 1

		Project	Estimated	Anticipated	Project Financing
	Year of	Cost to	Cost to	Total	Internal/	P3	Federal	Other
($ millions)	Completion	Mar. 31, 2026	Complete	Cost	Borrowing	Liability	Gov't	Contrib'ns
Transportation projects continued
Highway 8 Corridor	2026	75	155	230	159	-	71	-
Kootenay Lake ferry service upgrade	2026	93	24	117	100	-	17	-
Pattullo Bridge Replacement	2026	1,286	351	1,637	1,637	-	-	-
Quesnel-Hydraulic Road Slide	2026	10	70	80	80	-	-	-
Blackwater North Fraser Slide	2027	20	183	203	185	-	18	-
Broadway Subway [4]	2027	2,174	780	2,954	1,957	-	897	100
Cottonwood Hill at Highway 97 Slide	2027	39	296	335	302	-	33	-
Highway 1 Salmon Arm West [5]	2027	94	46	140	109	-	31	-
Highway 1 Bus on Shoulder
McKenzie to Colwood Interchange	2027	25	70	95	68	-	27	-
Highway 1 Jumping Creek to MacDonald	2027	104	141	245	199	-	46	-
Highway 1 R.W. Bruhn Bridge	2027	156	169	325	234	-	91	-
Highway 1 Sackum Overhead Bridge Replacement	2027	18	75	93	93	-	-	-
Highway 1 Selkirk	2027	30	99	129	97	-	32	-
Highway 95 Bridge Replacement	2027	40	50	90	61	-	29	-
Belleville Terminal Redevelopment	2028	112	304	416	371	-	45	-
Highway 1 Fraser Valley Corridor Improvements
264th St. to Mount Lehman Road	2028	566	1,684	2,250	2,250	-	-	-
Agassiz-Rosedale Bridge Repair Project	2029	1	63	64	64	-	-	-
Highway 1 216th St. to 264th St. widening	2029	172	308	480	383	-	97	-
Surrey Langley SkyTrain Project	2029	2,413	3,583	5,996	4,441	-	1,306	249
Fraser River Tunnel Project	2030	480	3,668	4,148	4,148	-	-	-
Highway 1 Fraser Valley Corridor Improvements
Mount Lehman Road to Highway 11	2031	155	2,496	2,651	2,601	-	-	50
Total transportation		10,549	14,956	25,505	21,122	-	3,869	514
Housing
58 W Hastings [2]	2024	155	5	160	36	-	54	70
Vancouver Parkside	2025	51	3	54	54	-	-	-
1015 Hastings St. Development	2026	138	13	151	56	-	36	59
128 to 134 East Cordova St.	2026	65	108	173	29	-	24	120
320 Hastings St. E. Redevelopment	2026	82	4	86	45	-	9	32
Talistar (Society Units)	2026	-	62	62	62	-	-	-
296 Angela Drive	2027	167	52	219	15	-	175	29
Clark & 1st Ave	2028	55	133	188	32	-	121	35
535 Columbia Street (Phase 1)	2028	2	62	64	59	-	-	5
1410 E King Edward Ave	2029	4	75	79	73	-	-	6
1451 Bertram St	2029	3	117	120	120	-	-
926 & 930 Pandora Ave	2029	10	143	153	132	-	6	15
343 W Pender St.	2029	6	57	63	57	-	-	6
Total housing		738	834	1,572	770	-	425	377
Other taxpayer-supported
Nanaimo Correctional Centre Replacement [2]	2024	180	-	180	180	-	-	-
FIFA World Cup 2026 - Stadium Capital Improvements	2026	95	14	109	109	-	-	-
Provincial Archives, Research and Collections Campus
(formerly RBCM Collections and Research Building)	2026	239	31	270	270	-	-	-
Connect the Basin - high-speed internet infrastructure	2027	9	87	96	63	-	29	4
Plant and Animal Health Centre	2031	30	466	496	496	-	-	-
Total other taxpayer-supported		553	598	1,151	1,118	-	29	4

50 |	2026 Financial and Economic Review

Part 2 - Financial Review

Table 2.7 Capital Expenditure Projects Greater Than $50 million 1

		Project	Estimated	Anticipated	Project Financing
	Year of	Cost to	Cost to	Total	Internal/	P3	Federal	Other
($ millions)	Completion	Mar. 31, 2026	Complete	Cost	Borrowing	Liability	Gov't	Contrib'ns
Approved projects with adjusted timelines
Abbotsford Long-Term Care	TBC	29	182	211	157	-	-	54
Burnaby Hospital Redevelopment - Phase 2
and BC Cancer Centre	TBC	51	1,764	1,815	1,771	-	-	44
Campbell River Long-Term Care	TBC	2	132	134	80	-	-	54
Chilliwack Long-Term Care	TBC	9	265	274	246	-	-	28
Cottonwoods Long-Term Care Replacement	TBC	3	184	187	112	-	-	75
Delta Long-Term Care	TBC	22	158	180	162	-	-	18
Fort St. John Long-Term Care	TBC	1	154	155	109	-	-	46
Squamish (Hilltop) Long-Term Care	TBC	-	286	286	286	-	-	-
University of Victoria - Student Housing Expansion	2034	6	172	178	121	-	-	57
Total approved projects with adjusted timelines		123	3,297	3,420	3,044	-	-	376
Total taxpayer-supported		27,023	35,015	62,038	50,827	164	4,407	6,640

Power generation and transmission
BC Hydro
- Mica replace units 1-4 generator transformers project [2]	2022	86	-	86	86	-	-	-
- Lake Buntzen 1 Coquitlam tunnel gates
refurbishment project [2]	2023	65	9	74	74	-	-	-
- Wahleach refurbish generator project [2]	2023	58	3	61	61	-	-	-
- Capilano substation upgrade project [2]	2024	76	1	77	77	-	-	-
- G.M. Shrum G1 to 10 control system upgrade [2]	2024	73	3	76	76	-	-	-
- Natal - 60-138 kV switchyard upgrade project [2]	2025	78	7	85	85	-	-	-
- Site C project [2,6]	2025	14,917	1,083	16,000	16,000	-	-	-
- Vancouver Island radio system project [2]	2025	55	3	58	57	-	-	1
- Goldstream - property purchase [2]	2026	54	7	61	61	-	-	-
- 2L143 - cable replacement project	2026	40	60	100	100	-	-	-
- 2L333 - load interconnection - Enbridge APP CS16	2026	21	111	132	71	-	15	46
- Cheakamus recoat units 1 and 2 penstocks
(interior and exterior) project	2026	47	6	53	53	-	-	-
- Fort Nelson - regional reliability improvement project	2026	51	23	74	74	-	-	-
- Mainwaring station upgrade project	2026	102	52	154	154	-	-	-
- Mica townsite apartment accommodation project	2026	50	17	67	67	-	-	-
- Ruskin - left abutment slope sinkhole
remediation project	2026	90	39	129	129	-	-	-
- 1L037 Jervis and Agamemnon crossings project	2027	27	37	64	64	-	-	-
- 1L243 transmission load increase (HVC) project	2027	57	85	142	139	-	-	3
- Comox - Puntledge flow control improvements project	2027	52	1	53	53	-	-	-
- Distribution design modernization project	2027	19	35	54	54	-	-	-
- EV charging ports DCFC program [7]	2027	61	65	126	126	-	TBD	TBD
- Fleetwood - Distribution load interconnection
(SLS Servicing) project	2027	50	108	158	77	-	-	81
- Kimberley to Marysville - substation relocation project	2027	10	63	73	73	-	-	-
- Long Lake terminal station - transmission load
interconnection project	2027	39	41	80	79	-	-	1
- Materials classification facility project	2027	39	37	76	76	-	-	-
- Minette - transmission load interconnection project	2027	30	42	72	52	-	-	20
- Sperling substation metalclad switchgear
replacement project	2027	70	13	83	83	-	-	-
Power generation and transmission projects are continued on the next page

2026 Financial and Economic Review	| 51

Part 2 - Financial Review

 Table 2.7 Capital Expenditure Projects Greater Than $50 million 1

		Project	Estimated	Anticipated	Project Financing
	Year of	Cost to	Cost to	Total	Internal/	P3	Federal	Other
($ millions)	Completion	Mar. 31, 2026	Complete	Cost	Borrowing	Liability	Gov't	Contrib'ns
Power generation and transmission projects continued
- Transmission customer load interconnection project	2027	14	38	52	38	-	9	5
- Tsay Keh Dene - diesel station capacity increase project	2027	19	32	51	51	-	-	-
- Campbell River II field facility redevelopment project	2028	9	63	72	72	-	-	-
- Clayburn - substation upgrade (2nd phase) project	2028	9	48	57	57	-	-	-
- Ladore spillway seismic upgrade project	2028	144	228	372	372	-	-	-
- Mica - U1 - U4 circuit breaker and iso-phase bus replacement project	2028	51	125	176	176	-	-	-
- Northwest - substations outage mitigation project	2028	28	61	89	87	-	-	2
- Peace to Kelly Lake stations sustainment project	2028	160	184	344	344	-	-	-
- Prince George to Terrace capacitors project	2028	305	277	582	481	-	97	4
- Terzaghi - spillway chute access improvement project	2028	9	53	62	62	-	-	-
- Treaty Creek Terminal - transmission load interconnection (KSM) project	2028	105	63	168	81	-	-	87
- Burrard switchyard - control building upgrade project	2029	6	51	57	57	-	-	-
- Kootenay Canal modernize controls project	2029	33	28	61	61	-	-	-
- McLellan - substation upgrade project	2029	14	63	77	77	-	-	-
- Mount Pleasant substation - transformer and feeder sections addition project	2029	9	81	90	90	-	-	-
- Victoria secondary network replacement project	2029	5	110	115	115	-	-	-
- Bridge River 1 - recoat penstocks 1-4 project	2030	14	112	126	126	-	-	-
- John Hart dam seismic upgrade project	2030	469	443	912	912	-	-	-
- Strathcona discharge upgrade project	2030	114	452	566	566	-	-	-
- Newell substation upgrade project	2031	18	177	195	195	-	-	-
- Bridge River 1 replace units 1-4 generators/governors project	2032	31	282	313	313	-	-	-
Total power generation and transmission		17,883	4,922	22,805	22,434	-	121	250
Other self-supported
ICBC Head Office Relocation	2028	115	37	152	152	-	-	-
Total self-supported		17,998	4,959	22,957	22,586	-	121	250
Total projects over $50 million		45,021	39,974	84,995	73,413	164	4,528	6,890

1 Only projects that receive provincial funding and have been approved by Treasury Board and/or Crown corporation boards are included in this table. Ministry service plans may highlight projects that still require final approval. Capital costs reflect current government accounting policy.

2 Assets have been put into service and only trailing costs remain.

3 The Seismic Mitigation Program consists of spending to date on Phase 2 of the program and may include spending on projects greater than $50 million included in the table.

4 The Broadway Subway Project forecast and value of costs incurred to date include the City of Vancouver in-kind contribution of land rights, in keeping with the approved project budget. Under current government accounting, purchased intangible assets are given accounting recognition, and contributed intangible assets, such as land use rights or licenses are not.

5 Project is delivered in two segments, the Salmon Arm West 1st Ave to 10th Ave reached substantial completion in 2023 and the Salmon Arm West 10th Ave to 10th St. is expected to complete in 2027.

6 The approved project cost estimate (June 2021) is $16 billion, with an approved project in-service date of 2025. The project is now in-service with only trailing costs and wrap-up work remaining on the project. The anticipated project cost and costs to date include capital costs, charges subject to regulatory deferral and certain operating expenditures.

7 Program was previously named "Public EV charging - light-duty program". The total cost represents the gross cost of the project and has not been netted for Provincial and Federal Government contributions. The Provincial and Federal Government contribution amounts are dependent on the final actual project costs and what costs are eligible under the agreement.

52 |	2026 Financial and Economic Review

Part 2 - Financial Review

Provincial Debt

As at March 31, 2026, total provincial debt was $154.8 billion, an increase of

$20.9 billion over the fiscal year, amounting to 34.6 per cent of B.C.'s nominal GDP. Approximately 24 per cent of total debt is self-supported through the activities of commercial Crown corporations.

The taxpayer-supported debt-to-GDP ratio, a measure often used by investors and credit rating agencies to analyze a government's ability to manage its debt load, stood at 26.3 per cent. This was higher by 3.2 percentage points from 2024/25 and 0.4 percentage points lower than forecast in Budget 2025. The taxpayer-supported interest bite was 4.7 cents per dollar of revenue, 0.2 cents lower than Budget 2025 and an increase of 0.6 cents from 2024/25.

Table 2.8 Provincial Debt Summary 1

		Opening	Updated
	Budget	Balance	Budget	Actual	Actual
($ millions)	2025	Adjustment [2]	2025	2025/26	2024/25
Taxpayer-supported debt
Provincial government
Operating	29,703	2,488	32,191	33,427	24,516
Capital [3]	52,268	(443)	51,825	50,887	45,539
Total provincial government	81,971	2,045	84,016	84,314	70,055
Taxpayer-supported entities
BC Transportation Financing Authority	29,775	(592)	29,183	27,752	24,078
Health Authorities and Hospital Societies	2,287	(4)	2,283	2,277	2,333
Post Secondary institutions	984	13	997	1,003	976
Social Housing	2,584	(79)	2,505	1,627	1,237
Other	1,118	(5)	1,113	467	410
Total taxpayer-supported entities	36,748	(667)	36,081	33,126	29,034
Total taxpayer-supported debt	118,719	1,378	120,097	117,440	99,089
Self-supported debt	37,913	(517)	37,396	37,355	34,788
Total provincial debt	156,632	861	157,493	154,795	133,877
Debt to GDP ratios:
Taxpayer-supported debt	26.7%		27.0%	26.3%	23.1% [4]
Total provincial debt	35.2%		35.4%	34.6%	31.2%

1 Provincial debt is prepared in accordance with Generally Accepted Accounting Principles and presented consistent with the Debt Summary Report included in the Public Accounts. Debt is shown net of sinking funds and unamortized discounts, excludes accrued interest and foreign exchange adjustments, and includes non-guaranteed debt directly incurred by commercial Crown corporations and debt guaranteed by the Province.

2 The opening balance adjustment reflects actual balances at March 31, 2025 (the Budget 2025 projection was based on a forecast for 2024/25).

3 Includes debt incurred by the government to fund the building of capital assets in the education, health, social housing and other sectors.

4 Revised to reflect Statistics Canada's Provincial Economic Accounts update released on November 6, 2025.

Taxpayer-supported debt includes provincial government borrowings for operating and capital needs, and borrowings by taxpayer-supported entities. The government issues capital grants to organizations for funding their infrastructure, including schools, post-secondary institutions, health facilities, and social housing. Taxpayer-supported entities' debt is mainly the debt of the BC Transportation Financing Authority that was incurred to fund highways and public transit projects.

2026 Financial and Economic Review	| 53

Part 2 - Financial Review

Self-supported debt includes power generation and transmission debt which is entirely commercial in nature and is predominantly the debt of BC Hydro. A portion of this debt reflects borrowing for the Columbia Basin power projects managed by Columbia Power Corporation and Columbia Basin Trust. Self-supported borrowing from the BC Lottery Corporation for gaming equipment and gaming management software, the debt of post-secondary institutions' commercial subsidiaries, and lease liabilities related to right-of-use assets are also included in this debt category.

Total provincial debt was $1.8 billion lower at year-end compared to Budget 2025 (see Chart 2.8).

54 |	2026 Financial and Economic Review

Part 2 - Financial Review

This variance consists of:

• $1.3 billion lower taxpayer-supported debt, primarily due to a $3.2 billion lower operating deficit, $4.0 billion lower capital spending and $3.4 billion in changes to other working capital balances and external capital funding, partly offset by $1.4 billion higher opening debt balance from 2024/25, and $7.9 billion higher cash balances as a result of higher opening cash balances from 2024/25 and pre-borrowing at the fiscal year-end to meet operating and capital requirements in early 2026/27; and

• $558 million decrease in self-supported debt due to changes in opening balance and operating cash flows and $509 million lower capital spending.

Surplus/Deficit Versus Change In Debt

For the 2025/26 fiscal year, government posted a deficit of $7.7 billion, which included net non-cash items of $1.7 billion (primarily amortization and an adjustment for commercial Crown corporations net income and dividends), and higher working capital requirements of $0.9 billion. Taxpayer-supported capital spending was $11.4 billion. As a result, taxpayer-supported debt increased by $18.3 billion during the fiscal year.

The $2.6 billion increase in self-supported debt primarily reflects $4.3 billion of capital spending mainly by BC Hydro, offset by $1.7 billion in net operating cash flows.

2026 Financial and Economic Review	| 55

Part 2 - Financial Review

Debt Indicators

Table 2.9 provides a summary of financial indicators depicting the Province's debt position, recent borrowing trends and related interest cost burden.

Further details on provincial debt are provided in Appendix Tables A2.10 to A2.12.

Table 2.9 Key Debt Indicators1

	Budget	Actual	Actual
	2025	2025/26	2024/25
Debt-to-revenue (per cent)
Total provincial	154.4	150.6	134.8
Taxpayer-supported	146.6	140.7	122.7
Debt per capita ($) [2]
Total provincial	27,425	27,167	23,607
Taxpayer-supported	20,787	20,611	17,473
Debt-to-GDP (per cent) [3]
Total provincial	35.2	34.6	31.2
Taxpayer-supported	26.7	26.3	23.1
Interest bite (cents per dollar of revenue) [4]
Total provincial	5.2	5.1	4.6
Taxpayer-supported	4.9	4.7	4.1
Interest costs ($ millions)
Total provincial	5,248	5,249	4,600
Taxpayer-supported	3,954	3,917	3,278
Interest rate (per cent) [5]
Taxpayer-supported	3.7	3.6	3.8
Revenue Factor for Key Indicators ($ millions)	101,455	102,756	99,315
Total provincial [6]
Taxpayer-supported [7]	80,996	83,483	80,729
Total debt ($ millions)
Total provincial	156,632	154,795	133,877
Taxpayer-supported [8]	118,719	117,440	99,089
Provincial GDP ($ millions) [9]	445,349	446,860	429,089
Population (thousands at July 1) [10]	5,711	5,698	5,671

1 Figures for prior year have been restated to conform with the presentation used for 2025/26 and to include the effects of changes in underlying data and statistics.

2 The ratio of debt to population (e.g. debt at March 31, 2026 divided by population at July 1, 2025).

3 The ratio of debt outstanding at fiscal year end to provincial nominal gross domestic product (GDP) for the calendar year ending in the fiscal year (e.g. debt at March 31, 2026 divided by 2025 GDP).

4 The ratio of interest costs (less sinking fund interest) to revenue. Figures include capitalized interest expense in order to provide a more comparable measure to outstanding debt.

5 Weighted average of all outstanding debt issues.

6 Includes revenue less earnings related to enterprises (sinking fund earnings, loan interest and net earnings), plus revenue of all enterprises.

7 Excludes revenues of commercial Crown corporations, but includes dividends paid to the Consolidated Revenue Fund.

8 Excludes debt of commercial Crown corporations.

9 Nominal GDP for the calendar year ending in the fiscal year (e.g. GDP for 2025 is used for the fiscal year ended March 31, 2026). As nominal GDP for the calendar year ending in 2025 is not available, the 2025 GDP projected in the February 2026 budget has been used for the fiscal year ended March 31, 2026.

10 Population at July 1st within the fiscal year (e.g. population at July 1, 2025 is used for the fiscal year ended March 31, 2026).

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Credit Rating

A credit rating is an evaluation of the credit risk of a prospective borrower, which assesses a borrower's ability to pay interest and repay the debt principal. It impacts the borrower's debt servicing costs and the investor's rate of return since an investor will demand a higher interest rate on a higher-risk, lower-rated security. Table 2.10 provides an interprovincial comparison of credit ratings.

As of May 2026, B.C. has an Aa2 rating from Moody's, an A rating from Standard & Poor's, and an AA rating from DBRS.

Table 2.10 Interprovincial Comparison of Credit Ratings, May 2026

Rating Agency[1]
Province	Moody's Investors	Standard &
	Service	Poor's	DBRS
British Columbia	Aa2	A	AA
Saskatchewan	Aa1	AA	AA (Low)
Alberta	Aa2	AA-	AA
Manitoba	Aa2	A+	A (High)
Quebec	Aa2	A+	AA (Low)
Ontario	Aa3	AA-	AA
New Brunswick	Aa1	A+	A (High)
Nova Scotia	Aa2	A+	A (High)
Prince Edward Island	Aa2	A	A
Newfoundland/Labrador	A1	A	A

1 The rating agencies assign letter ratings to borrowers. The major categories, in descending order of credit quality are: AAA/Aaa; AA/Aa; A; BBB/Baa; BB/Ba; and B. The "1", "2", "3", "high", "low", "+", and "-" modifiers show relative standing within the major categories. For example, AA+ exceeds AA and Aa2 exceeds Aa3.

Pension Plans

The Province contributes to four defined benefit pension plans (Public Service, Municipal, Teachers' and College) for many of its employees. These pension plans are managed under joint trusteeship arrangements with the plan members. Under joint trusteeship, the provincial government has no formal claim on plan surpluses or assets; however, government is responsible for 50 per cent of any unfunded liabilities in the Public Service, Teachers' and College plans, and 35 per cent of any unfunded liability in the Municipal plan since the province's interest in that plan is 70 per cent, with the remainder belonging to local governments.

As a result, government's balance sheet will only include its share of any unfunded pension liabilities incurred by the four pension plans, as well as the entire liability for the MLA Superannuation Account, which is not part of a joint trusteeship arrangement, if any. As at March 31, 2026, all pension plans under joint trusteeship were fully funded and, as a result, government does not have any pension liabilities in relation to join trusteeship arrangements.

In the event that a plan is determined to be in a deficit position, the pension boards, by agreement, are required to address the deficit through contribution adjustments or other measures. As a result, it is expected that any unfunded pension liability in the future would be short-term in nature.

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The pension valuations do not include future indexing of pensions, as this is a non-guaranteed supplemental benefit to the plans that is determined by the amount of available assets in separate inflation accounts. The estimated financial positions of each plan (based on extrapolations of the most recent actuarial valuations) as at March 31, 2026 are shown in Table 2.11.

Table 2.11 Pension Plan Balances

	Pension Plan					Total
($ millions)	Public Service	Municipal	Teachers	College	Other [1]	2025/26	2024/25
Accrued benefit obligation	(30,926)	(46,860)	(29,153)	(6,398)	(953)	(114,290)	(105,886)
Pension fund assets	39,034	55,014	37,001	6,960	1,166	139,175	129,372
Subtotal	8,108	8,154	7,848	562	213	24,885	23,486
Unamortized actuarial (gain) loss	(3,062)	(2,319)	(4,651)	10	(19)	(10,041)	(11,431)
Accrued net asset (obligation)	5,046	5,835	3,197	572	194	14,844	12,055

1 Represents other defined benefit plans, outside of the four main pension plans, which are funded by entities within the government reporting entity. Includes Simon Fraser University's Academic Pension Plan and Administrative/Union Pension Plan, the University of Victoria's pension plan for employees other than faculty and professional staff, and the province's 14.67% interest in the Canadian Blood Services pension plan.

Actuarial valuations are performed on the pension plans every three years with the resulting reports released nine months after the valuation date. The pension plans and the dates of their last actuarial valuation are:

• Public Service Pension Plan, March 31, 2023;

• Municipal Pension Plan, December 31, 2024;

• Teachers' Pension Plan, December 31, 2023; and

• College Pension Plan, August 31, 2024.

Key actuarial assumptions used for valuation purposes include a long-term annual rate of return on fund assets (currently 6.00 per cent for the Public Service Pension Plan, College Pension Plan and the Municipal Pension Plan and 5.75 per cent for the Teachers' Pension Plan) and the rate of annual salary increases (currently assumed at 3.25 per cent).

The pension plans are administered by the BC Pension Corporation in accordance with direction received from the various pension boards. The audited financial statements of each pension plan, along with full descriptions, benefit formulas, inflation assumptions and funding policies may be found on the corporation's website at www.pensionsbc.ca.

Contractual Rights

Contractual rights represent the annual nominal future cash receipts for multi-year contracts. As at March 31, 2026, taxpayer-supported entities have $8.8 billion in contractual rights, and self-supported Crown corporations and subsidiaries have $5.2 billion in contractual rights, for a total of $14.0 billion in contract receipts over future years, depending on the terms of the contract. In addition, taxpayer-supported entities have $10.3 billion in multi-year government transfer agreements that may be authorized by the federal government in the future.

Contractual rights represent future receipts where the projected revenue has been quantified in an agreement. They are not off-balance sheet assets, nor are they deferred revenues.

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Contractual Obligations

Contractual obligations represent the annual nominal future cash payments related to multi-year contracts for the delivery of services and construction of assets - except in the case of P3 contracts, where the obligations related to construction of assets are recognized as liabilities as the assets are constructed.

As at March 31, 2026, taxpayer-supported entities have incurred $46.7 billion in contractual obligations, and self-supported Crown corporations and subsidiaries have incurred $62.2 billion in contractual obligations, for a total of $108.9 billion in contract payments that will be made over the future years, depending on the terms of the contract.

Contractual obligations represent ongoing program costs where the projected expense has been quantified in an agreement. They are not off-balance sheet debt, nor are they unfunded costs. Rather, these annual costs have been incorporated into the overall program budgets of the contracting ministries and other entities similar to other future-oriented government program costs such as legislated entitlements and capital asset amortization. In the case of self-supported Crown corporations and subsidiaries, the payments will be made from future revenue streams.

The 2025/26 Public Accounts Contractual Obligations schedule presents a detailed listing of obligations by function. Taxpayer-supported contractual obligations can also be grouped into six categories (see Table 2.12) as follows:

• Coastal ferry services contract - annual operating subsidy provided by the Ministry of Transportation and Transit to BC Ferry Services Inc. in support of coastal ferry services and routes.

• Capital construction and maintenance P3s - reflect the annual service payments that will be made to maintain the asset and retire the liabilities.

• Program delivery agreements - annual operating cost of agreements with third-party entities that provide services to the public on behalf of government, such as care homes. Some agreements are for one year only.

• Operating and maintenance agreements - annual operating cost of agreements with third-party entities that operate and maintain government infrastructure on behalf of government. A majority of these agreements relate to health sector facilities.

• Service delivery agreements - annual operating cost of agreements with third-party entities that provide services directly to government, such as the Telecommunications Service Master Agreement with Telus.

• Capital and economic development agreements - annual cost of agreements to build infrastructure, such as health authorities, school districts, universities, and the BC Transportation Financing Authority's commitments for future projects.

In addition to the contractual obligations, taxpayer-supported entities have $15.8 billion in multiple-year government transfer agreements. Although there is no current obligation for these government transfers, the associated payments may be authorized by government in future years.

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Table 2.12 Taxpayer-Supported Contractual Obligations

($ millions)	2026/27	2027/28	2028/29	2029/30	2030/31	2031/32+	Total
Coastal ferry services contract	259	260	260	262	263	8,414	9,718
Capital construction and maintenance P3s	185	193	219	261	185	2,345	3,388
Program delivery agreements	4,073	1,191	337	234	208	1,892	7,935
Operating and maintenance agreements	1,533	1,044	778	689	349	1,040	5,433
Service delivery agreements	1,231	1,173	1,178	985	991	2,547	8,105
Capital and economic development agreements	7,277	3,058	1,047	359	70	304	12,115
	14,558	6,919	3,819	2,790	2,066	16,542	46,694

Of the total $62.2 billion contractual obligations for self-supported Crown corporations and subsidiaries, 94.7 per cent or $58.9 billion is for BC Hydro's power purchase agreements with independent power producers (IPPs). This ongoing cost of energy is factored into BC Hydro's financial statement projections in the fiscal plan, although any contractual increases to the tariffs paid to the IPPs are required to be recovered from future electricity rate increases.

The remaining contractual obligations for self-supported Crown corporations and subsidiaries relate to maintenance and service agreements, the associated costs are also factored into government fiscal plan projections.

2025/26 Public Accounts Audit Qualification

The Audit Opinion on the 2025/26 Public Accounts includes the following two qualifications.

Deferral of Revenues

The Auditor General recommends reporting restricted contributions as revenue in the period the transfers are received, unless the transfer establishes a financial liability on the part of the recipient. In accordance with accounting standards and Treasury Board regulations, the government has maintained its longstanding recognition of deferring restricted contributions and recognizing revenue in the same period that programs and services are provided to the public. The impact of the Auditor General's recommendation in the current year would be to increase revenue by $10.76 billion and decrease the deficit and liabilities by $10.76 billion.

Incomplete Contractual Obligations Disclosure

Contractual obligations that commit Government to make certain expenditures, for a considerable period into the future, are required to be disclosed in the financial statements. In the Auditor General's opinion, the summary financial statements do not provide the required disclosures in relation to certain contracts, such as contracts below the $50 million threshold and for payments not under contract for the First Nations Gaming Revenue Sharing Arrangement. The Auditor General's recommendation would increase the disclosure of contractual obligations by $7.068 billion.

The full text of the Auditor General's opinion and the comments of the Comptroller General of British Columbia can be found in the 2025/26 Public Accounts.

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Part 3

Supplementary Information

-  General Description of the Province
-  Constitutional Framework

-  Provincial Government
-  Annual Financial Cycle

-  Government's Financial Statements
-  Provincial Taxes

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General Description of the Province

British Columbia is located on Canada's Pacific coast, and has a land and freshwater area of 95 million hectares. It is Canada's third largest province and comprises 9.5 per cent of the country's total land area.

Geography

The province is nearly four times the size of Great Britain, 2.5 times larger than Japan and larger than any American state except Alaska. B.C.'s 7,022-kilometre coastline supports a large shipping industry through ice-free, deep-water ports. The province has about 8.5 million hectares of grazing land, 1.8 million hectares of lakes and rivers, and 950,000 hectares of agricultural land that is capable of supporting a wide range of crops.

Physiography

B.C. is characterized by mountainous topography, but also has substantial areas of lowland and plateau country. The province has four basic regions, a northwesterly trending mountain system on the coast, a similar mountain system on the east, and an extensive area of plateau country between the two. The northeastern corner of the province is lowland, a segment of the continent's Great Plains.

The western system of mountains averages about 300 kilometres in width and extends along the entire B.C. coast and the Alaska panhandle. The Coast Mountains contain some of the tallest peaks in the province. The western system includes the Insular Mountains that form the basis of Vancouver Island and Haida Gwaii (previously known as the Queen Charlotte Islands). These islands help to shelter the waters off the mainland coast of B.C., which form an important transportation route for people and products.

The Interior of the province is a plateau of rolling forest and grassland,

600 to 1,200 metres in average elevation, incised deeply by rivers. North of Prince George the interior becomes mountainous, but plateau terrain returns just south of the Yukon boundary in the area drained by the Liard River. The southern Interior's water system is dominated by the Fraser River, which has a drainage area covering about one-quarter of the province. The Rocky Mountains, in the eastern mountain system, rise abruptly on the southern B.C.-Alberta boundary and are cut by passes that provide dramatic overland transportation routes into the province. The Rocky Mountain Trench lies immediately to the west of the Rockies. This extensive valley, the longest in North America, is a geological fault zone separating different earth plates. It is the source of many of B.C.'s major rivers, including the Peace, Columbia and Fraser.

Climate and Vegetation

Coastal B.C. has abundant rainfall and mild temperatures associated with a maritime climate. The Pacific coast has an average annual rainfall of between

155 and 440 centimetres, while the more sheltered coasts of eastern Vancouver Island and the mainland along the Strait of Georgia average between 65 and 150 centimetres. Canada's longest frost-free periods of over 180 days per year are enjoyed along the edges of the coastal zone and inland along the Fraser River valley. Temperatures fall quickly up the steep slopes of the Coast Mountains. The predominant trees in this coastal region are the western hemlock, western red cedar and balsam in the wetter parts, and Douglas fir and grand fir in the drier areas.

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B.C.'s Interior region has a mainly continental type of climate, although not as severe as that of the Canadian Prairies. Considerable variation in climate occurs, especially in winter and across the Coast Mountains, as mild Pacific storms bring relief from cold spells. The southern Interior has the driest and warmest climate of the province. In the valleys, annual precipitation ranges from less than 30 centimetres to 50 centimetres, while daily temperatures can average over 20°C in July and just under freezing in January. The climate becomes more extreme further north and precipitation increases. The frost-free period in the North is short and variable. Spruce and lodgepole pine are the dominant trees of commercial value in the Interior.

The northeast region of the province is an extension of the western prairie region of Alberta. It has a continental climate that is more extreme than that of the northern interior region. However, it does have long hot summers and a frost-free period long enough to grow grain, forage and other crops.

Population

B.C. is the third largest province in terms of population, which was estimated at 5.698 million people, accounting for 13.7 per cent of Canada's population on

July 1, 2025. B.C.'s population grew at an average annual rate of 1.8 per cent between 2015 and 2025, faster than the growth rate of the overall Canadian population for the same period.

The Vancouver census metropolitan area, a major Canadian shipping, manufacturing and services centre, had the largest urban population in B.C. with 3.088 million people in 2025. Meanwhile, the census metropolitan area for Victoria, the provincial capital, had a population of 445 thousand people in 2025.

Constitutional Framework

The structure of the British Columbia government is based on British parliamentary tradition and precedent. Prior to 1866, B.C. was composed of two British-controlled colonies - the Colony of Vancouver Island was established in 1849, and the Colony of British Columbia was established in 1858 on the mainland. In the Union Proclamation of 1866, the two colonies were joined to form the single united Crown Colony of British Columbia. On July 20, 1871, B.C. entered into Confederation with Canada. Although the Colony of Vancouver Island had a parliamentary form of government as far back as 1856, the first fully elected government was not instituted in B.C. until the autumn after Confederation with Canada. Responsible government was achieved in late 1872, when the lieutenant governor acquiesced to an executive council that was responsible to the legislative assembly.

Upon entering Confederation, B.C. came under the authority of the

British North America Act, 1867 (BNA Act), a statute of the British parliament. Until 1982, the BNA Act defined the major national institutions and established the division of authority between the federal and provincial governments. In 1982, the British Parliament ended its legal right to legislate for Canada with the passage of the Canada Act, 1982 and its companion legislation, the Constitution Act, 1982, which also includes the Canadian Charter of Rights and Freedoms. The BNA Act was renamed the Constitution Act, 1867, which continues to be the foundation for the division of legislative powers between Canada, as a federal state, and provincial governments.

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Indigenous Peoples

British Columbia is home to approximately 334,000 Indigenous peoples1, representing nearly one in six Indigenous people in Canada. There are more than 200 First Nations in B.C. (of 600 in Canada), and they represent 36 distinct languages. At approximately 116,000, the Métis population in B.C. is the third-largest in Canada.

Each Indigenous community has a unique history and experience and different ways of life, social organization, governance systems, and approaches to economic development.

As the original occupants of the land, Indigenous peoples have a special constitutional relationship with the Crown. This relationship, including existing Aboriginal2 and treaty rights, is recognized and affirmed in section 35 of the Constitution Act, 1982, and includes recognizing that Indigenous self-government is part of Canada's evolving system of cooperative federalism and distinct orders of government.

Provincial Government

B.C.'s government is modeled after the British system. Functionally there are three main branches: the legislature, the executive and the judiciary.

Legislature

Legislative powers in British Columbia are exercised by a single legislative chamber, which is elected for a term of four years. B.C. was the first jurisdiction in Canada to establish set general election dates, in 2001. Provincial general elections are scheduled to take place on the third Saturday in October every four years.

The legislature consists of the Lieutenant Governor and 93 elected members of the Legislative Assembly. The Legislative Assembly represents the people of B.C. in the conduct of the province's affairs. The assembly is required by law to meet at least once a year with a normal session lasting several months. However, special sessions can last just a few days or many months, depending on the nature of the government's business.

The legislature operates on a fixed schedule- the Throne Speech opens the legislative session and the Budget Speech must be presented to the Legislative Assembly on or before the fourth Tuesday in February each year. In an election year, the Throne Speech and Budget Speech may occur on or before April 30th of the following year.

Executive

The executive is composed of the Lieutenant Governor and the Executive Council. The Executive Council, or Cabinet, is headed by the Premier and is composed of selected members of the ruling party. The Lieutenant Governor, the King's representative in British Columbia, holds a largely ceremonial place in the modern provincial government. By constitutional custom, the Lieutenant Governor is appointed by the Governor General of Canada for a term usually lasting five years.

Following a general election, the Lieutenant Governor calls upon the leader of the political party with the majority of elected members to serve as Premier and to form the provincial government.

_________________________________________________________

1 The term 'Indigenous' includes all people of Indigenous ancestry, including First Nations (status and non-status), Métis and Inuit. Population estimates as of July 1, 2025 are from BC Stats and Statistics Canada.

2 The federal Constitution Act, 1982, and provincial Declaration on the Rights of Indigenous Peoples Act define the term 'Indigenous peoples' to include First Nations, Métis and Inuit Peoples in Canada.

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Where the general election does not result in a single political party having the majority of elected members, a minority government may be formed by the party that is able to form a coalition or enter into an agreement with another party, to ensure it has the majority required for all confidence motions and budgetary legislation.

The Lieutenant Governor, on the advice of the Premier, appoints members of the Executive Council and is guided by the Executive Council's advice as long as it holds the confidence of the Legislative Assembly.

The Lieutenant Governor, on recommendation of the Premier, convenes, prorogues and dissolves the Legislative Assembly and gives Royal Assent to all measures and bills passed by the assembly before they become law.

Ministers are the executives responsible for government ministries, and are usually members of Cabinet. Cabinet determines government policy and is held responsible by the Legislative Assembly for the operation of the provincial government.

Deputy ministers are the senior civil servants in their ministries and have responsibility for all operational matters including budget, human resources and program development. Deputy ministers are required to manage a complex set of multiple accountabilities which arise out of various powers, authorities and responsibilities attached to the position. The deputy minister is the principal source of support for a minister in fulfilling minister's collective and individual responsibilities and accountability. In providing this support, the deputy minister is responsible for:

• sound public service advice on policy development and implementation, both within the minister's portfolio and with respect to the government's overall policy and legislative agenda;

• effective ministry management, as well as advice on management of the minister's entire portfolio; and

• fulfillment of authorities that have been assigned to the deputy minister or other officials either by the minister directly or by virtue of legislation.

Judiciary

The Judiciary performs functions that are central to the orderly operation of society. Judges hear and give judgment in criminal prosecutions and in actions arising from disputes between private citizens or between the government and private citizens.

Judges apply both judge-made law, known as ''common law,'' and laws made by the Parliament of Canada and provincial legislatures. The Judiciary is sometimes called on to determine whether laws passed by governments conform to the values expressed in the Canadian Charter of Rights and Freedoms.

B.C.'s judicial system is made up of the Provincial Court of British Columbia, the Supreme Court of British Columbia and the Court of Appeal of British Columbia. The Provincial Court hears cases that fall into five main categories: criminal cases, family cases, youth court cases, small claims, and traffic and bylaw cases. The provincial government appoints Provincial Court judges, and the federal government appoints Court of Appeal and Supreme Court judges.

The federal judicial system includes the Tax Court of Canada, the Federal Court of Canada (Appeals division and Trial division) and the Supreme Court of Canada.

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The Federal Court of Canada hears cases in limited areas of exclusively federal jurisdiction - for example, reviewing decisions made by federal tribunals such as the Canada Labour Relations Board. The Supreme Court of Canada is the court of final resort and hears selected appeals from the Federal Court of Appeal and provincial Courts of Appeal.

Provincial Government Jurisdiction

Under Canada's constitutional framework, B.C. has ownership and jurisdiction over natural resources and is responsible for education, health and social services, municipal institutions, property and civil rights, the administration of justice and other matters of purely provincial or local concern.

Annual Financial Cycle

British Columbia's Budget Transparency and Accountability Act (BTAA) outlines the Province's reporting requirements during the financial cycle and imposes specific reporting deadlines or release dates for these publications. In particular, fixed dates for presentation of the budget, as well as dates for quarterly and annual reports, are set by law.

Under the BTAA, the provincial government focuses its budgeting and reporting on a summary accounts basis. The BTAA requirements include reporting on the advice of the Economic Forecast Council; presentation of the annual Estimates, Budget and Fiscal Plan, Quarterly Reports, and Public Accounts; publication of Quarterly Reports with revised forecasts; annual three-year service plans and service plan reports for each ministry and government organization; and an annual three-year government strategic plan and report.

Chart 3.1 summarizes the annual financial process of the Province. This process consists of four main stages.

Planning and Budget Preparation

Treasury Board, a committee of the executive council, reviews longer-term estimates of revenue, expense, capital and debt, and establishes a preliminary fiscal plan within the framework of the government's overall strategic plan. Ministries, service delivery agencies, and Crown corporations prepare three-year service plans, including performance measures and targets, and operating and capital budgets, for review by government. Treasury Board makes budget allocations for ministries and agencies, and assesses commercial Crown corporation net income benchmarks, within the context of the fiscal plan. Included as inputs into this process are a consultation paper published by September 15th that invites public comment on issues for consideration as government develops its fiscal and service plans, and province-wide public hearings held by a committee of the legislature. A report outlining the results of the budget consultation process is made public by November 15th of each year.

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Chart 3.1 Financial Planning and Reporting Cycle Overview

JAN FEB MAR APRIL MAY JUNE JULY AUG SEPT OCT NOV DEC
CALENDAR YEAR
Ministries and Crown corporations prepare 3-year service plans including financial implications
Fiscal outlook updated and budget targets/envelopes established based on government priorities
Budget Consultation Process
BUDGET PREPARATION - decisions on revenue, expense, Crown corporation plans, capital, FTEs
Government tables in the Legislative Assembly the Estimates, Budget and 3-Year Fiscal Plan, and 3-year ministry/Crown service plans
BUDGET DAY*
Fourth Tuesday in February
ESTIMATES tabled
BUDGET & THREE-YEAR FISCAL PLAN tabled
Three-year service plans of ministries and Crown organizations tabled
Legislative Assembly approves money/resources
Interim Supply
ESTIMATES DEBATED to authorize ministry operating and capital spending
Final Supply
Government delivers programs and services, and incurs expenses
Based on Estimates and fiscal plan
Records are maintained of how revenue is earned and the money spent, and forecasts are updated
QUARTERLY REPORTS
Ongoing reports of government and Crown corporation finances
Q1
Q2
Q3
FINANCIAL AND ECONOMIC REVIEW
Record of economic performance and annual government and Crown corporation finances
Detailed records of government and Crown corporation finances (audited by Auditor General and Crown corporation auditors)
PUBLIC ACCOUNTS published
Annual service plan reports made public by government, ministries and organizations
MINISTERIAL ACCOUNTABILITY REPORT published
FISCAL YEAR

*In an election year the budget day may be delayed, in accordance with the *Budget Transparency and Accountability Act*.

Implementation and Reporting

The government's revenue, expense and capital plans for the next three fiscal years, as well as other information on the government's finances, are presented to the legislative assembly by the Minister of Finance in a budget document called the Budget and Fiscal Plan. The financial plan for the next fiscal year is also included in the document called the Estimates, which describes the individual appropriations to be voted on by the legislative assembly. Government's strategic plan, service plans, and a report on major capital projects (those where the government contribution exceeds $50 million) must also be tabled in the legislature. Legislative amendments have increased the major capital projects reporting threshold to $125 million. The changes will take effect in the 2026/27 First Quarterly Report. Throughout the year, the authorized funding as specified in the Estimates and ministry service plans is spent on programs and services. Crown corporations follow approved service plans under the direction of their own boards of directors. Quarterly Reports, including full-year forecasts, are published by legislated dates, thereby providing regular updates to the public on the government's finances.

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Evaluation

At the end of the fiscal year, the Public Accounts are prepared by the Office of the Comptroller General and examined by the Office of the Auditor General to ensure that the financial statements fairly present the government's financial position. The Public Accounts are augmented by the British Columbia Financial and Economic Review, which provides an overview of annual and historical financial and economic results.

In addition, annual service plan reports are made public that compare actual results with ministry and Crown corporation performance targets.

Accountability

The Public Accounts are presented to the legislative assembly and are reviewed by two committees of the legislative assembly (the Select Standing Committee on Public Accounts, and the Select Standing Committee on Crown Corporations). At the same time, the Ministerial Accountability Report is published detailing the individual financial performance of cabinet ministers, and the performance achieved by the Ministers of State on non-financial targets.

Government's Financial Statements

Government Reporting Entity

The provincial government conducts its activities through:

• ministries;

• the SUCH sector (school districts, universities, colleges, institutes, and health organizations);

• other taxpayer-supported service delivery agencies; and

• commercial Crown corporations.

The accounts relating to the ministries and other direct activities of government are contained in the Consolidated Revenue Fund (CRF), whose financial results are reported as a separate entity in the Public Accounts. The CRF comprises all money over which the legislature has direct power of appropriation. The operations of public sector organizations, including the SUCH sector entities, service delivery agencies, and Crown corporations, are recorded in their own financial statements, which are subject to audit by the Auditor General or by private-sector auditors.

The relationships between the legislature and government's public sector organizations are guided by legislation, governance agreements, and/or mandate letters to ensure effective oversight, alignment with government's priorities, and preservation of public confidence in the management of public-sector programs and services for the citizens of British Columbia.

The Province consolidates the financial results of all these entities into a single set of financial statements, published annually in the Public Accounts.

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Part 3 - Supplementary Information

Compliance with GAAP

British Columbia's Budget Transparency and Accountability Act (BTAA) requires government's financial statements to conform to generally accepted accounting principles (GAAP) for senior governments in Canada. In practice this means compliance with the Public Sector Accounting Standards (PSAS), which are set by the Canadian Public Sector Accounting Board (PSAB).

Under PSAS, service delivery agencies are consolidated with the CRF on a line-by-line basis. Commercial Crown corporations3 (government business enterprises) and commercial subsidiaries owned by service delivery agencies are consolidated on a modified equity basis - i.e. their net income is reported as revenue of the Province and their retained earnings as an investment.

Where the accounting policies of service delivery agencies differ from those used by the central government, the service delivery agency financial statements are adjusted to conform to government's accounting policies. No adjustments for accounting differences are made for commercial Crown corporations, which prepare their statements in accordance with International Financial Reporting Standards (IFRS).

The BTAA authorizes Treasury Board to adopt different standards than those promoted by PSAB in order to ensure that British Columbia's financial reporting reflects the policy framework within which the Crown corporations and agencies operate. Any alternative standard adopted by Treasury Board must come from other areas of Canadian GAAP or from a recognized standard setting body in another jurisdiction (e.g. the US Financial Accounting Standards Board). Treasury Board has issued one such regulation, mandating BC Hydro to follow the US FASB standard for rate-regulated accounting.

The full text of government's significant accounting policies can be found in Note 1 to the Consolidated Summary Financial Statements in the 2025/26 Public Accounts.

__________________________________________

3 Crown corporations are considered commercial if the majority of their operating revenue comes from non-government sources, and their operating revenue is sufficient to cover operating and debt service costs without the need for government grants or other forms of assistance. Otherwise they are included with the service delivery agencies.

2026 Financial and Economic Review	| 69

Part 3 - Supplementary Information

Table 3.1 Provincial Taxes (as of July 2026)

Type and
Statute Reference	Tax Base	Tax Rate	Characteristics and Exemptions

Income - Income Tax Act	Taxable Income: • Corporate • Personal

General rate: 12%
Small business rate: 2%.

Tax rates of 5.60%, 7.70%, 10.50%, 12.29%, 14.70%, 16.80% and 20.50% corresponding to the following tax brackets:

$0 to $50,363

$50,363.01 to $100,728

$100,728.01 to $115,648

$115,648.01 to $140,430

$140,430.01 to $190,405

$190,405.01 to $265,545

Over $265,545

The Canada Revenue Agency administers B.C.'s personal and corporate income taxes under the Tax Collection Agreement between the province and the federal government.

Corporate tax credits include the B.C. scientific research and experimental development tax credit, the book publishing tax credit, the interactive digital media tax credit, the film and television tax credits, and the manufacturing and processing investment tax credit. In addition, the farmers' food donation tax credit, mining exploration tax credit, logging tax credit, training tax credits and small business venture capital tax credits are available to both individuals and corporations.

B.C. provides a set of non-refundable credits similar to most federal non-refundable credits. In Budget 2026, the province increased the B.C. tax reduction credit by $115 to $690 effective January 1, 2026.

Refundable personal tax credits include the renter's tax credit, the sales tax credit, the B.C. Family Benefit (previously known as the B.C. Child Opportunity Benefit) and other credits available to individuals who meet specific eligibility criteria.

B.C.'s lowest personal income tax rate was increased in Budget 2026 from 5.06% to 5.60% effective January 1, 2026. The applicable rate for the basic personal income tax credits is also increased from 5.06% to 5.60% effective the same date.

Effective for taxation years 2027 through 2030, B.C. will freeze the personal income tax brackets and non-refundable credit thresholds.

Residential property sales - Residential Property (Short-Term Holding) Profit Tax Act	Tax on income earned from selling residential property owned for less than 730 days	Tax rate of 20% if residential property is owned for less than 366 days. Tax rate is reduced daily between 365 and 731 days until 0 - Tax rate: 20% x [1-((days held - 365)/365)]

Effective for January 1, 2025, the B.C. home flipping tax applies to profit earned from selling residential property in B.C. if the residential property is acquired and disposed of within 730 days.

Exemptions include those normally exempt from tax (e.g., government bodies, registered charities), builders and developers, substantial renovations and construction of additional housing units, commercial use, life circumstances-such as death, serious illness, relocation for employment, bankruptcy-and for transactions between related persons.

Payroll - Employer Health Tax Act	B.C. remuneration	1.95%. Rate is phased in if annual B.C. remuneration is between $1 million and $1.5 million. Tax does not apply if B.C. remuneration is less than $1 million.

Employers with annual B.C. remuneration less than $1 million are exempt from the tax. The exemption amount is shared by all associated employers.

The tax is phased in for employers with annual B.C. remuneration between $1 million and $1.5 million.

Special rules exist for charities and non-profits. Charities and non-profits receive an exemption of $1.5 million per qualifying location. Charities and non-profits with B.C. remuneration between $1.5 million and $4.5 million per qualifying location pay a reduced rate. Employers associated with charities and non-profits do not have to share the exemption with the charity.

70 |	2026 Financial and Economic Review

Part 3 - Supplementary Information

Table 3.1 Provincial Taxes (as of July 2026) - Continued

Type and
Statute Reference	Tax Base	Tax Rate	Characteristics and Exemptions

Real property transfers - Property Transfer Tax Act	Fair market value of property based on the percentage of interest in the property.
1% on the first $200,000 of the fair market value transferred, 2% of the fair market value that exceeds $200,000 but does not exceed $2,000,000 and 3% of the fair market value that exceeds $2,000,000. For residential class property and farm land associated with a farmers' dwelling, the 3% rate becomes 5% for the fair market value above $3,000,000.

Foreign nationals and foreign corporations purchasing residential class property in certain areas pay an additional 20% of fair market value. These areas are Metro Vancouver Regional District except Tsawwassen Lands, and Capital, Central Okanagan, Fraser Valley and Nanaimo Regional Districts.

Eligible first time home-buyers who purchase a home with a fair market value up to $835,000 are exempt from tax on the first $500,000 of the property's value. Similarly, eligible purchasers of newly constructed homes are fully exempt from tax if the fair market value is $1,100,000 or less.

Other exemptions include: qualifying purpose-built rental buildings, some intergenerational transfers or transfers to a spouse of principal residences, recreational residences and family farms; transfers of property between spouses pursuant to written separation agreements or court orders; transfers of property to local governments, registered charities and educational institutions; transfers of property to veterans under the Veterans' Land Act (Canada); transfers of land to be protected, preserved, conserved or kept in a natural state; and transfers of leases 30 years or less in duration. A number of technical exemptions are also provided.

Foreign nationals who become citizens or permanent residents of Canada within a year of purchase may be eligible for a refund of the additional 20% tax.

Foreign nationals who receive confirmation under the B.C. Provincial Nominee Program for immigration to Canada may be exempt from the additional 20% tax.

Retail sales tax - Provincial Sales Tax Act

Purchase and lease of tangible personal property.

Purchase of software, accommodation, related services, telecommunication services, online marketplace services, and legal services.

Gifts of vehicles, boats, and aircraft.

Effective October 1, 2026, will apply to accounting and bookkeeping services; architectural services; engineering and geoscience services; rental property and strata management services and commissions related to buying and selling non- residential real estate; and security and private investigation services.

General rate: 7% Liquor: 10% Vapour products: 20% Accommodation: 8% Vehicles: 7% to 20% Boats and aircraft: 7% or 12% Fossil fuel combustion systems: 12% Manufactured buildings: reduced rate of tax.

Paid by purchasers and lessees and primarily collected through businesses required to be registered under the Act.

Major consumer exemptions include, but are not limited to:

  food for human consumption (including prepared food, but not including soda beverages), residential energy,
  children's clothing and footwear (child-sized clothing and adult-sized clothing for children under 15 years of age), basic cable and residential land-line telephone services, and vitamins, drugs, and household medical aids.

Major business exemptions include, but are not limited to:

  goods acquired solely for re-sale or re-lease,
  goods purchased to be incorporated into goods for sale or lease, certain production machinery and equipment purchased by major industries (manufacturers, logging, mining, oil and gas) for qualifying activities at qualifying locations, and electricity.

Tobacco - Tobacco Tax Act	By cigarette, heated tobacco product, cigar retail price, and weight on other tobacco products.	32.5 cents per cigarette, tobacco stick, or heated tobacco product unit, and 65 cents per gram of loose tobacco; 90.5% of taxable price on cigars to a maximum tax of $7 per cigar.	Tax is payable on tobacco by purchasers at the time of retail purchase. Tobacco is subject to a security scheme. Security is payable by wholesale dealers registered under the Act when tobacco is delivered to them.

2026 Financial and Economic Review	| 71

Part 3 - Supplementary Information

Table 3.1 Provincial Taxes (as of July 2026) - Continued

Type and
Statute Reference	Tax Base	Tax Rate	Characteristics and Exemptions

Motor fuel - Motor Fuel Tax Act	Purchase, use, or in certain circumstances, transfer or importation of fuels:

Clear gasoline
General rate: 14.5 cents per litre (includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority).

South Coast BC Transportation Service Region: 27 cents per litre (includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority and 18.5 cents per litre collected on behalf of TransLink).

Victoria Regional Transit Service Area: 20 cents per litre (includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority and 5.5 cents per litre collected on behalf of BC Transit).

Tax generally applies to all fuels purchased for use, or used in, internal combustion engines. Tax is payable on fuels by purchasers at the time of retail purchase. Most fuels are subject to a security scheme. Security is payable by collectors registered under the Act when fuel is sold in British Columbia for the first time after manufacture or importation. The additional tax collected in the South Coast BC Transportation Service Region, on behalf of TransLink, helps fund regional transportation costs. The additional tax collected in the Victoria Regional Transit Service Area, on behalf of BC Transit, helps fund the public transit system.

Motive fuel

General rate: 15 cents per litre (includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority).

South Coast BC Transportation Service Region: 27.5 cents per litre (includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority and 18.5 cents per litre collected on behalf of TransLink).

Victoria Regional Transit Service Area: 20.5 cents per litre (includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority and 5.5 cents per litre collected on behalf of BC Transit).

Tax applies to diesel fuel but does not include alternative motor fuels or coloured fuels.
	Alternative motor fuels (natural gas, hydrogen, and methanol (M85+))	Exempt.	Natural gas, when used as a motor fuel, is exempt from tax. Certain hydrogen is exempt from tax. Fuels comprised of at least 85% methanol are also exempt from tax.

72 |	2026 Financial and Economic Review

Part 3 - Supplementary Information

Table 3.1 Provincial Taxes (as of July 2026) - Continued

Type and
Statute Reference	Tax Base	Tax Rate	Characteristics and Exemptions

Motor fuel - Motor Fuel Tax Act (continued)	Coloured fuel, marine diesel fuel	3 cents per litre.	Coloured fuel may be used in all vehicles not licensed to operate on a highway and in specific industrial vehicles. Farmers are exempt from paying the tax when fuel is used solely for listed farm purposes. Farm trucks are allowed to use tax-exempt coloured fuel for farming purposes on a highway. Marine diesel fuel used in interjurisdictional cruise ships and ships prohibited from coasting trade under the Coasting Trade Act is exempt from tax. Marine diesel fuel purchased for use in a marine gas turbine engine to propel a commercial passenger or cargo vessel is exempt from tax.

	Locomotive fuel	3 cents per litre.	Tax applies to fuel specifically for use in locomotives.

	Propane	2.7 cents per litre.	Propane tax applies to all uses of propane. There are exemptions for propane used as residential energy in a residential dwelling, for propane used by qualifying farmers solely for a farm purpose, and for small containers of propane.

	Aviation fuel	2 cents per litre.	Aviation fuel tax applies to fuel produced specifically for use in a non-turbine aircraft engine.

	Jet fuel	2 cents per litre.	Jet fuel tax applies to fuel produced specifically for use in a turbine aircraft engine. Jet fuel used for international flights is exempt.

	Natural gas used in stationary engines, other than listed below.	1.1 cents per 810.32 litres.

	Natural gas used in pipeline compressors to transmit marketable gas.	1.9 cents per 810.32 litres.

	Natural gas used in pipeline compressors to extract and transmit raw gas from wells to processing plants.	Exempt.

	Natural gas used in compressors to re-inject sour gas into depleted wells.	Exempt.

	Marine bunker fuel	Exempt.	Exemption applies to bunker fuel used as fuel in a ship.

Natural resources - Logging Tax Act	Net income from logging in	10% (fully recoverable against federal and provincial corporation and personal income tax).	Tax is calculated as net income from logging after deducting a processing allowance.

- Mineral Land Tax Act	Assessed value of freehold mineral land and production areas.	Undesignated mineral land - $1.25 to $4.94 per hectare. Designated production areas - $4.94 per hectare.	Rates of tax set on sliding scale, dependent on size and designation of land. No tax is payable if the mineral land is less than 16.2 hectares, owned by a registered charity or if the administrator has classified the mineral lands as agricultural.

- Mineral Tax Act	Cash flow from individual metal and coal mines (other than placer gold mines).	2% of net current proceeds (NCP). 13% of net revenue (NR).	Tax calculated for each operator on a mine-by-mine basis. NCP tax paid on current operating cash flow until all current and capital costs, plus any investment allowance, are recovered. Then NR tax paid on cumulative cash flow. NCP tax creditable against NR tax.

	Volume of production of limestone, dolomite, marble, shale, clay, volcanic ash, diatomaceous earth, sandstone, quartzite and dimension stone.	$0.15 per tonne removed from all quarries operated.	An operator may deduct 25,000 tonnes from the total number of tonnes removed from all quarries operated by that operator. However, the amount deducted from any one quarry by all operators of that quarry must not exceed 25,000 tonnes.

	Value of minerals sold by placer gold mines.	0.5% of value of minerals sold.

2026 Financial and Economic Review	| 73

Part 3 - Supplementary Information

Table 3.1 Provincial Taxes (as of July 2026) - Continued

Type and
Statute Reference	Tax Base	Tax Rate		Characteristics and Exemptions

Insurance - Insurance Premium Tax Act	B.C. insurance premiums.	4.4% for vehicle and property insurance, 2% for life, sickness, personal accident and loss of salary and wages insurance, 4% for other insurance and 7% for all contracts with unlicensed insurers.
Exemptions:

Licensed insurers that are fraternal benefit societies and purely mutual corporations that earn 100% of net premium income from the insurance of religious institutions, schools or charitable organizations, or at least 50% of the B.C. net premium income from insurance of farm property are exempt. Premiums received or receivable as consideration for an annuity contract, for medical services or health care under a plan approved by regulation, from another taxable insurer under a contract of reinsurance, or under a contract of marine insurance that is not a pleasure craft are also exempt from taxation.

For unlicensed insurers, the premiums paid to enter into a contract of marine insurance or reciprocal marine insurance that is not a pleasure craft insurance, by licensees under the Real Estate Services Act that enter into a contract with the Real Estate Errors and Omissions Insurance Corporation or are levied an assessment for the Real Estate Special Compensation Fund, by members of the Law Society of British Columbia, and by farmers that have insurance under the Farm Income Insurance Act or the Insurance for Crops Act.

Real property - Taxation (Rural Area) Act	Assessed value of land and improvements in rural areas (outside municipalities). Assessment determined under the Assessment Act.	Rates are set annually expressed as $/$1000 of taxable assessed value. For all property classes, the rural area tax revenues increase based on the 3-year average annual change in provincial nominal gross domestic product (GDP).		Some exemptions apply under various statutes.

		For 2026 the rates are:
		Class	Rate $/$1000
		1 residential:	0.3861
		2 utilities:	3.4653
		3 supportive housing:	0.1000
		4 major industry:	7.5441
		5 light industry:	2.4996
		6 business and other:	2.4996
		7 managed forest land:	0.5372
		8 recreation/non-profit:	0.8040
		9 farm land:	0.6087
		In Peace River Regional
		District, tax rates are the same
		as above except:
		2 utilities:	3.7234
		4 major industry:	7.8022
		5 light industry:	2.7577

General residential class school property tax - School Act section 119	Assessed value of class 1, residential land and improvements. Assessment determined under the Assessment Act.	Rates are set annually to increase revenues by the 3-year average annual change in provincial nominal GDP, before application of the home owner grant. The rates vary by school district. For 2026, rates range from about $0.8225/$1000 to $4.2602/$1000.

General rates are calculated using a formula to moderate effects of varying average assessments on school district taxes. Amendments to the School Act in 2002 allow the Minister of Finance to apply different tax rates within a school district. Tofino is the only municipality with a rate that differs from the rest of the school district. School districts may levy additional tax on residential class property if authorized by a local referendum. None do.

The Home Owner Grant Program and the Property Tax Deferment Program can reduce or postpone the tax liability for Canadian citizens and permanent residents of Canada who occupy their property as a principal residence.

Additional school tax on homes over $3 million - School Act section 120.1	Assessed value of "dwelling property".	Tax is 0.2% on the value of the dwelling property between $3,000,000 and $4,000,000 and 0.4% on the value above $4,000,000.		Dwelling property for the additional school tax is most residential class property where there is between one and three dwelling units. Properties with four or more units, such as apartment buildings, are not taxed. Vacant land in the residential class is taxed unless it is in the agricultural land reserve.

74 |	2026 Financial and Economic Review

Part 3 - Supplementary Information

Table 3.1 Provincial Taxes (as of July 2026) - Continued

Type and
Statute Reference	Tax Base	Tax Rate		Characteristics and Exemptions

Non-residential class school property tax - School Act section 119	Assessed value of non-residential land and improvements. Assessment determined under the Assessment Act.	Rates are set annually to increase revenues by the 3-year average annual change in provincial nominal GDP and are expressed as $/$1000 of taxable assessed value. For 2026 the rates are:
Some exemptions apply under various statutes.

Starting in 2023, the 60% credit on major industrial (class 4) properties is eliminated. The class 4 property tax rate is reduced by an equivalent amount, resulting in no effective change from the removal of the credit.

A 50% provincial farm land property tax credit reduces the provincial school property tax on farm land (class 9).

		Class	Rate $/$1000
		2 utilities:	12.06
		3 supportive housing:	0.10
		4 major industry:	1.62
		5 light industry:	4.04
		6 business and other:	4.04
		7 managed forest land:	2.23
		8 recreation/non-profit:	2.38
		9 farm land:	7.67

Police tax - Police Act	Assessed value of land and improvements in municipalities under 5,000 population and in rural areas. Assessment determined under the Assessment Act.	Rates are set annually to raise up to 50% of the provincial cost of rural and small community policing. Rates are set for each of the nine property classes in each municipality under 5,000 population, in each electoral area of the province, in Treaty Settlement Lands subject to the tax, and in the area of the province outside a regional district.
As announced in Budget 2026, police tax revenue is set to target 33% of legislated costs, after policy-based tax deductions.

Basic rates are calculated using a formula that includes assessed value and population. Tax rate reductions are embedded in the rates to reflect the contribution taxpayers in rural areas make to policing costs through the provincial rural area property tax and payments of grants in lieu of police tax by exempt taxpayers. Rates are further reduced to deliver traffic fines revenue sharing amounts to taxpayers: in municipalities over 5,000 where police tax does not apply the traffic fines revenue sharing amounts are paid to municipalities.

Speculation and vacancy tax - Speculation and Vacancy Tax Act	Tax is based on the assessed value of the residential property. Assessment determined under the Assessment Act.
Budget 2025 included amendments to increase SVT rates from two per cent to three per cent for foreign owners and untaxed worldwide earners and from 0.5% to 1% for Canadian citizens and permanent residents to help ensure residential properties are used as homes rather than investments. The new rates took effect on January 1, 2026, and will apply to the SVT payable by property owners based on the use of their residential properties during the 2026 calendar year and onward.

Budget 2026 further increases the rate for foreign owners and untaxed worldwide earners from 3% to 4%. The increased tax rate of 4% will apply to the speculation and vacancy tax payable by these property owners based on the use of their residential properties during the 2027 calendar year and onward.

The tax is intended for those who are holding their properties vacant or underused, putting pressure on already low vacancy rates and housing supply levels. The tax is also intended for foreign owners and untaxed worldwide earners who do not pay their share of income taxes in our province but enjoy British Columbia's services and high quality of life.

Different exemptions and credits are available depending on owner type.

The principal residence of a resident of British Columbia is exempt from the tax. Residential property that is rented out is exempt. Property that is under construction or development is exempt. There are also a variety of hardship exemptions available.

Residents of B.C. are entitled to a tax credit of up to $4,000 ($2,000 for the 2025 or prior calendar year). Other categories of owners are entitled to a tax credit based on reported B.C. income and the use of the property.

2026 Financial and Economic Review	| 75

Part 3 - Supplementary Information

Table 3.2 Interprovincial Comparisons of Tax Rates - 2026 (Rates known and in effect as of July 1, 2026)

Tax	British Columbia	Alberta	Saskat- chewan	Manitoba	Ontario	Quebec	New Brunswick	Nova Scotia	Prince Edward Island	Newfound- land and Labrador
Corporate income tax (per cent of taxable income)
General rate	12	8	12	12	11.5	11.5	14	14	15	15
Manufacturing rate [1]	12	8	10	12	10	11.5	14	14	15	15
Small business rate [2]	2	2	1	0	2.2	2.2	2.5	1.5	1	2
Small business threshold ($000s)	500	500	600	500	500	500	500	700	600	500
Corporation capital tax (per cent)
Financial [3]	Nil	Nil	6	6	1.25	1.25	4/5	4	5	6
Payroll tax (per cent) [4]	1.95	Nil	Nil	2.15	1.95	4.26	Nil	Nil	Nil	2
Insurance premium tax (per cent) [5]	2/7	3/4	3/4	2/4	2/3.5	3.3	2/3	3/4	3.75/4	5
Fuel tax (cents per litre) [6]
Gasoline	14.5	13	15	12.5	20.33	34.33	25.76	28.87	24.17	23.44
Diesel	15	13	15	12.5	21.87	38.55	32.73	30.39	32.11	26.89
Sales tax (per cent) [7]
General rate	7	Nil	6	7	8	9.975	10	9	10	10
Tobacco tax ($ per carton of 200 cigarettes) [8]	77.43	60.00	68.23	72.08	48.91	41.80	67.40	74.48	77.26	82.76

1 In British Columbia (and some other provinces), the general rate applies to income from manufacturing and processing.

2 Ontario's small business rate was decreased from 3.2 per cent to 2.2 per cent, effective July 1, 2026. Quebec reduced its small business rate from 3.2 per cent to 2.2 per cent for taxation years beginning after April 29, 2026. Newfoundland and Labrador lowered its small business rate from 2.5 per cent to 2.0 per cent, effective January 1, 2026.

3 Saskatchewan eliminated the capital tax for small financial corporations and increased the rate for large financial corporations from 4.0 per cent to 6.0 per cent, effective April 1, 2026. Manitoba also exempts small financial corporations from capital tax. The tax in Ontario and Quebec tax only applies to life insurance companies. New Brunswick generally applies a 4.0 per cent tax on financial institutions with a 5.0 per cent tax on banks specifically. Saskatchewan, New Brunswick, Nova Scotia, Prince Edward Island, and Newfoundland and Labrador each provide capital tax deductions.

4 Provinces with payroll taxes provide payroll tax relief for small businesses. Quebec levies a compensation tax of up to 2.8 per cent on salaries and wages paid by financial institutions other than insurance corporations which are taxed at a rate of 0.3 per cent.

5 Lower rates apply to premiums for life, sickness, and accident insurance; higher rates apply to premiums for property insurance including automobile insurance. In British Columbia, the highest rate applies to unlicensed insurance. Quebec's rate includes the 0.3 per cent rate of compensation tax levied on insurance corporations. In Saskatchewan, Manitoba, Ontario, Quebec, and Newfoundland and Labrador, sales taxes also apply to certain insurance premiums except, generally, those related to individual life and health. As proposed in PEI's Budget 2026, PEI insurance premium tax rates will increase to 4.0 per cent for life, accident and sickness insurance, and 4.25 per cent for other insurance types effective Fall 2026.

6 Tax rates are for regular fuel used on highways and include all provincial taxes payable by consumers at the pump. The British Columbia rates include 6.75 cents per litre dedicated to the BC Transportation Financing Authority. The British Columbia rates do not include regional taxes that increase the gasoline and diesel rates by 18.5 cents per litre in the South Coast British Columbia Transportation Authority service region and by 5.5 cents per litre in the Capital Regional District. The rates for Ontario, Quebec, New Brunswick, Nova Scotia, Prince Edward Island, and Newfoundland and Labrador include provincial sales tax based on average pump prices as of July 2026. In Alberta, fuel tax rates, including gas and diesel, are adjusted quarterly based on an average West Texas Intermediate price within a given period. Quebec's rates do not include increased or reduced regional tax rates, such as an additional 3 cents per litre on gasoline in the Montreal area.

7 Tax rates shown are statutory rates. Ontario, Quebec, New Brunswick, Nova Scotia, Prince Edward Island, and Newfoundland and Labrador have harmonized their sales taxes with the federal GST. Alberta imposes a 4 per cent tax on short-term rental accommodation.

8 Includes estimated provincial sales tax / provincial portion of the harmonized sales tax in all provinces except Alberta and Quebec.

76 |	2026 Financial and Economic Review

Appendix 1

Economic Review
Supplementary Tables

2026 Financial and Economic Review	| 77

Appendix 1 - Economic Review Supplementary Tables

Table A1.1A Aggregate and Labour Market Indicators

	Population [1] (thousands)	Nominal GDP ($ millions)	Real GDP (chained) ($2017 millions)	Primary household income ($ millions)	Gross fixed capital formation ($ millions)	Business incorporations (number)	Labour force (thousands)	Employment (thousands)	Unemployment rate (per cent)
1981	2,827	46,596	114,605	33,035	13,256	-	1,416	1,320	6.8
1982	2,877	46,600	107,268	34,966	11,061	-	1,427	1,253	12.1
1983	2,908	49,329	108,055	35,263	10,903	-	1,446	1,245	13.9
1984	2,947	51,788	109,036	36,944	10,722	-	1,465	1,245	15.0
1985	2,975	55,788	116,722	39,668	11,573	-	1,493	1,280	14.3
1986	3,004	58,954	117,808	41,991	11,012	-	1,526	1,332	12.7
1987	3,049	65,147	125,019	45,787	12,607	-	1,567	1,378	12.1
1988	3,115	72,095	131,926	50,643	15,210	-	1,599	1,435	10.3
1989	3,197	78,443	136,097	56,796	18,748	-	1,659	1,508	9.1
1990	3,292	82,374	138,149	62,770	19,391	19,550	1,703	1,560	8.4
1991	3,374	84,975	138,594	65,226	19,283	18,528	1,751	1,578	9.9
1992	3,469	90,515	142,442	68,047	20,546	20,406	1,800	1,617	10.1
1993	3,568	97,221	149,130	70,589	21,435	22,955	1,848	1,668	9.7
1994	3,676	103,598	153,049	74,124	24,400	25,774	1,918	1,743	9.1
1995	3,777	109,203	157,068	78,040	23,076	23,846	1,951	1,786	8.5
1996	3,874	112,540	161,066	80,322	22,787	23,237	1,986	1,813	8.7
1997	3,949	118,585	166,449	83,387	24,819	22,958	2,032	1,860	8.5
1998	3,983	119,775	168,469	85,832	23,173	20,759	2,038	1,858	8.8
1999	4,011	125,658	174,330	89,551	23,281	21,009	2,064	1,894	8.3
2000	4,039	136,411	182,264	94,462	24,152	21,388	2,080	1,931	7.2
2001	4,077	138,815	183,508	97,235	26,197	19,474	2,082	1,921	7.7
2002	4,101	143,993	190,817	101,152	26,819	20,987	2,135	1,952	8.5
2003	4,124	151,958	195,226	104,469	29,096	22,531	2,172	1,998	8.0
2004	4,156	164,600	202,904	111,064	34,336	24,703	2,186	2,028	7.2
2005	4,196	177,197	212,991	118,263	39,429	30,937	2,220	2,090	5.9
2006	4,242	190,479	222,403	128,744	45,658	33,273	2,264	2,153	4.9
2007	4,291	200,440	229,376	137,373	49,568	34,036	2,312	2,211	4.4
2008	4,349	206,427	231,000	142,034	52,692	30,085	2,357	2,244	4.8
2009	4,411	198,179	225,497	140,482	46,303	26,431	2,389	2,202	7.8
2010	4,466	206,990	231,927	144,734	49,423	30,305	2,410	2,222	7.8
2011	4,504	218,771	238,996	152,291	50,911	30,853	2,414	2,230	7.6
2012	4,571	223,328	244,610	158,221	54,486	31,068	2,453	2,284	6.9
2013	4,635	230,981	250,066	166,281	53,814	32,224	2,470	2,305	6.7
2014	4,713	243,872	259,251	172,841	59,031	34,951	2,485	2,330	6.2
2015	4,765	250,784	264,523	181,683	59,392	37,936	2,531	2,375	6.2
2016	4,861	263,912	271,919	187,000	64,897	43,557	2,625	2,465	6.1
2017	4,934	282,283	282,283	198,265	69,871	46,249	2,706	2,563	5.3
2018	5,021	297,392	292,182	204,273	73,768	46,245	2,737	2,610	4.6
2019	5,111	308,993	299,857	218,490	82,248	44,724	2,817	2,681	4.8
2020	5,176	307,412	290,575	218,224	83,558	47,788	2,781	2,527	9.1
2021	5,227	357,002	312,961	240,288	97,589	60,813	2,872	2,684	6.6
2022	5,359	400,154	328,091	259,937	110,016	51,969	2,911	2,776	4.6
2023	5,515	414,465	337,223	280,213	114,677	54,054	3,004	2,848	5.2
2024	5,671	429,089	341,012	300,622	111,611	53,800	3,086	2,914	5.6
2025	5,698	-	-	-	-	51,303	3,141	2,946	6.2
1 As at July 1. Data takes into account adjustments made for net census undercount in 1996, 2001, 2006, 2011, 2016, 2021, non-permanent residents and incompletely enumerated Indian reserves.

78 |	2026 Financial and Economic Review

Appendix 1 - Economic Review Supplementary Tables

Table A1.1A Aggregate and Labour Market Indicators (continued )

			Real GDP	Primary	Gross fixed	Business			Unemployment
	Population[1]	Nominal GDP	(chained)	household income	capital formation	incorporations	Labour force	Employment	rate
	(annual percentage change)[2]
1982	1.8	0.0	(6.4)	5.8	(16.6)	-	0.8	(5.0)	5.3
1983	1.1	5.9	0.7	0.8	(1.4)	-	1.3	(0.7)	1.8
1984	1.4	5.0	0.9	4.8	(1.7)	-	1.3	0.0	1.1
1985	0.9	7.7	7.0	7.4	7.9	-	1.9	2.8	(0.7)
1986	1.0	5.7	0.9	5.9	(4.8)	-	2.2	4.1	(1.6)
1987	1.5	10.5	6.1	9.0	14.5	-	2.7	3.4	(0.6)
1988	2.2	10.7	5.5	10.6	20.6	-	2.0	4.1	(1.8)
1989	2.6	8.8	3.2	12.1	23.3	-	3.8	5.1	(1.2)
1990	3.0	5.0	1.5	10.5	3.4	-	2.6	3.4	(0.7)
1991	2.5	3.2	0.3	3.9	(0.6)	(5.2)	2.8	1.1	1.5
1992	2.8	6.5	2.8	4.3	6.5	10.1	2.8	2.5	0.2
1993	2.9	7.4	4.7	3.7	4.3	12.5	2.7	3.1	(0.4)
1994	3.0	6.6	2.6	5.0	13.8	12.3	3.8	4.5	(0.6)
1995	2.8	5.4	2.6	5.3	(5.4)	(7.5)	1.7	2.4	(0.6)
1996	2.6	3.1	2.5	2.9	(1.3)	(2.6)	1.8	1.6	0.2
1997	1.9	5.4	3.3	3.8	8.9	(1.2)	2.3	2.6	(0.2)
1998	0.9	1.0	1.2	2.9	(6.6)	(9.6)	0.3	(0.1)	0.3
1999	0.7	4.9	3.5	4.3	0.5	1.2	1.3	1.9	(0.5)
2000	0.7	8.6	4.6	5.5	3.7	1.8	0.8	2.0	(1.1)
2001	0.9	1.8	0.7	2.9	8.5	(8.9)	0.1	(0.5)	0.5
2002	0.6	3.7	4.0	4.0	2.4	7.8	2.5	1.6	0.8
2003	0.6	5.5	2.3	3.3	8.5	7.4	1.7	2.3	(0.5)
2004	0.8	8.3	3.9	6.3	18.0	9.6	0.7	1.5	(0.8)
2005	1.0	7.7	5.0	6.5	14.8	25.2	1.5	3.0	(1.3)
2006	1.1	7.5	4.4	8.9	15.8	7.6	2.0	3.0	(1.0)
2007	1.2	5.2	3.1	6.7	8.6	2.3	2.1	2.7	(0.5)
2008	1.4	3.0	0.7	3.4	6.3	(11.6)	1.9	1.5	0.4
2009	1.4	(4.0)	(2.4)	(1.1)	(12.1)	(12.1)	1.4	(1.9)	3.0
2010	1.2	4.4	2.9	3.0	6.7	14.7	0.9	0.9	0.0
2011	0.9	5.7	3.0	5.2	3.0	1.8	0.2	0.4	(0.2)
2012	1.5	2.1	2.3	3.9	7.0	0.7	1.6	2.4	(0.7)
2013	1.4	3.4	2.2	5.1	(1.2)	3.7	0.7	0.9	(0.2)
2014	1.7	5.6	3.7	3.9	9.7	8.5	0.6	1.1	(0.5)
2015	1.1	2.8	2.0	5.1	0.6	8.5	1.8	1.9	0.0
2016	2.0	5.2	2.8	2.9	9.3	14.8	3.7	3.8	(0.1)
2017	1.5	7.0	3.8	6.0	7.7	6.2	3.1	4.0	(0.8)
2018	1.8	5.4	3.5	3.0	5.6	(0.0)	1.1	1.8	(0.7)
2019	1.8	3.9	2.6	7.0	11.5	(3.3)	2.9	2.7	0.2
2020	1.3	(0.5)	(3.1)	(0.1)	1.6	6.9	(1.3)	(5.7)	4.3
2021	1.0	16.1	7.7	10.1	16.8	27.3	3.3	6.2	(2.5)
2022	2.5	12.1	4.8	8.2	12.7	(14.5)	1.3	3.4	(2.0)
2023	2.9	3.6	2.8	7.8	4.2	4.0	3.2	2.6	0.6
2024	2.8	3.5	1.1	7.3	(2.7)	(0.5)	2.7	2.3	0.4
2025	0.5	-	-	-	-	(4.6)	1.8	1.1	0.6

1 As at July 1. Data takes into account adjustments made for net census undercount in 1996, 2001, 2006, 2011, 2016, 2021, non-permanent residents and incompletely enumerated Indian reserves.

2 Annual unemployment rate expressed as percentage point difference.
Sources: Statistics Canada (Tables: 17-10-0005-01, 36-10-0222-01, 36-10-0224-01, 14-10-0327-01 - accessed May 2026) and BC Stats.

2026 Financial and Economic Review	| 79

Appendix 1 - Economic Review Supplementary Tables

Table A1.1B Prices, Earnings and Financial Indicators

					Primary	Household
			Average	Compensation	household	disposable		Can/US	Conventional
	B.C.	Vancouver	weekly	of	income	income	Prime		(5 year)
	CPI	CPI	wage rate[1]	employees[2]	per capita	per capita	rate	exchange rate	mortgage rate
	(2002=100)	(2002=100)	($)	($ millions)	(current $)	(current $)	(per cent)	(US cents)	(per cent)[3]
1981	51.8	51.2	-	25,554	11,687	9,535	19.4	83.4	18.4
1982	57.3	56.6	-	26,380	12,156	10,085	16.0	81.1	18.1
1983	60.4	59.7	-	26,834	12,128	10,139	11.2	81.1	13.3
1984	62.8	62.1	-	27,748	12,535	10,611	12.1	77.2	13.6
1985	64.8	64.0	-	29,303	13,333	11,377	10.6	73.2	12.2
1986	66.7	66.2	-	30,408	13,980	11,863	10.6	72.0	11.2
1987	68.7	68.2	-	33,177	15,019	12,695	9.6	75.4	11.2
1988	71.2	70.6	-	36,537	16,259	13,587	10.7	81.3	11.6
1989	74.4	73.8	-	40,711	17,767	14,843	13.3	84.5	12.1
1990	78.4	77.8	-	44,656	19,067	15,528	14.1	85.7	13.3
1991	82.6	81.9	-	46,772	19,333	15,887	10.1	87.3	11.2
1992	84.8	84.3	-	49,430	19,617	16,272	7.5	82.7	9.5
1993	87.8	87.3	-	51,782	19,785	16,575	6.0	77.5	8.8
1994	89.5	89.1	-	54,492	20,164	16,744	6.8	73.2	9.4
1995	91.6	91.3	-	57,214	20,660	16,934	8.6	72.9	9.2
1996	92.4	92.1	-	58,685	20,732	16,884	6.2	73.3	8.0
1997	93.1	92.6	612.55	60,816	21,118	17,198	4.9	72.2	7.1
1998	93.4	93.0	620.99	62,340	21,549	17,491	6.7	67.4	6.9
1999	94.4	93.9	628.12	64,358	22,324	18,318	6.4	67.3	7.5
2000	96.1	96.0	639.18	68,975	23,386	18,872	7.2	67.3	8.3
2001	97.7	97.8	648.27	70,663	23,850	19,826	6.0	64.6	7.4
2002	100.0	100.0	668.48	73,752	24,668	20,996	4.2	63.7	7.0
2003	102.2	102.0	683.79	76,134	25,329	21,447	4.7	71.4	6.4
2004	104.2	104.0	687.32	81,017	26,726	22,427	4.0	76.8	6.3
2005	106.3	106.0	704.05	86,189	28,184	23,216	4.4	82.5	6.0
2006	108.1	108.0	738.96	94,384	30,351	25,108	5.8	88.2	6.6
2007	110.0	110.2	771.37	99,719	32,014	26,428	6.1	93.1	7.0
2008	112.3	112.8	806.27	103,735	32,656	27,179	4.8	93.7	7.1
2009	112.3	112.9	827.37	101,368	31,852	27,274	2.4	87.6	5.7
2010	113.8	114.9	843.22	103,864	32,411	28,225	2.6	97.1	5.6
2011	116.5	117.5	858.58	108,841	33,814	28,958	3.0	101.1	5.4
2012	117.8	119.0	877.26	112,543	34,615	29,695	3.0	100.1	5.3
2013	117.7	119.2	909.73	117,735	35,876	30,950	3.0	97.1	5.2
2014	118.9	120.5	910.02	122,520	36,676	31,474	3.0	90.5	4.9
2015	120.2	121.9	950.73	127,754	38,125	32,684	2.8	78.2	4.7
2016	122.4	124.6	953.50	130,955	38,467	33,025	2.7	75.4	4.7
2017	125.0	127.3	970.57	138,027	40,182	34,748	2.9	77.0	4.8
2018	128.4	131.0	999.60	145,322	40,684	34,852	3.6	77.2	5.3
2019	131.4	134.1	1,020.10	153,561	42,749	36,696	4.0	75.4	5.3
2020	132.4	134.9	1,092.88	152,732	42,160	39,687	2.8	74.6	4.9
2021	136.1	138.5	1,138.63	170,582	45,973	40,783	2.5	79.8	4.8
2022	145.5	147.8	1,194.34	186,202	48,506	41,273	4.1	76.8	5.7
2023	151.2	154.1	1,270.38	199,828	50,807	43,421	6.9	74.1	6.7
2024	155.2	158.1	1,336.98	210,235	53,009	45,350	6.8	73.0	6.7
2025	158.5	161.4	1,378.69	-	-	-	4.9	71.5	6.2

1 Data prior to 1997 are not available.

2 Component of household income account. This amount includes the wages, salaries and employers' social contributions earned by BC residents, regardless of where they are employed.

3 The most typical of those offered by the major chartered banks.

80 |	2026 Financial and Economic Review

Appendix 1 - Economic Review Supplementary Tables

1.1B Prices, Earnings and Financial Indicators (continued )

					Primary	Household
			Average	Compensation	household	disposable			Conventional
	B.C.	Vancouver	weekly	of	income	income	Prime	Can/US	(5 year)
	CPI	CPI	wage rate[1]	employees[2]	per capita	per capita	rate	exchange rate	mortgage rate[3]
	(annual percentage change) [4]
1982	10.6	10.5	-	3.2	4.0	5.8	(3.4)	(2.4)	(0.2)
1983	5.4	5.5	-	1.7	(0.2)	0.5	(4.8)	0.1	(4.9)
1984	4.0	4.0	-	3.4	3.4	4.7	0.9	(3.9)	0.3
1985	3.2	3.1	-	5.6	6.4	7.2	(1.5)	(4.0)	(1.4)
1986	2.9	3.4	-	3.8	4.9	4.3	(0.1)	(1.3)	(1.0)
1987	3.0	3.0	-	9.1	7.4	7.0	(1.0)	3.4	(0.1)
1988	3.6	3.5	-	10.1	8.3	7.0	1.2	5.8	0.5
1989	4.5	4.5	-	11.4	9.3	9.2	2.5	3.2	0.4
1990	5.4	5.4	-	9.7	7.3	4.6	0.9	1.2	1.3
1991	5.4	5.3	-	4.7	1.4	2.3	(4.0)	1.6	(2.1)
1992	2.7	2.9	-	5.7	1.5	2.4	(2.6)	(4.5)	(1.7)
1993	3.5	3.6	-	4.8	0.9	1.9	(1.6)	(5.2)	(0.8)
1994	1.9	2.1	-	5.2	1.9	1.0	0.8	(4.3)	0.6
1995	2.3	2.5	-	5.0	2.5	1.1	1.9	(0.4)	(0.2)
1996	0.9	0.9	-	2.6	0.3	(0.3)	(2.4)	0.5	(1.2)
1997	0.8	0.5	-	3.6	1.9	1.9	(1.3)	(1.1)	(0.9)
1998	0.3	0.4	1.4	2.5	2.0	1.7	1.7	(4.8)	(0.1)
1999	1.1	1.0	1.1	3.2	3.6	4.7	(0.2)	(0.1)	0.6
2000	1.8	2.2	1.8	7.2	4.8	3.0	0.8	0.0	0.8
2001	1.7	1.9	1.4	2.4	2.0	5.1	(1.3)	(2.8)	(0.9)
2002	2.4	2.2	3.1	4.4	3.4	5.9	(1.8)	(0.9)	(0.4)
2003	2.2	2.0	2.3	3.2	2.7	2.1	0.5	7.7	(0.6)
2004	2.0	2.0	0.5	6.4	5.5	4.6	(0.7)	5.5	(0.2)
2005	2.0	1.9	2.4	6.4	5.5	3.5	0.4	5.7	(0.3)
2006	1.7	1.9	5.0	9.5	7.7	8.1	1.4	5.6	0.7
2007	1.8	2.0	4.4	5.7	5.5	5.3	0.3	5.0	0.4
2008	2.1	2.4	4.5	4.0	2.0	2.8	(1.3)	0.6	0.1
2009	0.0	0.1	2.6	(2.3)	(2.5)	0.3	(2.4)	(6.1)	(1.4)
2010	1.3	1.8	1.9	2.5	1.8	3.5	0.2	9.5	(0.1)
2011	2.4	2.3	1.8	4.8	4.3	2.6	0.4	4.0	(0.2)
2012	1.1	1.3	2.2	3.4	2.4	2.5	0.0	(1.0)	(0.1)
2013	(0.1)	0.2	3.7	4.6	3.6	4.2	0.0	(3.0)	(0.0)
2014	1.0	1.1	0.0	4.1	2.2	1.7	0.0	(6.6)	(0.3)
2015	1.1	1.2	4.5	4.3	4.0	3.8	(0.2)	(12.3)	(0.2)
2016	1.8	2.2	0.3	2.5	0.9	1.0	(0.1)	(2.8)	(0.0)
2017	2.1	2.2	1.8	5.4	4.5	5.2	0.2	1.6	0.1
2018	2.7	2.9	3.0	5.3	1.2	0.3	0.7	0.1	0.5
2019	2.3	2.4	2.1	5.7	5.1	5.3	0.4	(1.8)	0.0
2020	0.8	0.6	7.1	(0.5)	(1.4)	8.2	(1.2)	(0.8)	(0.3)
2021	2.8	2.7	4.2	11.7	9.0	2.8	(0.3)	5.2	(0.2)
2022	6.9	6.7	4.9	9.2	5.5	1.2	1.7	(2.9)	0.9
2023	3.9	4.3	6.4	7.3	4.7	5.2	2.8	(2.7)	1.0
2024	2.6	2.6	5.2	5.2	4.3	4.4	(0.2)	(1.1)	0.0
2025	2.1	2.1	3.1	-	-	-	(1.9)	(1.5)	(0.5)

1 Data prior to 1997 are not available.

2 Component of household income account. This amount includes the wages, salaries and employers' social contributions earned by BC residents, regardless of where they are employed.

3 The most typical of those offered by the major chartered banks.

4 Prime rate, exchange rate and conventional (5 year) mortgage rates expressed as percentage point difference.

Sources: Statistics Canada (Tables: 18-10-0005-01, 14-10-0064-01, 36-10-0224-01, 10-10-0145-01 - accessed May 2026), Bank of Canada, and BC Stats.

2026 Financial and Economic Review	| 81

Appendix 1 - Economic Review Supplementary Tables

Table A1.1C Other Indicators
	Manufacturing		Housing	Non-residential	MLS home	MLS average	Tourism	High-tech	B.C. international
	shipments	Retail sales	starts	building permits	sales	home sale price	GDP[1]	GDP[2]	goods exports
	($ millions)	($ millions)	(units)	($ millions)	(units)	($)	($2017 millions)	($2017 millions)	($ millions)
1981	-	-	41,585	1,335	19,151	117,531	-	-	8,877
1982	-	-	19,807	1,026	25,019	94,065	-	-	9,925
1983	-	-	22,607	775	32,082	95,685	-	-	11,659
1984	-	-	16,169	827	30,889	91,000	-	-	12,315
1985	-	-	17,969	812	43,502	87,992	-	-	12,715
1986	-	-	20,687	912	46,101	92,889	-	-	15,690
1987	-	-	28,944	999	56,341	101,940	-	-	15,883
1988	-	-	30,487	1,647	67,420	121,055	-	-	17,405
1989	-	-	38,894	1,812	83,544	151,409	-	-	17,775
1990	-	-	36,720	1,833	57,631	158,426	-	-	16,607
1991	-	25,022	31,875	1,803	83,897	169,054	-	-	15,253
1992	24,398	26,194	40,621	2,082	92,623	191,082	-	-	16,336
1993	26,583	28,463	42,807	1,944	80,034	213,404	-	-	19,034
1994	30,333	31,770	39,408	1,772	74,442	229,509	-	-	22,856
1995	34,207	34,219	27,057	1,966	57,317	223,105	-	-	26,874
1996	32,932	34,775	27,641	1,957	71,345	219,779	-	-	25,717
1997	33,496	36,591	29,351	1,960	67,540	221,465	-	6,430	26,699
1998	31,757	35,762	19,931	2,022	52,121	212,946	-	6,779	25,942
1999	36,679	36,373	16,309	2,104	56,897	216,599	-	7,209	29,044
2000	40,699	38,435	14,418	2,089	53,252	222,244	-	8,409	33,640
2001	38,303	40,719	17,234	2,125	68,546	223,366	-	8,634	31,680
2002	38,610	43,265	21,625	1,771	81,419	239,422	-	8,960	28,828
2003	39,772	44,421	26,174	1,880	91,717	260,912	-	9,839	28,265
2004	41,607	47,219	32,925	2,070	94,954	290,178	-	10,170	31,008
2005	42,883	49,380	34,667	3,212	104,180	333,785	-	11,211	34,167
2006	44,480	53,136	36,443	3,921	96,042	390,643	-	12,096	33,466
2007	42,418	56,936	39,195	3,933	101,818	439,307	-	12,686	31,524
2008	39,435	57,794	34,321	3,678	68,384	454,873	-	12,777	33,124
2009	32,951	55,288	16,077	3,139	84,509	465,537	4,754	12,454	25,240
2010	35,575	58,251	26,479	3,018	74,254	505,832	5,150	12,703	28,646
2011	37,998	60,090	26,400	3,136	76,355	561,536	5,266	13,463	32,671
2012	38,491	61,217	27,465	4,048	67,306	514,796	5,281	13,770	31,484
2013	40,199	62,944	27,054	3,108	72,546	537,094	5,378	13,912	33,421
2014	43,888	66,916	28,356	3,729	83,618	567,501	6,352	14,734	35,832
2015	45,157	71,609	31,446	3,680	101,888	636,390	6,881	15,272	35,497
2016	47,089	77,109	41,843	3,392	111,415	690,854	7,416	15,956	38,423
2017	51,320	87,846	43,664	4,212	103,278	708,647	7,662	16,942	43,241
2018	55,265	90,169	40,857	5,691	78,257	710,599	8,154	18,329	46,280
2019	53,953	91,305	44,932	6,121	77,006	701,574	8,307	19,892	43,348
2020	52,188	92,916	37,734	5,216	93,349	782,579	3,883	20,813	39,604
2021	63,166	104,653	47,607	5,176	123,986	927,279	5,422	23,664	53,936
2022	69,052	107,889	46,721	8,079	80,424	997,119	6,102	26,525	64,944
2023	65,535	107,766	50,490	7,793	72,968	971,029	7,613	27,731	56,300
2024	63,940	108,425	45,828	7,486	74,433	981,299	7,954	28,321	54,870
2025	63,734	115,393	44,193	8,845	70,199	952,750	-	-	54,817

1 Data prior to 2009 are not available. Starting in 2022, BC Stats' tourism estimates are based on a new Input-Output Model developed by BC Stats using updated data inputs. Users should exercise caution when making direct comparisons with earlier estimates, as observed differences may reflect changes in methodology and data sources.

2 Data prior to 1997 are not available. This release of high technology GDP statistics differs considerably from previous versions due to Statistics Canada's extensive updates and revisions to the GDP industry accounts and their underlying framework. As a result, comparability with earlier releases is limited.

82 |	2026 Financial and Economic Review

Appendix 1 - Economic Review Supplementary Tables

Table A1.1C Other Indicators (continued )

	Manufacturing		Housing	Non-residential	MLS Home	MLS Average	Tourism	High-tech	B.C. international
	shipments	Retail sales	starts	building permits	Sales	Home Sale Price	GDP[1]	GDP[2]	goods exports
				(annual percentage change)
1982	-	-	(52.4)	(23.2)	30.6	(20.0)	-	-	11.8
1983	-	-	14.1	(24.5)	28.2	1.7	-	-	17.5
1984	-	-	(28.5)	6.7	(3.7)	(4.9)	-	-	5.6
1985	-	-	11.1	(1.7)	40.8	(3.3)	-	-	3.3
1986	-	-	15.1	12.3	6.0	5.6	-	-	23.4
1987	-	-	39.9	9.6	22.2	9.7	-	-	1.2
1988	-	-	5.3	64.9	19.7	18.8	-	-	9.6
1989	-	-	27.6	10.0	23.9	25.1	-	-	2.1
1990	-	-	(5.6)	1.2	(31.0)	4.6	-	-	(6.6)
1991	-	-	(13.2)	(1.6)	45.6	6.7	-	-	(8.2)
1992	-	4.7	27.4	15.5	10.4	13.0	-	-	7.1
1993	9.0	8.7	5.4	(6.7)	(13.6)	11.7	-	-	16.5
1994	14.1	11.6	(7.9)	(8.9)	(7.0)	7.5	-	-	20.1
1995	12.8	7.7	(31.3)	11.0	(23.0)	(2.8)	-	-	17.6
1996	(3.7)	1.6	2.2	(0.4)	24.5	(1.5)	-	-	(4.3)
1997	1.7	5.2	6.2	0.1	(5.3)	0.8	-	-	3.8
1998	(5.2)	(2.3)	(32.1)	3.2	(22.8)	(3.8)	-	5.4	(2.8)
1999	15.5	1.7	(18.2)	4.0	9.2	1.7	-	6.3	12.0
2000	11.0	5.7	(11.6)	(0.7)	(6.4)	2.6	-	16.7	15.8
2001	(5.9)	5.9	19.5	1.7	28.7	0.5	-	2.7	(5.8)
2002	0.8	6.3	25.5	(16.6)	18.8	7.2	-	3.8	(9.0)
2003	3.0	2.7	21.0	6.1	12.6	9.0	-	9.8	(2.0)
2004	4.6	6.3	25.8	10.1	3.5	11.2	-	3.4	9.7
2005	3.1	4.6	5.3	55.2	9.7	15.0	-	10.2	10.2
2006	3.7	7.6	5.1	22.1	(7.8)	17.0	-	7.9	(2.1)
2007	(4.6)	7.2	7.6	0.3	6.0	12.5	-	4.9	(5.8)
2008	(7.0)	1.5	(12.4)	(6.5)	(32.8)	3.5	-	0.7	5.1
2009	(16.4)	(4.3)	(53.2)	(14.7)	23.6	2.3	-	(2.5)	(23.8)
2010	8.0	5.4	64.7	(3.9)	(12.1)	8.7	8.3	2.0	13.5
2011	6.8	3.2	(0.3)	3.9	2.8	11.0	2.3	6.0	14.1
2012	1.3	1.9	4.0	29.1	(11.9)	(8.3)	0.3	2.3	(3.6)
2013	4.4	2.8	(1.5)	(23.2)	7.8	4.3	1.8	1.0	6.2
2014	9.2	6.3	4.8	20.0	15.3	5.7	18.1	5.9	7.2
2015	2.9	7.0	10.9	(1.3)	21.8	12.1	8.3	3.6	(0.9)
2016	4.3	7.7	33.1	(7.8)	9.4	8.6	7.8	4.5	8.2
2017	9.0	13.9	4.4	24.2	(7.3)	2.6	3.3	6.2	12.5
2018	7.7	2.6	(6.4)	35.1	(24.2)	0.3	6.4	8.2	7.0
2019	(2.4)	1.3	10.0	7.5	(1.6)	(1.3)	1.9	8.5	(6.3)
2020	(3.3)	1.8	(16.0)	(14.8)	21.2	11.5	(53.3)	4.6	(8.6)
2021	21.0	12.6	26.2	(0.8)	32.8	18.5	39.6	13.7	36.2
2022	9.3	3.1	(1.9)	56.1	(35.1)	7.5	12.5	12.1	20.4
2023	(5.1)	(0.1)	8.1	(3.5)	(9.3)	(2.6)	24.8	4.5	(13.3)
2024	(2.4)	0.6	(9.2)	(3.9)	2.0	1.1	4.5	2.1	(2.5)
2025	(0.3)	6.4	(3.6)	18.1	(5.7)	(2.9)	-	-	(0.1)

1 Data prior to 2009 are not available. Starting in 2022, BC Stats' tourism estimates are based on a new Input-Output Model developed by BC Stats using updated data inputs. Users should exercise caution when making direct comparisons with earlier estimates, as observed differences may reflect changes in methodology and data sources.

2 Data prior to 1997 are not available. This release of high technology GDP statistics differs considerably from previous versions due to Statistics Canada's extensive updates and revisions to the GDP industry accounts and their underlying framework. As a result, comparability with earlier releases is limited.
Sources: Statistics Canada (Tables: 16-10-0048-01, 20-10-0056-01, 34-10-0126-01, 34-10-0292-01- accessed May 2026); Canadian Real Estate Association; Haver Analytics - accessed June 2026; and BC Stats.
For more information on the underlying changes to tourism and hi-tech GDP, contact: BC Stats - Jira Service Management.

2026 Financial and Economic Review	| 83

Appendix 1 - Economic Review Supplementary Tables

Table A1.1D Commodity Production Indicators

	Lumber [1] production (thousand m3)	Timber scale data (thousand m3)	Pulp production (000 tonnes)	Newsprint, etc production (000 tonnes)	Oil & natural gas production ($ millions)	Coal [2] shipped (000 tonnes)	Solid mineral [3] shipments ($ millions)	Electric pwr generated (GW.h)	Farm cash receipts ($ millions)	Landed value of seafood products ($ millions)
1981	24,598	-	-	-	-	-	-	51,008	877	-
1982	23,855	-	2,823	1,872	-	-	-	48,238	962	241
1983	30,773	-	3,267	2,148	-	-	-	47,213	917	210
1984	30,884	-	3,051	2,084	-	-	-	52,369	1,005	243
1985	32,994	76,869	3,442	2,470	-	-	-	59,126	1,061	378
1986	31,468	77,503	3,727	2,628	-	-	-	50,759	1,106	405
1987	37,336	90,592	4,291	2,759	-	-	-	63,066	1,122	455
1988	36,736	86,808	4,354	2,878	-	20,922	-	60,943	1,206	573
1989	35,952	86,793	4,281	2,862	585	22,231	-	57,655	1,255	513
1990	33,514	78,045	3,709	3,002	902	22,238	2,091	60,662	1,299	559
1991	31,406	73,449	3,957	2,721	858	23,687	1,960	62,981	1,342	492
1992	33,396	73,937	3,954	2,692	890	14,976	1,870	64,058	1,404	533
1993	33,935	79,232	3,981	3,067	1,089	15,938	1,593	58,774	1,446	605
1994	33,671	75,639	4,670	2,947	1,270	19,450	1,772	61,015	1,538	728
1995	32,611	75,430	4,773	2,836	1,040	20,831	2,470	58,006	1,586	604
1996	32,671	73,099	4,473	2,842	1,333	26,171	1,978	71,765	1,706	590
1997	31,562	69,155	4,532	2,260	1,588	27,331	1,940	66,961	1,738	604
1998	30,238	65,451	4,296	2,781	1,574	24,914	1,937	67,710	1,780	547
1999	32,397	75,878	4,921	3,047	2,091	22,753	1,648	68,045	1,885	613
2000	34,346	76,009	5,324	3,106	4,783	24,468	2,079	68,241	2,024	667
2001	32,606	69,796	4,512	2,901	5,666	22,546	1,907	57,332	2,201	647
2002	35,501	75,208	4,465	2,894	4,251	19,500	1,829	64,945	2,174	664
2003	36,052	74,899	4,785	2,894	6,230	23,430	1,916	63,051	2,248	645
2004	39,951	81,679	4,777	3,035	6,784	23,672	2,549	60,496	2,360	635
2005	41,129	83,590	4,937	2,977	8,967	25,690	3,085	67,774	2,389	706
2006	41,198	80,350	4,730	3,007	7,148	23,140	3,885	61,598	2,346	788
2007	36,811	72,684	4,742	2,761	6,934	24,798	3,662	71,830	2,381	727
2008	28,263	61,137	4,115	2,519	9,264	25,674	3,664	66,072	2,522	718
2009	22,935	48,822	3,547	2,092	4,120	21,890	2,418	65,057	2,525	700
2010	26,831	63,336	4,262	1,618	4,528	26,996	2,912	64,224	2,547	873
2011	28,414	73,299	4,502	1,552	4,945	27,413	2,909	69,257	2,688	813
2012	29,164	72,515	4,444	1,444	3,415	29,608	3,191	73,584	2,845	748
2013	30,023	75,427	4,296	1,419	4,676	32,708	3,416	67,851	2,883	775
2014	29,635	71,045	4,294	1,432	6,996	29,294	x	67,008	3,037	862
2015	30,612	72,490	4,320	1,251	3,536	27,356	x	71,771	3,173	885
2016	31,448	70,233	4,223	1,143	3,073	27,547	x	69,779	3,141	1,180
2017	30,337	68,851	4,215	1,119	3,957	29,894	x	74,586	3,291	1,185
2018	29,200	71,498	4,117	1,040	4,742	33,096	x	69,781	3,492	1,291
2019	22,839	57,874	4,115	985	4,262	33,725	4,229	64,782	3,826	1,123
2020	21,176	54,871	3,941	581	3,986	26,665	4,709	70,947	3,836	1,013
2021	21,740	56,349	3,715	813	9,357	26,750	5,870	72,622	4,184	1,216
2022	18,650	51,954	3,305	698	17,070	27,594	5,565	70,610	4,718	1,411
2023	16,561	42,740	3,096	463	9,717	29,634	x	56,089	4,877	1,009
2024	15,705	41,996	3,227	426	7,800	28,098	x	59,485	5,053	947
2025	14,184	39,871	3,013	390	8,318	29,591	x	-	5,505	-

1 Total lumber production is total softwood production.

2 As adapted by BC Stats from the Statistics Canada, International Trade Statistics custom extract. Previous table releases sourced from Natural Resources Canada.

3 Metals, non-metals, aggregates, clay, and refractory minerals.

x Suppressed to meet the confidentiality requirements of the Statistics Act.

84 |	2026 Financial and Economic Review

Appendix 1 - Economic Review Supplementary Tables

 Table A1.1D Commodity Production Indicators (continued )

	Lumber [1] production	Timber scale data	Pulp production	Newsprint, etc production	Oil & natural gas production	Coal [2] shipped	Solid mineral [3] shipments	Electric pwr generated	Farm cash receipts	Landed value of seafood products
(annual percentage change)
1982	(3.0)	-	-	-	-	-	-	(5.4)	9.7	-
1983	29.0	-	15.7	14.7	-	-	-	(2.1)	(4.7)	(12.9)
1984	0.4	-	(6.6)	(3.0)	-	-	-	10.9	9.6	15.7
1985	6.8	-	12.8	18.5	-	-	-	12.9	5.7	55.6
1986	(4.6)	0.8	8.3	6.4	-	-	-	(14.2)	4.2	7.1
1987	18.6	16.9	15.1	5.0	-	-	-	24.2	1.4	12.3
1988	(1.6)	(4.2)	1.5	4.3	-	-	-	(3.4)	7.6	25.9
1989	(2.1)	(0.0)	(1.7)	(0.6)	-	6.3	-	(5.4)	4.0	(10.5)
1990	(6.8)	(10.1)	(13.4)	4.9	54.0	0.0	-	5.2	3.5	9.0
1991	(6.3)	(5.9)	6.7	(9.4)	(4.8)	6.5	(6.3)	3.8	3.3	(12.0)
1992	6.3	0.7	(0.1)	(1.1)	3.7	(36.8)	(4.6)	1.7	4.7	8.3
1993	1.6	7.2	0.7	13.9	22.4	6.4	(14.8)	(8.2)	3.0	13.5
1994	(0.8)	(4.5)	17.3	(3.9)	16.6	22.0	11.2	3.8	6.4	20.3
1995	(3.1)	(0.3)	2.2	(3.8)	(18.1)	7.1	39.4	(4.9)	3.1	(17.0)
1996	0.2	(3.1)	(6.3)	0.2	28.2	25.6	(19.9)	23.7	7.6	(2.3)
1997	(3.4)	(5.4)	1.3	(20.5)	19.1	4.4	(1.9)	(6.7)	1.9	2.5
1998	(4.2)	(5.4)	(5.2)	23.1	(0.9)	(8.8)	(0.1)	1.1	2.4	(9.6)
1999	7.1	15.9	14.5	9.6	32.8	(8.7)	(14.9)	0.5	5.9	12.2
2000	6.0	0.2	8.2	1.9	128.7	7.5	26.2	0.3	7.4	8.7
2001	(5.1)	(8.2)	(15.3)	(6.6)	18.5	(7.9)	(8.3)	(16.0)	8.7	(2.9)
2002	8.9	7.8	(1.0)	(0.2)	(25.0)	(13.5)	(4.1)	13.3	(1.2)	2.5
2003	1.6	(0.4)	7.2	0.0	46.6	20.2	4.8	(2.9)	3.4	(2.9)
2004	10.8	9.1	(0.2)	4.9	8.9	1.0	33.1	(4.1)	5.0	(1.4)
2005	2.9	2.3	3.3	(1.9)	32.2	8.5	21.0	12.0	1.3	11.2
2006	0.2	(3.9)	(4.2)	1.0	(20.3)	(9.9)	26.0	(9.1)	(1.8)	11.6
2007	(10.6)	(9.5)	0.3	(8.2)	(3.0)	7.2	(5.7)	16.6	1.5	(7.7)
2008	(23.2)	(15.9)	(13.2)	(8.8)	33.6	3.5	0.0	(8.0)	5.9	(1.2)
2009	(18.9)	(20.1)	(13.8)	(17.0)	(55.5)	(14.7)	(34.0)	(1.5)	0.1	(2.5)
2010	17.0	29.7	20.2	(22.7)	9.9	23.3	20.4	(1.3)	0.9	24.8
2011	5.9	15.7	5.6	(4.1)	9.2	1.5	(0.1)	7.8	5.5	(6.9)
2012	2.6	(1.1)	(1.3)	(7.0)	(30.9)	8.0	9.7	6.2	5.8	(8.0)
2013	2.9	4.0	(3.3)	(1.7)	36.9	10.5	7.0	(7.8)	1.3	3.6
2014	(1.3)	(5.8)	(0.0)	0.9	49.6	(10.4)	-	(1.2)	5.4	11.2
2015	3.3	2.0	0.6	(12.6)	(49.5)	(6.6)	-	7.1	4.5	2.7
2016	2.7	(3.1)	(2.2)	(8.6)	(13.1)	0.7	-	(2.8)	(1.0)	33.3
2017	(3.5)	(2.0)	(0.2)	(2.1)	28.8	8.5	-	6.9	4.8	0.4
2018	(3.7)	3.8	(2.3)	(7.1)	19.8	10.7	-	(6.4)	6.1	9.0
2019	(21.8)	(19.1)	(0.0)	(5.3)	(10.1)	1.9	-	(7.2)	9.6	(13.0)
2020	(7.3)	(5.2)	(4.2)	(41.0)	(6.5)	(20.9)	11.4	9.5	0.3	(9.8)
2021	2.7	2.7	(5.7)	39.9	134.7	0.3	24.7	2.4	9.1	20.0
2022	(14.2)	(7.8)	(11.0)	(14.1)	82.4	3.2	(5.2)	(2.8)	12.8	16.1
2023	(11.2)	(17.7)	(6.3)	(33.7)	(43.1)	7.4	-	(20.6)	3.4	(28.5)
2024	(5.2)	(1.7)	4.2	(8.0)	(19.7)	(5.2)	-	6.1	3.6	(6.2)
2025	(9.7)	(5.1)	(6.6)	(8.5)	6.6	5.3	-	-	9.0	-
1 Total lumber production is total softwood production.

2 As adapted by BC Stats from the Statistics Canada, International Trade Statistics custom extract. Previous table releases sourced from Natural Resources Canada.

3 Metals, non-metals, aggregates, clay, and refractory minerals.
Sources: Statistics Canada (Table: 16-10-0017-01, 16-10-0022-01, 25-10-0021-01, 32-10-0045-01 - accessed May 2026);
Ministry of Agriculture and Food; Ministry of Energy and Climate Solutions; Ministry of Mining and Critical Minerals; Ministry of Forests;
Natural Resources Canada and BC Stats.

2026 Financial and Economic Review	| 85

Appendix 1 - Economic Review Supplementary Tables

Table A1.2 British Columbia Real GDP at Market Prices, Expenditure Based

		General						General
	Household	Governments		Non-	Machinery	Intellectual	Business	Governments
	Final	Final					Gross Fixed	Gross Fixed
	Consumption	Consumption	Residential	residential	and	Property	Capital	Capital
	Expenditure	Expenditure	Structures	Structures	Equipment	Products	Formation	Formation	Exports	Imports	Real GDP
(millions of 2017 $, chained)
1981	60,675	27,956	10,146	10,768	2,490	694	22,269	3,291	34,802	35,392	114,605
1982	57,528	28,382	7,528	8,913	2,025	531	17,664	2,963	33,040	30,973	107,268
1983	57,802	28,109	7,986	9,487	1,509	567	17,009	3,252	34,806	33,208	108,055
1984	59,313	28,098	7,591	8,220	1,619	679	16,244	3,327	37,293	35,992	109,036
1985	61,498	28,791	8,208	7,728	1,831	718	16,912	4,059	41,000	37,159	116,722
1986	62,794	29,052	9,041	6,012	1,745	700	15,963	3,671	43,026	38,538	117,808
1987	66,111	29,394	10,757	6,302	2,133	759	18,433	3,917	46,673	41,821	125,019
1988	69,286	30,798	11,987	7,553	2,863	980	22,264	3,615	49,237	45,276	131,926
1989	73,284	31,189	13,795	8,406	3,436	1,095	25,694	4,619	48,424	49,565	136,097
1990	76,347	32,322	14,034	8,177	3,471	1,367	26,051	4,609	47,884	51,678	138,149
1991	76,801	34,157	13,256	8,643	3,558	1,371	25,978	5,226	48,646	52,168	138,594
1992	79,177	35,330	16,296	6,754	3,552	1,369	27,057	5,239	51,065	54,592	142,442
1993	81,761	35,822	16,706	6,188	3,447	1,786	27,178	5,342	53,093	54,264	149,130
1994	85,087	36,133	16,802	7,535	3,915	2,580	29,892	6,143	56,586	63,036	153,049
1995	87,721	35,512	14,773	8,260	4,001	2,034	28,379	5,708	60,028	63,824	157,068
1996	90,933	36,216	15,001	7,297	4,099	2,051	28,025	6,139	60,333	63,309	161,066
1997	94,334	36,139	15,738	9,722	4,534	2,168	31,531	5,342	62,722	67,800	166,449
1998	95,563	36,698	13,623	7,428	5,015	2,683	29,361	5,119	64,396	67,035	168,469
1999	97,966	36,962	12,641	8,245	5,037	2,314	28,952	6,023	70,012	71,113	174,330
2000	101,041	38,361	12,718	7,984	5,461	2,800	30,069	6,104	76,115	76,621	182,264
2001	103,061	39,609	14,001	9,206	5,365	3,526	32,746	6,165	75,534	76,803	183,508
2002	106,915	40,189	16,320	8,626	5,220	3,013	33,302	5,887	76,072	76,896	190,817
2003	110,463	40,364	17,580	9,419	5,234	3,608	35,701	6,149	78,284	81,013	195,226
2004	115,462	40,135	20,604	10,392	5,882	4,120	40,741	7,116	82,357	87,361	202,904
2005	120,206	40,613	22,096	10,925	7,073	4,392	44,572	8,491	86,461	92,563	212,991
2006	127,362	41,112	23,684	12,940	8,203	4,659	49,727	8,786	89,809	99,863	222,403
2007	134,270	43,315	24,201	12,259	8,971	5,419	51,261	9,142	91,789	105,353	229,376
2008	137,537	45,027	22,992	14,056	8,996	5,685	52,123	9,660	88,824	106,192	231,000
2009	137,940	45,570	21,022	12,461	6,836	4,667	45,103	9,683	82,876	98,433	225,497
2010	143,216	45,906	21,064	13,331	8,070	5,138	47,912	10,418	89,367	107,203	231,927
2011	146,244	46,841	21,658	15,045	8,365	5,190	50,615	8,284	93,720	111,003	238,996
2012	149,159	47,646	23,216	16,362	8,712	4,606	53,255	9,084	96,624	115,245	244,610
2013	152,960	47,649	23,353	16,013	8,010	4,728	52,422	8,290	99,853	116,344	250,066
2014	158,322	46,741	24,753	17,603	8,714	4,490	55,923	8,830	107,265	122,260	259,251
2015	164,607	47,764	27,125	15,448	7,619	3,752	54,026	8,692	106,349	121,007	264,523
2016	169,919	48,564	31,203	13,869	8,636	3,811	57,498	8,878	109,756	127,097	271,919
2017	178,021	49,654	31,269	15,661	8,962	3,990	59,882	9,624	112,791	133,767	282,283
2018	183,952	51,235	30,828	15,675	9,628	4,708	60,829	10,804	116,869	138,875	292,182
2019	187,114	52,713	30,005	21,643	10,753	5,461	67,884	10,894	119,061	144,340	299,857
2020	179,741	54,738	29,042	22,954	8,633	5,767	66,394	11,802	106,921	133,590	290,575
2021	193,764	59,127	32,274	24,173	9,267	6,515	72,286	12,768	113,537	144,512	312,961
2022	204,475	60,595	30,599	26,796	10,406	7,333	74,689	13,145	118,356	150,878	328,091
2023	208,075	64,878	28,191	29,008	10,063	7,305	73,786	13,803	120,831	151,280	337,223
2024	210,365	68,166	26,271	23,495	10,102	7,462	66,696	15,587	122,245	149,549	341,012
2025	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

86 |	2026 Financial and Economic Review

Appendix 1 - Economic Review Supplementary Tables

 Table A1.2 British Columbia Real GDP at Market Prices, Expenditure Based (continued )

	Household Final Consumption Expenditure	General Governments Final Consumption Expenditure	Residential Structures	Non- residential Structures	Machinery and Equipment	Intellectual Property Products	Business Gross Fixed Capital Formation	General Governments Gross Fixed Capital Formation	Exports	Imports	Real GDP
(annual percentage change)
1982	(5.2)	1.5	(25.8)	(17.2)	(18.7)	(23.5)	(20.7)	(10.0)	(5.1)	(12.5)	(6.4)
1983	0.5	(1.0)	6.1	6.4	(25.5)	6.8	(3.7)	9.8	5.3	7.2	0.7
1984	2.6	(0.0)	(4.9)	(13.4)	7.3	19.8	(4.5)	2.3	7.1	8.4	0.9
1985	3.7	2.5	8.1	(6.0)	13.1	5.7	4.1	22.0	9.9	3.2	7.0
1986	2.1	0.9	10.1	(22.2)	(4.7)	(2.5)	(5.6)	(9.6)	4.9	3.7	0.9
1987	5.3	1.2	19.0	4.8	22.2	8.4	15.5	6.7	8.5	8.5	6.1
1988	4.8	4.8	11.4	19.9	34.2	29.1	20.8	(7.7)	5.5	8.3	5.5
1989	5.8	1.3	15.1	11.3	20.0	11.7	15.4	27.8	(1.7)	9.5	3.2
1990	4.2	3.6	1.7	(2.7)	1.0	24.8	1.4	(0.2)	(1.1)	4.3	1.5
1991	0.6	5.7	(5.5)	5.7	2.5	0.3	(0.3)	13.4	1.6	0.9	0.3
1992	3.1	3.4	22.9	(21.9)	(0.2)	(0.1)	4.2	0.2	5.0	4.6	2.8
1993	3.3	1.4	2.5	(8.4)	(3.0)	30.5	0.4	2.0	4.0	(0.6)	4.7
1994	4.1	0.9	0.6	21.8	13.6	44.5	10.0	15.0	6.6	16.2	2.6
1995	3.1	(1.7)	(12.1)	9.6	2.2	(21.2)	(5.1)	(7.1)	6.1	1.3	2.6
1996	3.7	2.0	1.5	(11.7)	2.4	0.8	(1.2)	7.6	0.5	(0.8)	2.5
1997	3.7	(0.2)	4.9	33.2	10.6	5.7	12.5	(13.0)	4.0	7.1	3.3
1998	1.3	1.5	(13.4)	(23.6)	10.6	23.8	(6.9)	(4.2)	2.7	(1.1)	1.2
1999	2.5	0.7	(7.2)	11.0	0.4	(13.8)	(1.4)	17.7	8.7	6.1	3.5
2000	3.1	3.8	0.6	(3.2)	8.4	21.0	3.9	1.3	8.7	7.7	4.6
2001	2.0	3.3	10.1	15.3	(1.8)	25.9	8.9	1.0	(0.8)	0.2	0.7
2002	3.7	1.5	16.6	(6.3)	(2.7)	(14.5)	1.7	(4.5)	0.7	0.1	4.0
2003	3.3	0.4	7.7	9.2	0.3	19.7	7.2	4.5	2.9	5.4	2.3
2004	4.5	(0.6)	17.2	10.3	12.4	14.2	14.1	15.7	5.2	7.8	3.9
2005	4.1	1.2	7.2	5.1	20.2	6.6	9.4	19.3	5.0	6.0	5.0
2006	6.0	1.2	7.2	18.4	16.0	6.1	11.6	3.5	3.9	7.9	4.4
2007	5.4	5.4	2.2	(5.3)	9.4	16.3	3.1	4.1	2.2	5.5	3.1
2008	2.4	4.0	(5.0)	14.7	0.3	4.9	1.7	5.7	(3.2)	0.8	0.7
2009	0.3	1.2	(8.6)	(11.3)	(24.0)	(17.9)	(13.5)	0.2	(6.7)	(7.3)	(2.4)
2010	3.8	0.7	0.2	7.0	18.1	10.1	6.2	7.6	7.8	8.9	2.9
2011	2.1	2.0	2.8	12.9	3.7	1.0	5.6	(20.5)	4.9	3.5	3.0
2012	2.0	1.7	7.2	8.8	4.1	(11.3)	5.2	9.7	3.1	3.8	2.3
2013	2.5	0.0	0.6	(2.1)	(8.1)	2.6	(1.6)	(8.7)	3.3	1.0	2.2
2014	3.5	(1.9)	6.0	9.9	8.8	(5.0)	6.7	6.5	7.4	5.1	3.7
2015	4.0	2.2	9.6	(12.2)	(12.6)	(16.4)	(3.4)	(1.6)	(0.9)	(1.0)	2.0
2016	3.2	1.7	15.0	(10.2)	13.3	1.6	6.4	2.1	3.2	5.0	2.8
2017	4.8	2.2	0.2	12.9	3.8	4.7	4.1	8.4	2.8	5.2	3.8
2018	3.3	3.2	(1.4)	0.1	7.4	18.0	1.6	12.3	3.6	3.8	3.5
2019	1.7	2.9	(2.7)	38.1	11.7	16.0	11.6	0.8	1.9	3.9	2.6
2020	(3.9)	3.8	(3.2)	6.1	(19.7)	5.6	(2.2)	8.3	(10.2)	(7.4)	(3.1)
2021	7.8	8.0	11.1	5.3	7.3	13.0	8.9	8.2	6.2	8.2	7.7
2022	5.5	2.5	(5.2)	10.9	12.3	12.6	3.3	3.0	4.2	4.4	4.8
2023	1.8	7.1	(7.9)	8.3	(3.3)	(0.4)	(1.2)	5.0	2.1	0.3	2.8
2024	1.1	5.1	(6.8)	(19.0)	0.4	2.1	(9.6)	12.9	1.2	(1.1)	1.1
2025	-	-	-	-	-	-	-	-	-	-	-

Source: Statistics Canada (Table 36-10-0222-01 - accessed May 2026).

2026 Financial and Economic Review	| 87

Appendix 1 - Economic Review Supplementary Tables

Table A1.3 British Columbia GDP at Basic Prices, by Industry

	Crop and	Fishing,	Forestry	Support Activities	Mining, Quarrying				Transportation	Wholesale	Finance	Real Estate			Real GDP
	Animal	Hunting and	and	for Agriculture	Oil and Gas				and	and Retail	and	and Rental	Other	Public	at Basic
	Production	Trapping	Logging	and Forestry	Extraction	Manufacturing	Construction	Utilities	Warehousing	Trade	Insurance	and Leasing	Services[1]	Administration	Prices
(millions of 2017 $, chained)
1997	1,587	697	2,585	824	7,230	12,250	11,142	3,537	9,173	14,859	8,751	22,765	49,362	10,074	153,731
1998	1,667	472	2,660	856	7,075	12,142	10,000	3,743	9,103	15,447	8,337	23,363	51,431	10,031	155,485
1999	1,783	370	2,526	800	7,334	13,794	9,892	4,134	9,434	15,632	8,994	24,109	52,259	10,370	161,126
2000	1,801	396	2,367	897	8,091	16,287	9,712	5,090	10,124	15,447	8,950	24,836	54,094	10,616	168,861
2001	2,136	323	2,366	827	9,149	15,128	9,846	3,142	10,154	15,903	8,772	25,657	55,411	10,938	169,705
2002	2,180	413	2,488	750	8,673	15,099	10,428	3,896	10,395	16,702	8,861	27,292	57,644	11,293	176,154
2003	2,340	409	2,393	804	8,513	15,269	11,248	3,774	10,425	17,363	9,300	28,149	59,199	11,169	180,557
2004	2,440	439	2,715	760	8,990	16,574	12,747	3,840	10,701	18,059	9,719	28,868	60,538	11,282	187,960
2005	2,402	413	2,706	770	10,118	17,307	13,836	4,323	11,590	18,878	10,031	30,356	62,616	11,250	196,982
2006	2,394	457	2,543	759	10,140	18,469	15,175	3,515	11,576	20,141	11,002	31,628	65,997	11,949	206,044
2007	2,509	373	2,359	797	8,629	18,219	16,559	4,560	11,771	21,342	11,510	33,172	68,370	12,153	212,019
2008	2,315	340	2,212	711	9,367	16,790	17,445	4,340	11,490	20,975	11,327	33,594	69,303	12,947	213,157
2009	2,458	403	1,424	700	8,044	14,471	15,899	4,590	11,093	19,976	11,641	35,387	68,114	13,865	207,766
2010	2,498	448	1,822	695	9,235	14,815	16,231	4,544	11,478	20,653	12,012	36,509	68,535	14,268	213,519
2011	2,643	351	2,074	766	10,316	15,605	16,574	4,996	11,945	20,818	12,231	37,789	69,575	14,551	220,200
2012	2,641	298	2,166	756	9,956	16,298	18,034	5,336	12,088	21,349	12,073	39,180	71,208	14,218	225,426
2013	2,704	349	2,178	761	10,055	16,215	18,346	5,213	12,678	22,347	12,384	40,517	72,347	14,359	230,300
2014	2,785	400	2,144	787	10,107	17,058	19,700	5,260	13,459	23,305	12,581	42,016	74,781	14,191	238,400
2015	2,985	273	2,234	801	9,846	17,188	19,397	5,393	13,962	23,566	13,135	43,656	77,023	14,236	243,700
2016	2,890	229	2,234	786	10,288	18,123	19,258	5,462	14,090	24,570	13,990	45,324	79,229	14,487	250,904
2017	2,913	214	2,319	826	10,370	18,058	20,810	5,574	15,589	25,574	14,887	46,665	81,682	14,741	260,221
2018	3,066	271	2,433	894	11,192	18,319	22,278	5,648	15,915	26,337	15,379	47,797	85,371	15,269	270,142
2019	3,198	197	1,882	879	10,663	17,871	24,602	5,703	16,062	27,056	15,538	49,697	88,860	15,684	277,885
2020	3,183	210	1,848	891	9,625	16,762	25,476	5,861	11,839	26,921	16,372	51,586	83,875	15,181	269,240
2021	2,917	200	2,100	988	10,261	17,522	27,991	5,860	12,896	28,510	17,983	54,079	93,090	16,256	290,196
2022	2,836	233	1,822	951	10,554	17,350	29,434	6,374	15,185	28,905	17,992	54,783	101,049	17,021	303,797
2023	2,712	208	1,587	980	11,133	16,612	30,623	5,921	16,244	28,523	18,214	56,495	105,853	17,786	312,392
2024	2,773	201	1,563	932	11,495	15,710	28,586	6,121	16,898	28,855	18,617	58,103	108,137	18,546	316,109
2025	3,073	195	1,515	893	12,202	15,633	29,453	6,207	17,531	29,820	19,235	59,360	108,966	18,790	322,500

1 Other Services includes health care and social assistance, professional, scientific and technical services, educational services, information and cultural industries, accommodation and food services, administrative and support, waste management and remediation services, arts, entertainment and recreation, management of companies and enterprises, and other services (except public administration).

88 |	2026 Financial and Economic Review

Appendix 1 - Economic Review Supplementary Tables

Table A1.3 British Columbia GDP at Basic Prices, by Industry (continued )

	Crop and Animal Production	Fishing, Hunting and Trapping	Forestry and Logging	Support Activities for Agriculture and Forestry	Mining, Quarrying Oil and Gas Extraction	Manufacturing	Construction	Utilities	Transportation and Warehousing	Wholesale and Retail Trade	Finance and Insurance	Real Estate and Rental and Leasing	Other Services[1]	Public Administration	Real GDP at Basic Prices
(annual percentage change)
1998	5.0	(32.3)	2.9	3.8	(2.1)	(0.9)	(10.3)	5.8	(0.8)	4.0	(4.7)	2.6	4.2	(0.4)	1.1
1999	6.9	(21.5)	(5.0)	(6.5)	3.7	13.6	(1.1)	10.5	3.6	1.2	7.9	3.2	1.6	3.4	3.6
2000	1.0	7.0	(6.3)	12.1	10.3	18.1	(1.8)	23.1	7.3	(1.2)	(0.5)	3.0	3.5	2.4	4.8
2001	18.6	(18.4)	(0.1)	(7.9)	13.1	(7.1)	1.4	(38.3)	0.3	3.0	(2.0)	3.3	2.4	3.0	0.5
2002	2.1	27.9	5.2	(9.3)	(5.2)	(0.2)	5.9	24.0	2.4	5.0	1.0	6.4	4.0	3.3	3.8
2003	7.4	(1.1)	(3.8)	7.3	(1.8)	1.1	7.9	(3.1)	0.3	4.0	5.0	3.1	2.7	(1.1)	2.5
2004	4.3	7.4	13.4	(5.5)	5.6	8.5	13.3	1.7	2.6	4.0	4.5	2.6	2.3	1.0	4.1
2005	(1.5)	(5.9)	(0.3)	1.3	12.6	4.4	8.5	12.6	8.3	4.5	3.2	5.2	3.4	(0.3)	4.8
2006	(0.3)	10.6	(6.0)	(1.5)	0.2	6.7	9.7	(18.7)	(0.1)	6.7	9.7	4.2	5.4	6.2	4.6
2007	4.8	(18.3)	(7.3)	5.1	(14.9)	(1.4)	9.1	29.7	1.7	6.0	4.6	4.9	3.6	1.7	2.9
2008	(7.8)	(8.9)	(6.2)	(10.8)	8.6	(7.8)	5.4	(4.8)	(2.4)	(1.7)	(1.6)	1.3	1.4	6.5	0.5
2009	6.2	18.6	(35.6)	(1.6)	(14.1)	(13.8)	(8.9)	5.8	(3.5)	(4.8)	2.8	5.3	(1.7)	7.1	(2.5)
2010	1.6	11.1	27.9	(0.7)	14.8	2.4	2.1	(1.0)	3.5	3.4	3.2	3.2	0.6	2.9	2.8
2011	5.8	(21.7)	13.8	10.2	11.7	5.3	2.1	10.0	4.1	0.8	1.8	3.5	1.5	2.0	3.1
2012	(0.1)	(15.0)	4.4	(1.3)	(3.5)	4.4	8.8	6.8	1.2	2.6	(1.3)	3.7	2.3	(2.3)	2.4
2013	2.4	16.9	0.5	0.7	1.0	(0.5)	1.7	(2.3)	4.9	4.7	2.6	3.4	1.6	1.0	2.2
2014	3.0	14.8	(1.5)	3.4	0.5	5.2	7.4	0.9	6.2	4.3	1.6	3.7	3.4	(1.2)	3.5
2015	7.2	(31.8)	4.2	1.8	(2.6)	0.8	(1.5)	2.5	3.7	1.1	4.4	3.9	3.0	0.3	2.2
2016	(3.2)	(16.1)	(0.0)	(1.9)	4.5	5.4	(0.7)	1.3	0.9	4.3	6.5	3.8	2.9	1.8	3.0
2017	0.8	(6.4)	3.8	5.2	0.8	(0.4)	8.1	2.0	10.6	4.1	6.4	3.0	3.1	1.8	3.7
2018	5.3	26.4	4.9	8.2	7.9	1.4	7.1	1.3	2.1	3.0	3.3	2.4	4.5	3.6	3.8
2019	4.3	(27.4)	(22.7)	(1.7)	(4.7)	(2.4)	10.4	1.0	0.9	2.7	1.0	4.0	4.1	2.7	2.9
2020	(0.5)	6.7	(1.8)	1.3	(9.7)	(6.2)	3.6	2.8	(26.3)	(0.5)	5.4	3.8	(5.6)	(3.2)	(3.1)
2021	(8.4)	(4.6)	13.7	10.9	6.6	4.5	9.9	(0.0)	8.9	5.9	9.8	4.8	11.0	7.1	7.8
2022	(2.8)	16.5	(13.2)	(3.7)	2.9	(1.0)	5.2	8.8	17.7	1.4	0.0	1.3	8.5	4.7	4.7
2023	(4.4)	(11.0)	(12.9)	3.0	5.5	(4.3)	4.0	(7.1)	7.0	(1.3)	1.2	3.1	4.8	4.5	2.8
2024	2.2	(3.3)	(1.5)	(4.9)	3.2	(5.4)	(6.7)	3.4	4.0	1.2	2.2	2.8	2.2	4.3	1.2
2025	10.8	(3.1)	(3.0)	(4.2)	6.2	(0.5)	3.0	1.4	3.7	3.3	3.3	2.2	0.8	1.3	2.0

1 Other Services includes health care and social assistance, professional, scientific and technical services, educational services, information and cultural industries, accommodation and food services, administrative and support, waste management and remediation services, arts, entertainment and recreation, management of companies and enterprises, and other services (except public administration).
Source: Statistics Canada (Table: 36-10-0711-01 - accessed May 2026).

2026 Financial and Economic Review	| 89

Appendix 1 - Economic Review Supplementary Tables

Table A1.4 British Columbia GDP, Income Based

	Compensation of Employees*	Gross Operating Surplus	Net Operating Surplus: Corporations	Consumption of Fixed Capital: Corporations	Consumption of Fixed Capital: Government & NPISH	Gross Mixed Income	Net Mixed Income	Consumption of Fixed Capital: Unincorporated Businesses	Taxes less subsidies on Production	Taxes less subsidies on Products & Imports	Statistical Discrepancy	GDP at Market Prices
($ millions)
1981	25,637	9,026	3,226	4,635	1,165	6,394	4,913	1,481	2,158	3,165	216	46,596
1982	26,496	7,620	1,089	5,227	1,304	6,990	5,354	1,637	2,395	2,893	206	46,600
1983	27,018	9,080	2,334	5,374	1,372	7,446	5,732	1,714	2,847	2,884	54	49,329
1984	27,811	10,459	3,563	5,480	1,416	8,010	6,145	1,865	2,509	3,258	(260)	51,788
1985	29,101	11,850	4,746	5,636	1,468	8,824	6,843	1,981	2,531	3,699	(217)	55,788
1986	30,339	12,298	4,927	5,788	1,583	9,581	7,543	2,038	2,532	4,506	(302)	58,954
1987	32,837	14,358	6,902	5,858	1,598	10,290	8,103	2,187	2,607	5,152	(97)	65,147
1988	36,110	15,750	7,807	6,161	1,782	11,259	8,903	2,356	2,726	5,568	682	72,095
1989	40,296	16,007	7,385	6,694	1,928	12,432	9,827	2,605	2,888	6,697	123	78,443
1990	44,216	14,530	5,152	7,231	2,147	13,549	10,718	2,831	3,035	6,800	244	82,374
1991	46,296	13,330	3,871	7,304	2,155	14,555	11,560	2,995	2,964	7,593	237	84,975
1992	48,924	13,342	3,411	7,622	2,309	15,450	12,274	3,176	3,472	8,389	938	90,515
1993	51,312	15,377	5,079	7,926	2,372	16,133	12,698	3,435	3,952	9,112	1,335	97,221
1994	53,972	19,431	8,420	8,483	2,528	17,118	13,463	3,655	4,234	8,830	13	103,598
1995	56,768	21,649	9,975	9,011	2,663	17,851	14,052	3,799	4,268	9,242	(575)	109,203
1996	58,517	21,917	9,715	9,409	2,793	18,321	14,394	3,927	4,377	9,476	(68)	112,540
1997	60,781	24,129	11,400	9,759	2,970	18,704	14,700	4,004	4,665	10,211	96	118,585
1998	62,120	23,496	9,822	10,617	3,057	19,467	15,302	4,166	4,786	10,346	(441)	119,775
1999	64,216	25,733	11,594	10,972	3,167	20,272	16,061	4,211	4,919	10,676	(158)	125,658
2000	68,591	30,979	16,192	11,403	3,384	20,843	16,470	4,373	4,974	11,063	(39)	136,411
2001	70,309	30,003	14,546	11,966	3,491	22,099	17,467	4,633	5,076	11,312	16	138,815
2002	72,951	30,307	14,491	12,229	3,587	23,426	18,541	4,885	5,009	12,408	(108)	143,993
2003	75,268	33,813	17,612	12,514	3,687	24,741	19,781	4,960	5,122	13,108	(93)	151,958
2004	80,071	39,402	22,503	13,004	3,895	26,253	21,053	5,199	5,388	13,491	(5)	164,600
2005	85,336	43,994	25,971	13,824	4,199	27,827	22,337	5,490	5,679	14,219	142	177,197
2006	93,392	46,643	26,833	15,187	4,623	29,526	23,736	5,790	5,959	14,881	78	190,479
2007	98,459	47,607	25,901	16,597	5,109	31,784	25,438	6,345	6,505	15,799	287	200,440
2008	102,318	49,897	25,892	18,259	5,746	32,435	25,604	6,830	6,812	14,756	210	206,427
2009	100,375	41,901	17,293	18,789	5,819	33,771	26,845	6,925	7,038	14,969	125	198,179
2010	102,621	45,534	20,992	18,561	5,981	35,494	28,408	7,086	7,338	15,870	134	206,990
2011	106,845	51,238	25,450	19,437	6,351	36,872	29,536	7,336	7,216	16,493	107	218,771
2012	110,128	50,606	23,422	20,589	6,595	38,645	31,069	7,576	7,332	16,611	6	223,328
2013	114,300	51,647	23,263	21,550	6,834	40,286	32,361	7,925	8,129	16,784	(165)	230,981
2014	118,452	56,480	26,944	22,450	7,086	42,286	34,193	8,093	8,603	18,012	39	243,872
2015	123,805	55,116	23,835	23,883	7,398	43,935	35,527	8,408	8,736	19,057	135	250,784
2016	127,866	60,562	28,372	24,554	7,636	46,030	37,237	8,793	9,073	20,593	(212)	263,912
2017	135,921	66,610	33,638	25,035	7,937	47,982	38,543	9,439	9,625	22,062	83	282,283
2018	144,465	68,766	34,157	26,183	8,426	50,435	40,414	10,021	10,667	22,997	62	297,392
2019	152,568	66,468	29,607	27,923	8,938	54,606	44,074	10,532	12,700	22,812	(161)	308,993
2020	152,704	74,913	36,139	29,478	9,296	56,204	45,119	11,085	3,431	20,208	(48)	307,412
2021	172,036	91,444	49,835	31,643	9,966	59,331	46,669	12,662	8,163	26,128	(100)	357,002
2022	189,272	105,275	58,485	35,580	11,210	63,398	49,617	13,781	14,254	27,952	3	400,154
2023	203,935	96,864	45,652	39,030	12,182	70,809	56,171	14,638	14,822	28,087	(52)	414,465
2024	214,986	91,886	36,831	41,661	13,394	78,062	62,806	15,256	15,793	28,563	(201)	429,089
2025	-	-	-	-	-	-	-	-	-	-	-	-

* Component of income-based GDP, including wages, salaries and employers' social contributions earned in B.C. by residents and non-residents of the province.

90 |	2026 Financial and Economic Review

Appendix 1 - Economic Review Supplementary Tables

Table A1.4 British Columbia GDP, Income Based (continued )

	Compensation of Employees*	Gross Operating Surplus	Net Operating Surplus: Corporations	Consumption of Fixed Capital: Corporations	Consumption of Fixed Capital: Government & NPISH	Gross Mixed Income	Net Mixed Income	Consumption of Fixed Capital: Unincorporated Businesses	Taxes less subsidies on Production	Taxes less subsidies on Products & Imports	Statistical Discrepancy	GDP at Market Prices
(annual percentage change)
1982	3.4	(15.6)	(66.2)	12.8	11.9	9.3	9.0	10.5	11.0	(8.6)	(4.6)	0.0
1983	2.0	19.2	114.3	2.8	5.2	6.5	7.1	4.7	18.9	(0.3)	(73.8)	5.9
1984	2.9	15.2	52.7	2.0	3.2	7.6	7.2	8.8	(11.9)	13.0	(581.5)	5.0
1985	4.6	13.3	33.2	2.8	3.7	10.2	11.4	6.2	0.9	13.5	(16.5)	7.7
1986	4.3	3.8	3.8	2.7	7.8	8.6	10.2	2.9	0.0	21.8	39.2	5.7
1987	8.2	16.8	40.1	1.2	0.9	7.4	7.4	7.3	3.0	14.3	(67.9)	10.5
1988	10.0	9.7	13.1	5.2	11.5	9.4	9.9	7.7	4.6	8.1	(803.1)	10.7
1989	11.6	1.6	(5.4)	8.7	8.2	10.4	10.4	10.6	5.9	20.3	(82.0)	8.8
1990	9.7	(9.2)	(30.2)	8.0	11.4	9.0	9.1	8.7	5.1	1.5	98.4	5.0
1991	4.7	(8.3)	(24.9)	1.0	0.4	7.4	7.9	5.8	(2.3)	11.7	(2.9)	3.2
1992	5.7	0.1	(11.9)	4.4	7.1	6.1	6.2	6.0	17.1	10.5	295.8	6.5
1993	4.9	15.3	48.9	4.0	2.7	4.4	3.5	8.2	13.8	8.6	42.3	7.4
1994	5.2	26.4	65.8	7.0	6.6	6.1	6.0	6.4	7.1	(3.1)	(99.0)	6.6
1995	5.2	11.4	18.5	6.2	5.3	4.3	4.4	3.9	0.8	4.7	(4,523.1)	5.4
1996	3.1	1.2	(2.6)	4.4	4.9	2.6	2.4	3.4	2.6	2.5	(88.2)	3.1
1997	3.9	10.1	17.3	3.7	6.3	2.1	2.1	2.0	6.6	7.8	(241.2)	5.4
1998	2.2	(2.6)	(13.8)	8.8	2.9	4.1	4.1	4.0	2.6	1.3	(559.4)	1.0
1999	3.4	9.5	18.0	3.3	3.6	4.1	5.0	1.1	2.8	3.2	(64.2)	4.9
2000	6.8	20.4	39.7	3.9	6.9	2.8	2.5	3.8	1.1	3.6	(75.3)	8.6
2001	2.5	(3.2)	(10.2)	4.9	3.2	6.0	6.1	5.9	2.1	2.3	(141.0)	1.8
2002	3.8	1.0	(0.4)	2.2	2.7	6.0	6.1	5.4	(1.3)	9.7	(775.0)	3.7
2003	3.2	11.6	21.5	2.3	2.8	5.6	6.7	1.5	2.3	5.6	(13.9)	5.5
2004	6.4	16.5	27.8	3.9	5.6	6.1	6.4	4.8	5.2	2.9	(94.6)	8.3
2005	6.6	11.7	15.4	6.3	7.8	6.0	6.1	5.6	5.4	5.4	(2,940.0)	7.7
2006	9.4	6.0	3.3	9.9	10.1	6.1	6.3	5.5	4.9	4.7	(45.1)	7.5
2007	5.4	2.1	(3.5)	9.3	10.5	7.6	7.2	9.6	9.2	6.2	267.9	5.2
2008	3.9	4.8	(0.0)	10.0	12.5	2.0	0.7	7.6	4.7	(6.6)	(26.8)	3.0
2009	(1.9)	(16.0)	(33.2)	2.9	1.3	4.1	4.8	1.4	3.3	1.4	(40.5)	(4.0)
2010	2.2	8.7	21.4	(1.2)	2.8	5.1	5.8	2.3	4.3	6.0	7.2	4.4
2011	4.1	12.5	21.2	4.7	6.2	3.9	4.0	3.5	(1.7)	3.9	(20.1)	5.7
2012	3.1	(1.2)	(8.0)	5.9	3.8	4.8	5.2	3.3	1.6	0.7	(94.4)	2.1
2013	3.8	2.1	(0.7)	4.7	3.6	4.2	4.2	4.6	10.9	1.0	(2,850.0)	3.4
2014	3.6	9.4	15.8	4.2	3.7	5.0	5.7	2.1	5.8	7.3	(123.6)	5.6
2015	4.5	(2.4)	(11.5)	6.4	4.4	3.9	3.9	3.9	1.5	5.8	246.2	2.8
2016	3.3	9.9	19.0	2.8	3.2	4.8	4.8	4.6	3.9	8.1	(257.0)	5.2
2017	6.3	10.0	18.6	2.0	3.9	4.2	3.5	7.3	6.1	7.1	(139.2)	7.0
2018	6.3	3.2	1.5	4.6	6.2	5.1	4.9	6.2	10.8	4.2	(25.3)	5.4
2019	5.6	(3.3)	(13.3)	6.6	6.1	8.3	9.1	5.1	19.1	(0.8)	(359.7)	3.9
2020	0.1	12.7	22.1	5.6	4.0	2.9	2.4	5.3	(73.0)	(11.4)	(70.2)	(0.5)
2021	12.7	22.1	37.9	7.3	7.2	5.6	3.4	14.2	137.9	29.3	108.3	16.1
2022	10.0	15.1	17.4	12.4	12.5	6.9	6.3	8.8	74.6	7.0	(103.0)	12.1
2023	7.7	(8.0)	(21.9)	9.7	8.7	11.7	13.2	6.2	4.0	0.5	(1,833.3)	3.6
2024	5.4	(5.1)	(19.3)	6.7	9.9	10.2	11.8	4.2	6.6	1.7	286.5	3.5
2025	-	-	-	-	-	-	-	-	-	-	-	-
* Component of income-based GDP, including wages, salaries and employers' social contributions earned in B.C. by residents and non-residents of the province. Source: Statistics Canada (Table: 36-10-0221-01 - accessed May 2026).

2026 Financial and Economic Review	| 91

Appendix 1 - Economic Review Supplementary Tables

Table A1.5 Employment by Industry in British Columbia

	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025
										(thousands)
Total - all industries	1,952	1,998	2,028	2,090	2,153	2,211	2,244	2,202	2,222	2,230	2,284	2,305	2,330	2,375	2,465	2,563	2,610	2,681	2,527	2,684	2,776	2,848	2,914	2,946

Primary industries	67	78	72	76	79	82	78	71	70	68	71	76	76	78	74	77	75	71	71	70	71	75	70	x
Agriculture	30	33	36	38	35	35	36	31	29	25	24	27	24	25	22	23	25	24	29	21	23	24	17	16
Forestry, logging & support activities	25	27	22	22	21	24	16	13	16	16	17	19	20	21	19	19	18	16	16	18	17	14	15	15
Fishing, hunting & trapping	3	5	3	2	3	3	2	2	2	2	2	2	2	2	2	2	3	2	3	2	2	2	2	x
Mining & oil & gas extraction	9	13	11	14	19	20	24	24	24	26	28	29	30	30	31	32	29	28	24	28	28	35	37	28

Manufacturing	198	207	208	193	190	190	180	161	164	166	175	159	167	176	176	184	180	172	169	186	188	176	179	186
Food, beverages & tobacco	27	31	31	31	24	27	30	29	27	29	31	27	29	34	38	35	38	37	35	38	42	41	35	35
Wood products	44	49	46	45	43	43	35	30	32	34	30	31	32	35	33	30	26	24	23	24	24	23	22	24
Paper	17	14	12	12	14	14	13	11	10	10	12	12	13	10	9	12	9	9	10	13	10	10	7	9
Printing & related support activities	9	8	8	8	8	6	8	7	6	8	8	7	6	9	5	7	8	4	2	5	5	4	4	6
Primary metals	6	9	7	7	6	6	5	6	8	6	6	6	3	5	3	4	6	7	7	6	7	6	8	6
Metal fabrication	13	14	15	18	14	15	16	13	13	12	15	11	12	16	14	14	13	13	10	12	11	12	16	17
Transportation equipment	14	12	12	9	9	12	10	10	9	9	12	9	10	8	9	10	12	10	10	13	15	12	12	12
Machinery manufacturing	10	9	10	10	9	8	6	6	7	9	10	10	9	8	11	10	9	12	8	13	12	11	12	10
Other manufacturing	59	60	69	55	62	61	58	49	53	49	52	47	54	50	54	62	61	57	63	61	62	57	64	68

Construction	117	118	142	166	184	198	211	199	197	201	202	211	205	207	219	239	249	253	230	230	238	238	247	262
General contractors	41	47	51	65	67	67	81	74	78	80	79	89	92	91	92	106	110	107	104	101	107	111	112	106
Special trade contractors	76	71	92	101	117	131	130	125	120	121	123	122	113	116	127	133	139	147	126	129	130	126	135	157

Utilities	11	11	9	10	7	8	11	11	11	12	12	14	15	15	13	11	15	13	18	18	16	18	18	14

Transportation & warehousing	110	115	113	116	116	125	130	115	113	120	127	123	139	142	142	142	143	147	135	146	144	147	156	157
Transportation	105	109	108	112	110	119	124	109	107	112	117	115	129	135	133	131	132	138	128	136	133	138	149	147
Warehousing & storage	5	6	5	5	7	7	6	6	6	8	9	9	10	7	8	11	11	9	7	10	11	9	7	10

Trade	319	326	313	330	348	360	355	367	374	352	347	374	371	366	386	395	400	421	391	403	437	441	429	436
Wholesale trade	72	76	66	79	83	80	88	88	84	77	82	84	84	87	96	88	88	94	93	89	95	94	103	96
Retail trade	246	249	247	251	265	280	268	279	290	275	265	290	287	279	290	307	313	327	298	314	342	347	326	340

Finance, Insurance, Real Estate
& Leasing	124	126	128	131	134	139	143	135	137	137	144	146	147	139	148	165	165	168	172	171	164	176	184	189
Finance	57	60	55	59	59	65	63	58	66	53	65	63	67	62	68	72	72	73	76	66	68	78	70	80
Insurance	24	21	27	26	26	27	29	27	26	31	28	30	29	31	32	35	32	31	37	49	38	37	45	42
Real estate	32	35	35	34	39	37	40	40	37	44	45	45	43	38	43	51	55	55	52	46	51	52	61	59
Leasing	11	11	11	13	10	9	11	10	8	10	7	8	8	7	6	7	7	8	7	9	7	9	8	9

Public administration	90	95	99	93	88	90	97	105	105	106	100	104	107	106	111	105	107	120	122	138	139	144	154	157
Federal administration	33	37	35	32	34	33	36	38	43	43	43	36	35	39	40	38	35	43	41	52	52	46	56	53
Provincial administration	28	29	30	29	26	25	25	27	27	25	27	30	33	30	34	31	35	37	38	36	42	43	47	45
Local administration	29	29	35	32	28	32	36	40	36	38	31	37	39	37	37	35	37	40	43	50	45	56	52	59

Other service industries	918	924	944	974	1,007	1,020	1,040	1,040	1,050	1,068	1,107	1,099	1,105	1,146	1,196	1,245	1,275	1,316	1,220	1,324	1,379	1,434	1,478	1,484
Education & related services	137	137	132	143	152	152	148	153	157	157	168	166	167	170	171	171	168	176	173	186	199	220	220	225
Health & welfare services	211	214	217	213	226	234	239	254	262	253	263	262	268	283	296	312	330	330	324	353	372	383	410	413
Professional, scientific & technical	134	136	143	159	163	162	168	165	168	176	174	181	185	195	204	209	222	240	244	267	284	289	300	314
Information, culture & recreation	105	105	110	109	114	112	113	107	108	107	109	109	113	122	132	139	131	133	107	129	149	141	148	134
Services to business management	72	79	80	90	96	97	103	96	91	96	97	95	88	93	101	104	103	116	98	100	88	91	95	95
Accommodation & food services	163	159	170	172	169	177	174	169	167	179	184	181	184	177	185	196	200	202	176	179	184	197	187	191
Miscellaneous services	96	94	93	88	88	86	95	96	99	99	112	105	100	106	109	114	121	119	99	109	102	112	119	113

Source: Statistics Canada, Labour Force Survey (Table: 14-10-0023-01 and unpublished data - accessed May 2026). Totals may not add due to rounding.

x Suppressed to meet the confidentiality requirements of the Statistics Act.

92 |	2026 Financial and Economic Review

Appendix 1 - Economic Review Supplementary Tables

Table A1.6 Capital Investment by Industry

						Preliminary		2024	2025
	Actual	Actual	Actual	Actual	Actual	Actual	Intentions	to	to
	2020	2021	2022	2023	2024	2025	2026	2025	2026
				($ millions)				(percent)
Agriculture, forestry, fishing and hunting	920.1	994.4	1,217.3	1,048.4	846.3	801.9	867.4	(5.2)	8.2
Mining, quarrying, and oil and gas extraction	2,893.6	4,844.0	5,821.4	8,188.6	9,265.6	8,023.2	9,662.9	(13.4)	20.4
Manufacturing	1,683.7	1,704.7	2,124.6	x	2,092.0	1,713.9	1,924.3	(18.1)	12.3
Construction	846.6	1,433.9	1,698.4	2,577.4	2,749.2	3,041.4	3,140.9	10.6	3.3
Transportation and warehousing	15,563.5	15,624.3	18,358.3	20,798.9	14,701.1	15,542.9	14,450.4	5.7	(7.0)
Utilities	5,319.2	5,486.8	6,019.5	6,087.9	6,551.4	7,839.1	7,618.4	19.7	(2.8)
Wholesale trade	x	x	659.0	740.2	718.0	604.0	647.8	(15.9)	7.3
Retail trade	860.1	x	1,138.5	1,087.9	1,293.3	1,085.7	1,093.2	(16.1)	0.7
Finance and insurance	323.1	308.7	344.9	310.3	239.6	232.8	279.2	(2.8)	19.9
Real estate, rental and leasing	1,704.0	2,093.0	2,011.2	1,888.1	2,204.0	1,913.8	1,976.7	(13.2)	3.3
Information and cultural industries	1,329.1	1,531.1	1,683.4	1,546.3	1,359.4	1,682.7	1,399.2	23.8	(16.8)
Professional, scientific and technical services	473.8	x	737.9	1,067.7	769.7	773.6	610.3	0.5	(21.1)
Management of companies and enterprises	x	x	61.9	x	F	64.8	57.4	-	(11.4)
Admin, waste and remediation services	x	F	F	342.1	380.6	412.7	435.2	8.4	5.5
Arts, entertainment and recreation	379.9	F	530.8	523.3	775.0	775.4	661.9	0.1	(14.6)
Accommodation and food services	501.2	430.1	518.6	581.2	519.8	589.9	760.3	13.5	28.9
Educational services	1,553.8	1,960.6	1,825.1	2,143.6	2,639.4	2,960.6	3,167.7	12.2	7.0
Health care and social assistance	1,272.4	2,072.0	2,470.0	3,540.0	3,967.5	5,376.6	5,666.4	35.5	5.4
Public administration	4,347.8	4,092.4	5,373.6	5,972.7	7,524.1	10,766.2	10,272.2	43.1	(4.6)
Other services	165.7	x	292.0	F	333.0	304.4	231.5	(8.6)	(23.9)
Total	40,874.1	45,413.5	53,194.0	61,157.6	58,994.5	64,505.6	64,923.2	9.3	0.6

Public	14,811.6	17,387.0	21,783.0	24,829.9	22,797.5	28,204.0	28,183.2	23.7	(0.1)
Private	26,062.5	28,026.4	31,411.0	36,327.7	36,197.0	36,301.6	36,740.0	0.3	1.2
Total	40,874.1	45,413.5	53,194.0	61,157.6	58,994.5	64,505.6	64,923.2	9.3	0.6

Machinery and equipment	10,525.6	11,755.1	13,780.6	15,332.5	15,593.6	16,980.3	17,512.7	8.9	3.1
Construction	30,348.6	33,658.4	39,413.5	45,825.1	43,400.9	47,525.3	47,410.4	9.5	(0.2)
Total	40,874.1	45,413.5	53,194.0	61,157.6	58,994.5	64,505.6	64,923.2	9.3	0.6

Housing	22,024.1	26,259.6	29,937.6	28,840.7	27,926.7	29,599.5	n/a	6.0	n/a

Source: Statistics Canada (Tables: 34-10-0035-01, 34-10-0038-01, 34-10-0293-01 - accessed May 2026).

x Suppressed to meet the confidentiality requirements of the Statistics Act.

F Too unreliable to be published.

Note: Totals may not add due to rounding or due to some data not being disclosed for confidentiality reasons.

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Appendix 1 - Economic Review Supplementary Tables

 Table A1.7 British Columbia International Goods Exports by Major Market and Selected Commodities, 2025

			European	Mainland	Other	Total -
Commodity	U.S.	Japan	Union [1]	China	Markets	All Countries
			($ millions)
Wood products	4,984	778	135	500	646	7,044
Lumber (softwood)	2,895	400	117	278	412	4,102
Cedar shakes and shingles	215	0	6	0	9	231
Plywood and veneer (softwood)	414	1	2	1	11	428
Other panel products	601	4	0	1	8	613
Selected value-added wood products	641	3	3	1	8	655
Logs	44	101	0	219	25	388
Other	174	269	7	1	174	626

Pulp and paper products	895	155	12	1,910	603	3,575
Pulp	356	154	11	1,896	499	2,916
Newsprint	3	0	1	0	16	19
Paper, paperboard - excluding newsprint	431	0	0	13	28	472
Other	105	1	0	1	60	168

Agriculture and food other than fish	3,363	242	135	118	611	4,469
Fruit and nuts	489	66	13	20	83	671
Vegetables	530	9	2	0	2	543
Vegetable oil	2	1	0	0	0	4
Bread, pastry, prepared cereals, pasta, etc.	579	7	2	3	8	599
Meat and prepared meat products	55	75	0	20	67	217
Other	1,707	84	118	75	451	2,435

Fish products	826	65	43	210	117	1,261
Whole fish; fresh, chilled, frozen - excluding salmon	95	12	6	24	21	158
Whole salmon; fresh, chilled, frozen	466	12	7	9	23	517
Salmon; fillets, canned, smoked, etc	72	0	1	0	9	82
Other	193	41	29	177	64	503

Metallic mineral products	2,070	929	365	3,675	1,348	8,387
Copper ores and concentrates	0	924	0	3,371	1,060	5,356
Molybdenum ores and concentrates	3	0	36	62	38	139
Zinc ores and concentrates	0	0	0	0	1	1
Unwrought aluminum	902	0	324	0	2	1,227
Unwrought zinc	894	0	0	0	26	920
Unwrought lead	224	0	0	0	19	243
Other	48	4	6	242	201	501

Fabricated metal products	1,053	9	23	125	304	1,513

Energy products	6,168	2,266	484	3,661	3,489	16,069
Natural gas	3,373	0	0	0	0	3,373
Coal	113	1,300	484	2,405	2,468	6,771
Electricity	671	0	0	0	0	671
Other	2,011	966	0	1,256	1,021	5,254

Machinery and equipment	5,799	150	505	298	1,192	7,944
Motor vehicles and parts	603	2	29	51	171	855
Electrical/electronic/communications	1,759	63	166	47	270	2,304
Scientific/photographic/measuring equipment, etc.	818	50	159	161	322	1,509
Aircraft and parts	285	11	4	2	18	320
Other	2,335	24	148	37	412	2,956

Plastics and articles of plastic	635	4	16	16	61	731
Chemicals and chemical products	988	76	143	92	231	1,530
Apparel and accessories	34	0	4	2	5	45
Textiles	53	0	1	1	33	88

All other commodities	1,137	5	74	207	737	2,160
Total	28,005	4,680	1,940	10,815	9,378	54,817

1 The European Union is the membership as of February 1, 2020: Austria, Belgium, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, and Sweden.

 Source: Statistics Canada, International Trade Statistics custom extract, May 2026. Figures may not add due to rounding.

94 |	2026 Financial and Economic Review

Appendix 1 - Economic Review Supplementary Tables

Table A1.8 British Columbia International Goods Exports by Market Area

						% Change	Percent of Total
	2021	2022	2023	2024	2025	2024-2025	2024	2025
	($ millions)						(percent)
United Kingdom	406	495	283	289	343	18.4	0.5	0.6
Germany	389	502	389	404	437	8.1	0.7	0.8
Mainland China	8,888	8,487	7,939	8,534	10,815	26.7	15.6	19.7
Hong Kong	189	216	256	238	216	(9.2)	0.4	0.4
Taiwan	1,143	1,064	783	818	736	(10.0)	1.5	1.3
Japan	4,842	6,016	6,235	5,660	4,680	(17.3)	10.3	8.5
South Korea	2,920	4,106	3,292	3,590	3,037	(15.4)	6.5	5.5
India	766	1,573	1,406	1,275	726	(43.0)	2.3	1.3
Australia	327	513	719	830	587	(29.3)	1.5	1.1
Mexico	100	179	164	175	401	128.6	0.3	0.7
United States	29,878	37,358	30,416	28,850	28,005	(2.9)	52.6	51.1
Other	4,089	4,434	4,417	4,205	4,836	15.0	7.7	8.8
Total	53,936	64,944	56,300	54,870	54,817	(0.1)	100.0	100.0

Market Areas:
Western Europe [1]	2,165	2,423	2,397	1,946	2,159	10.9	3.5	3.9
Pacific Rim [2]	19,765	21,804	20,316	21,173	21,767	2.8	38.6	39.7

1 Austria, Belgium, Denmark, Finland, France, Germany, Greece, Iceland, Ireland, Italy, Luxembourg, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and the United Kingdom.

2 Australia, Brunei Darussalam, China, Fiji, Hong Kong, Indonesia, Japan, Laos, Macau, Malaysia, Mongolia, New Zealand, North Korea, Philippines, Singapore, South Korea, Taiwan, Thailand and Vietnam.

 Source: Statistics Canada, International Trade Statistics custom extract, May 2026. Figures may not add due to rounding.

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Appendix 1 - Economic Review Supplementary Tables

Table A1.9 Historical Commodity Prices (in US Dollars)

	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025
Metals
Copper (London; $/lb)	2.49	2.21	2.80	2.96	2.73	2.80	4.22	4.00	3.84	4.16	4.51
Lead (London; $/lb)	0.81	0.85	1.05	1.02	0.91	0.83	1.00	0.98	0.97	0.94	0.90
Zinc (London; $/lb)	0.87	0.95	1.31	1.33	1.16	1.03	1.36	1.58	1.20	1.26	1.30
Gold (London; $/troy oz)	1,159	1,251	1,257	1,269	1,391	1,769	1,799	1,802	1,939	2,388	3,442
Silver (London; $/troy oz)	15.68	17.16	17.05	15.71	16.19	20.50	25.14	21.80	23.34	28.31	40.34
Molybdenum ($/lb)	6.74	6.56	7.21	10.52	11.34	8.62	16.07	18.45	24.76	21.29	22.14
Aluminum (London; $/lb)	0.75	0.73	0.89	0.96	0.81	0.77	1.12	1.23	1.02	1.10	1.16

Forest Products
Lumber (Madison's
Lumber Reporter;
WSPF, 2x4, $/1000 bd ft)	282	308	409	500	372	567	881	814	398	412	467
Pulp (NBSK; del. China
$/tonne)	653	599	697	866	625	585	852	934	756	772	724
Newsprint (US
Eastcoast;
$/tonne)	517	540	557	669	667	559	623	783	786	693	711
Cedar (Madison's
Lumber Reporter
2x4, $/1000 bd ft)	986	1,004	1,298	1,397	1,386	1,507	1,825	1,998	1,668	1,375	1,375

Other
Oil (West Texas
Intermediate;
$/barrel)	49	43	51	65	57	39	68	95	78	77	65
Natural Gas (Plant Inlet;
$C/GJ)	1.37	0.99	1.14	0.79	0.73	0.94	2.23	4.09	1.77	0.74	0.95
Coal (Japan-Australia
FOB $/t)
Metallurgica	101	112	201	207	183	136	183	347	281	267	195
Low Volatile PCl	84	88	142	146	131	97	138	292	231	194	142
Thermal	68	62	85	110	99	74	93	254	235	158	120

Sources: Ministry of Finance; Ministry of Energy and Climate Solutions; Ministry of Forests; Ministry of Mining and Critical Minerals; U.S. Energy Information Administration; and Haver Analytics.

96 |	2026 Financial and Economic Review

Appendix 1 - Economic Review Supplementary Tables

Table A1.10 British Columbia Forest Sector Economic Activity Indicators

												Change[1]
Indicator	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025	2024-2025
Wood production					(million cubic meters)							(percent)
Lumber	30.6	31.4	30.3	29.2	22.8	21.2	21.7	18.7	16.6	15.7	14.2	(9.7)
Timber Scaled by species
Lodgepole pine	24.5	20.6	16.2	15.4	11.5	10.5	9.6	7.6	6.4	5.4	5.1	(4.9)
Spruce	13.6	13.6	16.3	15.9	12.8	13.0	13.3	11.9	9.0	8.9	8.4	(6.0)
Hemlock	8.6	8.8	8.5	9.0	7.7	6.9	6.9	6.6	5.6	5.6	5.5	(2.5)
Douglas fir	10.0	11.0	11.2	13.7	11.4	10.2	11.9	11.3	9.9	10.1	9.5	(5.5)
Balsam	6.8	7.3	8.3	9.3	7.7	8.0	7.9	7.9	6.4	6.2	6.1	(2.2)
Cedar	5.5	5.7	5.0	4.8	4.1	4.0	3.9	3.6	3.1	3.2	3.1	(4.1)
All others	3.6	3.3	3.3	3.4	2.7	2.3	2.9	3.1	2.4	2.5	2.2	(14.0)
Total [2]	72.5	70.2	68.9	71.5	57.9	54.9	56.3	52.0	42.7	42.0	39.9	(5.1)

	(million tonnes)
Pulp and paper production	5.6	5.4	5.3	5.2	5.1	4.5	4.5	4.0	3.6	3.7	3.4	(6.8)
Market pulp	4.3		4.2	4.1	4.1	3.9	3.7	3.3	3.1	3.2	3.0	(6.6)
Newsprint, paper and paperboard	1.3		1.1	1.0	1.0	0.6	0.8	0.7	0.5	0.4	0.4	(8.5)

Industrial product price indices	(Jan 2020=100)
Softwood lumber (Canada)	86.4	90.3	103.7	114.2	97.0	134.4	215.5	201.6	121.5	128.6	133.3	3.6
Spruce-Pine-Fir lumber (BC)	88.1	93.6	104.0	114.5	99.4	133.9	221.6	211.6	127.2	137.2	139.1	1.4
Hemlock lumber (BC)	75.4	81.3	102.0	111.4	92.6	145.3	197.4	180.8	99.9	114.2	123.4	8.1
Douglas fir and Western larch (BC)	88.0	92.0	102.1	109.4	100.4	129.9	226.0	259.9	143.8	148.9	154.6	3.8
Veneer and plywood (Canada)	95.6	96.8	106.5	112.1	104.8	126.7	186.9	178.0	145.8	144.0	141.3	(1.8)
Wood pulp (Canada)	80.5	79.7	91.5	112.2	106.3	101.1	110.0	121.7	107.9	110.4	108.0	(2.2)
Newsprint for export (Canada)	81.9	88.3	91.2	111.1	109.6	98.6	98.2	114.5	120.4	109.1	108.9	(0.1)

1 Percentage change based on unrounded numbers.

2 Totals may not add due to rounding.

 Sources: Wood Production: Lumber - Statistics Canada Table 16-10-0017-01 - accessed May 2026, Timber scaled by species - Ministry of Forests.
Pulp and paper production - Pulp and Paper Products Council.

 Industrial product price indices - Statistics Canada (Tables: 18-10-0266-01 accessed June 2026, with cus31.4tom tabulations as of May 2026).

Timber scaled data includes all logs, special forest products, species and grades billed to crown, private and federal land. Waste, reject, and Christmas trees are excluded. For all scale invoiced as of date of reporting - March 2026

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Appendix 1 - Economic Review Supplementary Tables

Table A1.11 Historical Value of Mineral, Petroleum and Natural Gas Shipments

					Natural Gas	Other Oil
Year	Metals	Non-metals [1]	Coal [2]	Crude Oil [3]	to Pipeline	and Gas [4]
	($ millions)
1991	1,511	449	1,536	260	562	36
1992	1,502	369	1,039	260	592	38
1993	1,198	395	1,121	233	814	42
1994	1,354	417	1,331	235	991	44
1995	2,016	453	31.41,421	272	710	58
1996	1,537	440	1,922	441	817	75
1997	1,495	445	2,018	403	1,087	98
1998	1,484	454	1,813	373	1,154	47
1999	1,183	465	1,300	461	1,577	53
2000	1,571	508	1,332	843	3,826	114
2001	1,394	513	1,431	729	4,834	103
2002	1,288	541	1,373	714	3,458	79
2003	1,353	563	1,450	718	5,396	116
2004	1,956	594	1,579	824	5,827	133
2005	2,442	643	2,986	973	7,821	173
2006	3,248	637	2,845	1,013	5,956	179
2007	2,887	775	2,485	989	5,745	200
2008	2,590	1,075	5,395	1,215	7,525	524
2009	1,837	581	4,261	720	3,284	115
2010	2,191	721	5,255	930	3,437	161
2011	2,131	778	7,131	1,194	3,444	307
2012	2,360	831	5,679	1,208	1,934	273
2013	2,578	838	4,823	1,332	3,129	214
2014	3,302	x	3,660	1,565	5,170	261
2015	3,250	x	3,163	1,015	2,445	76
2016	2,942	x	4,212	1,065	1,918	90
2017	3,351	x	6,617	1,534	2,205	217
2018	3,694	x	7,396	2,545	1,740	457
2019	3,660	568	6,740	2,456	1,647	160
2020	4,104	605	4,106	1,627	2,161	198
2021	5,202	668	7,147	3,022	5,526	809
2022	4,778	787	11,893	4,553	11,127	1,390
2023	4,441	x	10,336	3,787	5,081	849
2024	5,491	x	8,625	4,503	2,264	1,033
2025	5,278	x	6,771	4,276	3,070	971

1 Includes non-metals, aggregates, clay and refractory minerals.

2 As adapted by BC Stats from the Statistics Canada, International Trade Statistics custom extract. Previous table releases sourced from Natural Resources Canada.

3 Includes pentanes and condensate.

4 Liquefied petroleum gases and sulphur.

x Suppressed to meet the confidentiality requirements of theStatistics Act.

Sources: Statistics Canada (Tables: 16-10-0022-01 - accessed May 2026), BC Stats, Natural Resources Canada, Ministry of Energy and Climate Solutions, and Ministry of Mining and Critical Minerals.

98 |	2026 Financial and Economic Review

Appendix 1 - Economic Review Supplementary Tables

Table A1.12 Petroleum and Natural Gas Activity Indicators

					Provincial Reserves		Provincial
	Natural gas	Crude oil and			Raw gas	Oil	Government
	production	wellhead condensate			(remaining	(remaining	petroleum and
	(wellhead)	production	Wells Authorized	Wells Drilled	reserves)	reserves)	natural gas revenue [3]
	(billion cubic m)	(million cubic m)	(number) [1]	(number) [2]	(billion cubic m)	(million cubic m)	($ millions)
2004	34.2	2.2	1,894	1,266	389.7	21.9	2,186.5
2005	31.8	2.0	1,983	1,357	444.6	20.9	2,300.2
2006	35.4	1.9	1,908	1,317	462.4	18.2	2,063.1
2007	31.9	1.8	1,291	845	482.9	19.7	1,924.3
2008	33.5	1.6	1,580	869	605.3	18.5	2,710.1
2009	32.9	1.5	934	674	657.9	19.3	2,972.4
2010	35.0	1.6	989	762	932.0	18.7	1,360.4
2011	41.4	1.5	1,275	749	974.9	18.2	1,328.1
2012	41.0	1.6	713	520	1,138.5	19.1	619.1
2013	43.7	1.5	966	602	1,197.2	19.3	569.7
2014	46.3	1.8	1,307	735	1,443.9	18.1	1,018.4
2015	48.2	1.9	941	561	1,504.7	17.6	626.7
2016	50.1	2.3	489	351	1,485.1	16.5	243.1
2017	50.5	2.5	890	634	1,354.8	18.2	347.9
2018	58.0	3.6	913	454	1,434.1	18.3	436.8
2019	58.8	3.7	691	369	1,818.7	16.6	299.1
2020	61.6	3.2	543	381	1,912.5	14.9	218.6
2021	65.7	3.0	307	478	2,093.0	13.4	689.6
2022	72.2	2.7	298	384	2,475.2	12.2	2,268.6
2023	75.8	2.6	1,076	542	2,598.9	11.9	1,148.5
2024	80.4	3.2	1,033	634	2,817.3	14.4	741.0
2025	83.8	2.9	1,300	422	n/a	n/a	866.8
percent change
2024-2025	4.2	(8.3)	25.8	(33.4)	n/a	n/a	17.0

1 Well authorizations were paused in 2021 as the BC Energy Regulator (BCER) developed processes to comply with the Yahey v. the Province of British Columbia court decision. This table has been updated to reflect resumption of permitting activities by the BCER in 2022.

2 Wells may change status and classification over time. This table reflects wells that were drilled and did not have a 'Suspended' or 'Abandoned' status.

3 Includes Crown royalties, Crown reserve disposition bonuses, fees and rentals (for which the accounting treatment is revised from deferred accrual to cash basis for all historical years).
Sources: Ministry of Energy and Climate Solutions and BC Energy Regulator.

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Appendix 1 - Economic Review Supplementary Tables

Table A1.13 Supply and Consumption of Electrical Energy in British Columbia

			Supply				Consumption		Net Exports
		Net Generation
		All Other		Receipts		Delivered
		Types Of	Total	From Other		To Other	Total
		Electricity	Provincial	Provinces	Total	Provinces	Provincial	Total
Year	Hydro	Generation[2]	Generation	and Imports	Supply	and Exports	Consumption	Demand
	(gigawatt-hours)[1]
1989	51,082	6,573	57,655	4,500	62,155	6,583	55,572	62,155	2,083
1990	57,245	3,417	60,662	3,233	63,895	6,689	57,206	63,895	3,456
1991	60,149	2,832	62,981	2,272	65,253	7,725	57,528	65,253	5,454
1992	60,555	3,503	64,058	2,685	66,743	9,473	57,270	66,743	6,788
1993	53,057	5,716	58,774	5,691	64,465	5,605	58,860	64,465	(86)
1994	53,979	7,036	61,015	7,836	68,851	9,541	59,311	68,851	1,705
1995	49,814	8,192	58,006	6,385	64,391	3,972	60,419	64,391	(2,413)
1996	67,329	4,436	71,765	3,289	75,053	10,390	64,664	75,053	7,101
1997	61,772	5,189	66,961	4,316	71,278	12,114	59,163	71,278	7,798
1998	60,849	6,861	67,710	5,056	72,766	10,619	62,147	72,766	5,563
1999	61,588	6,457	68,045	6,807	74,852	12,529	62,323	74,852	5,722
2000	59,754	8,487	68,241	6,039	74,280	10,698	63,582	74,280	4,659
2001	48,338	8,994	57,332	10,154	67,486	6,408	61,079	67,486	(3,747)
2002	58,627	6,318	64,945	5,769	70,714	8,078	62,636	70,714	2,309
2003	56,689	6,362	63,051	7,084	70,135	9,599	60,535	70,135	2,515
2004	53,281	7,214	60,496	8,261	68,757	6,791	61,966	68,757	(1,470)
2005	60,327	7,447	67,774	7,206	74,980	9,247	65,732	74,980	2,042
2006	54,247	7,350	61,598	12,687	74,284	6,133	68,151	74,284	(6,554)
2007	64,287	7,543	71,830	8,390	80,220	11,198	69,022	80,220	2,808
2008	58,699	7,373	66,072	12,431	78,503	9,956	68,546	78,503	(2,474)
2009	56,462	8,594	65,057	12,075	77,132	8,304	68,827	77,132	(3,771)
2010	54,152	10,072	64,224	10,767	74,991	7,566	67,425	74,991	(3,201)
2011	61,037	8,220	69,257	10,973	80,230	15,552	64,679	80,230	4,579
2012	65,141	8,444	73,584	9,738	83,323	16,929	66,394	83,323	7,191
2013	59,223	8,628	67,851	10,466	78,317	13,576	64,741	78,317	3,110
2014	57,573	9,435	67,008	10,941	77,949	13,734	64,215	77,949	2,793
2015	64,999	6,772	71,771	9,591	81,361	14,123	67,238	81,361	4,533
2016	61,840	7,939	69,779	8,758	78,537	14,476	64,061	78,537	5,718
2017	66,503	8,083	74,586	8,943	83,530	15,139	68,391	83,530	6,195
2018	61,791	7,989	69,781	10,531	80,312	10,703	69,609	80,312	172
2019	56,108	8,674	64,782	12,086	76,868	9,434	67,434	76,868	(2,652)
2020	63,237	7,710	70,947	7,997	78,944	17,066	61,879	78,944	9,068
2021	64,371	8,251	72,622	8,937	81,559	16,090	65,469	81,559	7,153
2022	63,232	7,378	70,610	9,588	80,198	17,305	62,893	80,198	7,718
2023	48,857	7,232	56,089	18,454	74,544	7,306	67,238	74,544	(11,149)
2024	52,087	7,398	59,485	19,633	79,118	7,027	72,091	79,118	(12,606)
2025	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
1 Gigawatt-hour = one million kilowatt-hour

2 All other types of electricity generation includes steam, nuclear, combustion turbine, tidal, wind and solar.

* Note: Starting from 2005, annual survey values (25-10-0020-01 and 25-10-0021-01) are used since more extensive information is available from companies' annual performance reviews.
Source: Statistics Canada (Tables: 25-10-0001-01, 25-10-0020-01 and 25-10-0021-01 - accessed May 2026) and BC Stats.

100 |	2026 Financial and Economic Review

Appendix 1 - Economic Review Supplementary Tables

Table A1.14 Components of British Columbia Population Change

		Net Migration			Natural Increase		Total	Total
	Inter-	Inter-					Population	Population
Year	provincial	national	Total	Births	Deaths	Total	Increase [1]	at July 1
1975	(2,864)	25,342	22,478	36,281	19,151	17,130	39,608	2,499,564
1976	(464)	16,288	15,824	35,848	18,788	17,060	32,884	2,533,899
1977	12,452	11,224	23,676	36,691	18,596	18,095	41,771	2,570,315
1978	20,106	7,699	27,805	37,231	19,058	18,173	45,978	2,615,162
1979	32,541	14,012	46,553	38,432	19,204	19,228	65,781	2,665,238
1980	38,773	23,522	62,295	40,104	19,371	20,733	83,028	2,745,861
1981	23,270	22,143	45,413	41,474	19,857	21,617	67,030	2,826,558
1982	(1,129)	14,175	13,046	42,747	20,707	22,040	35,086	2,876,513
1983	3,000	10,639	13,639	42,919	19,827	23,092	36,731	2,907,502
1984	3,867	8,674	12,541	43,911	20,686	23,225	35,766	2,947,181
1985	(3,430)	9,374	5,944	43,127	21,302	21,825	27,769	2,975,131
1986	(772)	12,290	11,518	41,967	21,213	20,754	32,272	3,003,621
1987	16,588	21,078	37,666	41,814	21,814	20,000	57,666	3,048,651
1988	25,829	28,704	54,533	42,930	22,546	20,384	74,917	3,114,761
1989	35,711	31,042	66,753	43,769	22,997	20,772	87,525	3,196,725
1990	40,088	28,585	68,673	45,617	23,577	22,040	90,713	3,292,111
1991	34,600	21,274	55,874	45,612	23,977	21,635	77,509	3,373,787
1992	39,578	29,477	69,055	46,156	24,615	21,541	90,596	3,468,802
1993	37,595	34,679	72,274	46,026	25,764	20,262	92,536	3,567,772
1994	34,449	42,667	77,116	46,998	25,939	21,059	98,175	3,676,075
1995	23,414	43,644	67,058	46,820	26,375	20,445	87,503	3,777,390
1996	17,798	47,617	65,415	46,138	27,538	18,600	84,015	3,874,317
1997	1,980	38,318	40,298	44,577	27,412	17,165	57,463	3,948,583
1998	(17,521)	24,380	6,859	43,072	27,978	15,094	21,953	3,983,113
1999	(12,413)	28,644	16,231	41,939	28,017	13,922	30,153	4,011,375
2000	(14,783)	29,266	14,483	40,672	27,461	13,211	27,694	4,039,230
2001	(7,028)	34,165	27,137	40,576	28,448	12,128	39,265	4,076,896
2002	(4,445)	28,575	24,130	40,069	28,916	11,153	35,283	4,100,504
2003	3,025	27,762	30,787	40,499	29,377	11,122	41,909	4,124,447
2004	7,785	28,019	35,804	40,512	29,950	10,562	46,366	4,155,630
2005	7,212	38,394	45,606	40,857	30,313	10,544	56,150	4,196,076
2006	12,799	34,681	47,480	41,756	30,736	11,020	58,500	4,241,793
2007	16,776	35,726	52,502	43,654	31,333	12,321	64,823	4,290,987
2008	10,849	49,682	60,531	44,281	32,114	12,167	72,698	4,349,338
2009	9,672	46,783	56,455	44,999	31,448	13,551	70,006	4,410,513
2010	6,212	32,727	38,939	43,812	31,340	12,472	51,411	4,465,557
2011	711	34,898	35,609	44,125	31,972	12,153	47,762	4,503,819
2012	(4,322)	34,893	30,571	44,052	32,530	11,522	42,093	4,570,866
2013	2,514	35,370	37,884	43,786	33,205	10,581	48,465	4,634,943
2014	15,859	32,151	48,010	44,380	33,793	10,587	58,597	4,712,691
2015	22,827	3,427	26,254	44,300	35,249	9,051	35,305	4,765,472
2016	23,589	43,154	66,743	45,269	36,635	8,634	75,377	4,861,269
2017	15,296	53,243	68,539	44,648	38,490	6,158	74,697	4,934,202
2018	12,716	62,715	75,431	43,594	38,473	5,121	80,552	5,020,979
2019	14,265	70,859	85,124	43,490	38,561	4,929	90,053	5,111,022
2020	19,310	(3,155)	16,155	42,255	41,332	923	17,078	5,176,101
2021	31,047	75,066	106,113	44,042	44,596	(554)	105,559	5,226,665
2022	11,325	137,934	149,259	41,845	45,829	(3,984)	145,275	5,358,845
2023	718	170,847	171,565	41,266	44,746	(3,480)	168,085	5,515,296
2024	(2,137)	101,137	99,000	43,886	43,921	(35)	98,965	5,671,114
2025	3,175	(45,563)	(42,388)	44,552	43,625	927	(41,461)	5,697,536

1 Calendar year. Components may not add to totals due to the revision of population statistics based on information collected during subsequent census years. The revisions are not distributed back to relevant components due to insufficient data.

Sources: Statistics Canada (Tables: 17-10-0020-01, 17-10-0040-01, 17-10-0059-01, and 17-10-0005-01 - accessed May 2026) and BC Stats.

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Appendix 2

Financial Review

Supplementary Tables

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Appendix 2 - Financial Review Supplementary Tables

Table A2.1 Operating Statement - 2014/15 to 2025/26 1

	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Average
													annual
($ millions)	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22	2022/23	2023/24	2024/25	2025/26	change
													(percent)
Revenue	45,670	46,918	50,943	51,940	56,950	58,493	62,047	72,391	81,790	79,623	84,046	86,871	6.0
Expense	(44,477)	(46,869)	(48,721)	(51,744)	(55,634)	(59,024)	(67,662)	(71,129)	(80,834)	(84,658)	(91,393)	(94,571)	7.1
Surplus (deficit)	1,193	49	2,222	196	1,316	(531)	(5,615)	1,262	956	(5,035)	(7,347)	(7,700)
Accumulated surplus (deficit) beginning of year, before remeasurement gains/(losses)	2,774	3,967	4,016	6,238	6,434	7,750	7,219	1,604	2,866	3,822	(1,213)	(8,560)

Accumulated surplus (deficit),before remeasurement gains/(losses)	3,967	4,016	6,238	6,434	7,750	7,219	1,604	2,866	3,822	(1,213)	(8,560)	(16,260)
Remeasurement gains/(losses)	145	(502)	(266)	(230)	36	(214)	693	540	(372)	(408)	(1,450)	(862)
Accumulated surplus (deficit), end of year	4,112	3,514	5,972	6,204	7,786	7,005	2,297	3,406	3,450	(1,621)	(10,010)	(17,122)

Percent of Nominal GDP: [2]
Surplus (deficit)	0.5	0.0	0.8	0.1	0.4	-0.2	-1.8	0.4	0.2	-1.2	-1.7	-1.7
Percent of revenue:
Surplus (deficit)	2.6	0.1	4.4	0.4	2.3	-0.9	-9.0	1.7	1.2	-6.3	-8.7	-8.9
Per capita ($): [3]
Surplus (deficit)	253	10	457	40	262	(104)	(1,085)	241	178	(913)	(1,296)	(1,351)

1 Figures have been restated to reflect government accounting policies in effect at March 31, 2026.

2 Revenue and expense as a percent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2025/26 amounts divided by GDP for the 2025 calendar year). As nominal GDP for the calendar year ending 2025 is not yet available, the 2025 GDP projected in the February 2026 budget has been used for the fiscal year ended March 31, 2026.

3 Per capita revenue and expense is calculated using July 1 population (e.g. 2025/26 amounts divided by population on July 1, 2025).

2026 Financial and Economic Review	| 105

Appendix 2 - Financial Review Supplementary Tables

Table A2.2 Statement of Financial Position - 2014/15 to 2025/26 1

	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Average
													annual
($ millions)	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22	2022/23	2023/24	2024/25	2025/26	change
Financial assets:													(percent)
Cash and temporary investments	3,675	3,892	4,232	3,440	3,029	3,985	6,560	7,142	8,247	6,768	13,341	12,800	12.0
Other financial assets	9,190	9,711	10,218	11,749	12,646	12,413	15,413	17,109	19,074	22,057	24,071	27,862	10.6
Sinking funds	977	1,580	1,087	1,348	752	692	492	510	521	491	562	364	-8.6
Investments in commercial Crown corporations:	8,277	7,537	7,517	6,134	5,738	6,523	9,632	12,426	12,926	14,677	16,985	19,301	8.0
Retained earnings
Recoverable capital loans	20,624	22,041	23,809	20,534	22,547	24,768	26,301	27,218	28,037	30,572	33,577	35,671	5.1
	28,901	29,578	31,326	26,668	28,285	31,291	35,933	39,644	40,963	45,249	50,562	54,972	6.0
Total financial assets	42,743	44,761	46,863	43,205	44,712	48,381	58,398	64,405	68,805	74,565	88,536	95,998	7.6
Liabilities:
Accounts payable, accrued liabilities & others	9,859	10,071	10,521	11,278	12,137	13,100	14,733	18,509	25,400	23,769	24,395	25,678	9.1
Deferred revenue	7,541	8,196	8,484	8,967	9,620	9,895	11,557	12,796	14,494	15,082	16,213	17,394	7.9
Debt:
Taxpayer-supported debt	41,880	42,719	41,499	43,607	42,681	46,229	59,750	62,341	59,888	75,402	99,089	117,440	9.8
Self-supported debt	21,040	22,532	24,338	21,312	23,281	25,932	27,350	28,325	29,492	32,060	34,788	37,355	5.4
Total provincial debt	62,920	65,251	65,837	64,919	65,962	72,161	87,100	90,666	89,380	107,462	133,877	154,795	8.5
Add: debt offset by sinking funds	977	1,580	1,087	1,348	752	692	492	510	521	491	562	364	-8.6
Add: foreign exchange adjustments	-	-	-	-	-	-	-	-	472	494	2,434	2,011	n/a
Less: guarantees & non-guaranteed debt	(739)	(820)	(835)	(896)	(850)	(1,337)	(1,335)	(1,402)	(1,523)	(1,476)	(1,639)	(1,804)	8.5
Financial statement debt	63,158	66,011	66,089	65,371	65,864	71,516	86,257	89,774	88,850	106,971	135,234	155,366	8.5
Total liabilities	80,558	84,278	85,094	85,616	87,621	94,511	112,547	121,079	128,744	145,822	175,842	198,438	8.5
Net liabilities	(37,815)	(39,517)	(38,231)	(42,411)	(42,909)	(46,130)	(54,149)	(56,674)	(59,939)	(71,257)	(87,306)	(102,440)	9.5
Capital and other assets:
Tangible capital assets	39,107	40,361	41,382	45,915	47,909	50,104	52,861	56,142	59,818	65,583	72,736	80,579	6.8
Restricted assets	1,553	1,631	1,695	1,768	1,834	1,931	2,003	2,147	2,224	2,352	2,464	2,569	4.7
Other assets	1,267	1,039	1,126	932	952	1,100	1,582	1,791	1,347	1,701	2,096	2,170	5.0
Total capital and other assets	41,927	43,031	44,203	48,615	50,695	53,135	56,446	60,080	63,389	69,636	77,296	85,318	6.7
Accumulated surplus (deficit)	4,112	3,514	5,972	6,204	7,786	7,005	2,297	3,406	3,450	(1,621)	(10,010)	(17,122)

Percent of Nominal GDP: [2]
Net liabilities	15.5	15.8	14.5	15.0	14.4	14.9	17.6	15.9	15.0	17.2	20.3	22.9	3.6
Capital and other assets	17.2	17.2	16.7	17.2	17.0	17.2	18.4	16.8	15.8	16.8	18.0	19.1	1.0
Growth rates:
Net liabilities	1.0	4.5	-3.3	10.9	1.2	7.5	17.4	4.7	5.8	18.9	22.5	17.3	n/a
Capital and other assets	3.2	2.6	2.7	10.0	4.3	4.8	6.2	6.4	5.5	9.9	11.0	10.4	n/a
Per capita: [3]
Net liabilities	8,024	8,292	7,864	8,595	8,546	9,026	10,461	10,843	11,185	12,920	15,395	17,980	7.6
Capital and other assets	8,897	9,030	9,093	9,853	10,097	10,396	10,905	11,495	11,829	12,626	13,630	14,975	4.8

1 Figures have been restated to reflect government accounting policies in effect at March 31, 2026.

2 Net liabilities as a percent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2025/26 amount divided by GDP for the 2025 calendar year). As nominal GDP for the calendar year ending 2025 is not available, the 2025 GDP projected in the February 2026 budget has been used for the fiscal year ended March 31, 2026.

3 Per capita net liabilities is calculated using July 1 population (e.g. 2025/26 amount divided by population on July 1, 2025).

106 |	2026 Financial and Economic Review

Appendix 2 - Financial Review Supplementary Tables

 Table A2.3 Changes in Financial Position - 2014/15 to 2025/26

	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	12-Year
($ millions)	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22	2022/23	2023/24	2024/25	2025/26	Total
(Surplus) deficit for the year	(1,193)	(49)	(2,222)	(196)	(1,316)	531	5,615	(1,262)	(956)	5,035	7,347	7,700	19,034
Change in remeasurement (gains) losses	275	647	(236)	(36)	(266)	250	(907)	153	912	36	1,042	(588)	1,282
Change in accumulated (surplus) deficit	(918)	598	(2,458)	(232)	(1,582)	781	4,708	(1,109)	(44)	5,071	8,389	7,112	20,316
Capital and other asset changes:
Taxpayer-supported capital investments	3,407	3,459	3,659	3,908	4,452	4,772	5,428	6,002	6,755	8,772	10,379	11,356	72,349
Less: amortization and other accounting changes	(2,157)	(2,205)	(2,638)	625	(2,458)	(2,577)	(2,671)	(2,721)	(3,079)	(3,007)	(3,226)	(3,513)	(29,627)
Increase in net capital assets	1,250	1,254	1,021	4,533	1,994	2,195	2,757	3,281	3,676	5,765	7,153	7,843	42,722
Increase (decrease) in restricted assets	60	78	64	73	66	97	72	144	77	128	112	105	1,076
Increase (decrease) in other assets	(26)	(228)	87	(194)	20	148	482	209	(444)	354	395	74	877
Change in capital and other assets	1,284	1,104	1,172	4,412	2,080	2,440	3,311	3,634	3,309	6,247	7,660	8,022	44,675
Increase (decrease) in net liabilities	366	1,702	(1,286)	4,180	498	3,221	8,019	2,525	3,265	11,318	16,049	15,134	64,991
Investment and working capital changes:
Investment in commercial Crown corporations:
Increase (decrease) in retained earnings	415	(740)	(20)	(1,383)	(396)	785	3,109	2,794	500	1,751	2,308	2,316	11,439
Self-supported capital investments	2,488	2,573	2,725	2,729	4,106	4,386	3,475	3,730	4,165	4,584	4,402	4,319	43,682
Less: loan repayments and other accounting changes	(1,119)	(1,156)	(957)	(6,004)	(2,093)	(2,165)	(1,942)	(2,813)	(3,346)	(2,049)	(1,397)	(2,225)	(27,266)
Change in investment	1,784	677	1,748	(4,658)	1,617	3,006	4,642	3,711	1,319	4,286	5,313	4,410	27,855
Increase (decrease) in cash and temporary investments	874	217	340	(792)	(411)	956	2,575	582	1,105	(1,479)	6,573	(541)	9,999
Other working capital changes [1]	(668)	257	(724)	552	(1,211)	(1,531)	(495)	(3,301)	(6,613)	3,996	328	1,129	(8,281)
Change in investment and working capital	1,990	1,151	1,364	(4,898)	(5)	2,431	6,722	992	(4,189)	6,803	12,214	4,998	29,573

Increase (decrease) in financial statement debt	2,356	2,853	78	(718)	493	5,652	14,741	3,517	(924)	18,121	28,263	20,132	94,564
(Increase) decrease in sinking fund debt	(142)	(603)	493	(261)	596	60	200	(18)	(11)	30	(71)	198	471
(Increase) decrease in foreign exchange	-	-	-	-	-	-	-	-	(472)	(22)	(1,940)	423	(2,011)
Increase (decrease) in guarantees	(33)	6	(23)	(188)	(2)	57	113	9	(227)	(80)	172	3	(193)
Increase (decrease) in non-guaranteed debt	46	75	38	249	(44)	430	(115)	58	348	33	(9)	162	1,271
Increase (decrease) in total provincial debt	2,227	2,331	586	(918)	1,043	6,199	14,939	3,566	(1,286)	18,082	26,415	20,918	94,102
Represented by increase (decrease) in:
Taxpayer-supported debt	812	839	(1,220)	2,108	(926)	3,548	13,521	2,591	(2,453)	15,514	23,687	18,351	76,372
Self-supported debt	1,415	1,492	1,806	(3,026)	1,969	2,651	1,418	975	1,167	2,568	2,728	2,567	17,730
Total provincial debt	2,227	2,331	586	(918)	1,043	6,199	14,939	3,566	(1,286)	18,082	26,415	20,918	94,102

1 Includes changes in other financial assets, sinking funds, accounts payable, deferred revenue and other accrued liabilities.

2026 Financial and Economic Review	| 107

Appendix 2 - Financial Review Supplementary Tables

Table A2.4 Revenue by Source - 2014/15 to 2025/26 1

													Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
($ millions)	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22	2022/23	2023/24	2024/25	2025/26	change
Taxation revenue:													(percent)
Personal income	8,076	8,380	9,704	8,923	11,364	10,657	11,118	13,704	17,268	16,443	17,026	19,401	8.3
Corporate income	2,635	2,787	3,003	4,165	5,180	5,011	4,805	5,053	9,156	6,085	8,262	7,957	10.6
Employer health	-	-	-	-	464	1,897	2,156	2,443	2,720	2,886	3,056	3,022	n/a
Harmonized sales	(91)	(55)	6	13	7	-	-	-	-	-	-	-	n/a
Other sales [2]	5,853	6,045	6,600	7,118	7,362	7,374	7,694	8,731	9,818	10,330	10,363	10,836	5.8
Fuel	932	973	969	1,010	1,015	1,008	936	1,022	1,021	982	979	1,035	1.0
Carbon	1,198	1,190	1,220	1,255	1,465	1,682	1,683	2,011	2,161	2,642	2,606	251	-13.2
Tobacco	752	734	737	727	781	729	711	708	531	477	412	306	-7.8
Property	2,154	2,219	2,279	2,367	2,617	2,608	2,313	3,012	3,253	3,605	3,837	4,020	5.8
Property transfer	1,065	1,533	2,026	2,141	1,826	1,609	2,098	3,327	2,293	1,993	2,005	1,681	4.2
Insurance premium and other	482	520	549	602	633	691	652	706	804	853	900	956	6.4
	23,056	24,326	27,093	28,321	32,714	33,266	34,166	40,717	49,025	46,296	49,446	49,465	7.2
Natural resource revenue:
Natural gas royalties	493	139	152	161	199	118	196	920	2,255	823	672	853	5.1
Crown land tenures	397	76	117	196	106	60	45	45	41	42	42	70	-14.6
Columbia River Treaty	130	116	111	111	202	119	117	231	437	448	297	269	6.8
Other energy and minerals	267	226	403	619	557	386	191	795	979	637	448	302	1.1
Forests	754	865	913	1,065	1,406	988	1,304	1,893	1,887	657	514	518	-3.4
Other resources	459	460	499	463	465	432	433	499	518	536	443	485	0.5
Other revenue:	2,500	1,882	2,195	2,615	2,935	2,103	2,286	4,383	6,117	3,143	2,416	2,497	0.0

Medical Services Plan premiums	2,254	2,434	2,558	2,266	1,360	1,063	(4)	1	(1)	(1)	-	-	n/a
Post-secondary education fees	1,544	1,666	1,828	2,034	2,275	2,451	2,418	2,536	2,651	2,840	2,911	2,715	5.3
Other healthcare related fees	358	374	404	429	441	475	372	417	519	591	631	657	5.7
Motor vehicle licences and permits	507	527	539	557	563	576	581	622	621	630	641	647	2.2
Other fees and licences	770	841	894	963	949	1,004	970	1,025	1,146	1,217	1,285	1,319	5.0
Investment earnings	1,171	1,213	1,232	1,101	1,243	1,263	1,264	1,306	1,314	1,708	2,159	2,018	5.1
Sales of goods and services	967	1,011	1,131	1,133	1,164	1,162	741	1,059	1,396	1,548	1,534	1,634	4.9
Miscellaneous	1,893	2,287	2,377	2,410	2,249	2,676	2,395	2,851	3,049	3,440	3,926	6,698	12.2
	9,464	10,353	10,963	10,893	10,244	10,670	8,737	9,817	10,695	11,973	13,087	15,688	4.7
Contributions from the federal government:
Canada Health Transfer	4,186	4,454	4,744	4,994	5,182	5,523	5,701	6,431	6,432	7,117	7,203	7,453	5.4
Canada Social Transfer	1,641	1,695	1,751	1,854	1,908	1,971	2,042	2,110	2,174	2,273	2,339	2,372	3.4
Other cost shared agreements	1,452	1,498	1,672	2,207	1,962	2,041	5,151	3,439	3,921	4,344	4,765	4,708	11.3
	7,279	7,647	8,167	9,055	9,052	9,535	12,894	11,980	12,527	13,734	14,307	14,533	6.5
Commercial Crown corporation net income:
BC Hydro [3]	581	655	684	683	(428)	705	688	668	360	323	587	721	2.0
Liquor Distribution Branch	935	1,031	1,083	1,119	1,104	1,107	1,161	1,189	1,199	1,148	1,094	1,005	0.7
BC Lottery Corporation [4]	1,245	1,304	1,329	1,391	1,405	1,336	420	1,211	1,584	1,429	1,295	1,266	0.2
ICBC	657	(293)	(612)	(1,327)	(1,153)	(376)	1,528	2,286	131	1,399	1,653	1,520	7.9
Other	(47)	13	41	140	127	147	167	140	152	178	161	176	n/a
Accounting adjustments [3]	-	-	-	(950)	950	-	-	-	-	-	-	-	n/a
	3,371	2,710	2,525	1,056	2,005	2,919	3,964	5,494	3,426	4,477	4,790	4,688	3.0
Total revenue	45,670	46,918	50,943	51,940	56,950	58,493	62,047	72,391	81,790	79,623	84,046	86,871	6.0

1 Figures have been restated to reflect government accounting policies in effect at March 31, 2026.

The accounting treatment is revised from deferred accrual to cash basis for Crown land tenures, motor vehicle and other fees for all historical years.

2 Includes social service tax, hotel room tax, provincial sales tax, tax on designated properties and housing transition tax.

3 BC Hydro's loss in 2018/19 includes a write-off of a regulatory account. At the summary level, the Province recognized a $950 million adjustment in fiscal 2017/18 with respect to BC Hydro's deferred regulatory accounts.

4 Net of payments to the federal government and starting in 2021/22, is also net of payments to the BC First Nations Gaming Revenue Sharing Limited Partnership in accordance with section 14.3 of the Gaming Control Act (B.C.).

108 |	2026 Financial and Economic Review

Appendix 2 - Financial Review Supplementary Tables

Table A2.5 Revenue by Source Supplementary Information - 2014/15 to 2025/26

													Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22	2022/23	2023/24	2024/25	2025/26	change
Percent of Nominal GDP: [1]													(percent)
Taxation	9.5	9.7	10.3	10.0	11.0	10.8	11.1	11.4	12.3	11.2	11.5	11.1	1.4
Natural resources	1.0	0.8	0.8	0.9	1.0	0.7	0.7	1.2	1.5	0.8	0.6	0.6	-5.4
Other	3.9	4.1	4.2	3.9	3.4	3.5	2.8	2.8	2.7	2.9	3.1	3.5	-0.9
Contributions from the federal government	3.0	3.0	3.1	3.2	3.0	3.1	4.2	3.4	3.1	3.3	3.3	3.3	0.8
Commercial Crown corporation net income	1.4	1.1	1.0	0.4	0.7	0.9	1.3	1.5	0.9	1.1	1.1	1.0	-2.5
Total revenue	18.7	18.7	19.3	18.4	19.2	18.9	20.2	20.3	20.4	19.2	19.6	19.4	0.3
Growth rates (percent):
Taxation	10.2	5.5	11.4	4.5	15.5	1.7	2.7	19.2	20.4	-5.6	6.8	0.0	n/a
Natural resources	4.9	-24.7	16.6	19.1	12.2	-28.3	8.7	91.7	39.6	-48.6	-23.1	3.4	n/a
Other	-1.6	9.4	5.9	-0.6	-6.0	4.2	-18.1	12.4	8.9	11.9	9.3	19.9	n/a
Contributions from the federal government	-3.1	5.1	6.8	10.9	0.0	5.3	35.2	-7.1	4.6	9.6	4.2	1.6	n/a
Commercial Crown corporation net income	24.8	-19.6	-6.8	-58.2	89.9	45.6	35.8	38.6	-37.6	30.7	7.0	-2.1	n/a
Total revenue	5.8	2.7	8.6	2.0	9.6	2.7	6.1	16.7	13.0	-2.6	5.6	3.4	n/a
Per capita ($): [2]
Taxation	4,892	5,105	5,573	5,740	6,515	6,509	6,601	7,790	9,148	8,394	8,719	8,682	5.4
Natural resources	530	395	452	530	585	411	442	839	1,141	570	426	438	-1.7
Other	2,008	2,173	2,255	2,208	2,040	2,088	1,688	1,878	1,996	2,171	2,308	2,753	2.9
Contributions from the federal government	1,545	1,605	1,680	1,835	1,803	1,866	2,491	2,292	2,338	2,490	2,523	2,551	4.7
Commercial Crown corporation net income	715	569	519	214	399	571	766	1,051	639	812	845	823	1.3
Total revenue	9,691	9,845	10,479	10,527	11,342	11,444	11,987	13,850	15,263	14,437	14,820	15,247	4.2

Real Per Capita Revenue (2025 $) [3]	12,918	12,983	13,570	13,348	14,001	13,805	14,350	16,130	16,626	15,134	15,135	15,247	1.5
Growth rate (percent)	5.2	0.5	4.5	-1.6	4.9	-1.4	4.0	12.4	3.1	-9.0	0.0	0.7	n/a

1 Revenue as a percent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2025/26 revenue divided by GDP for the 2025 calendar year). As nominal GDP for the calendar year ending 2025 is not available, the 2025 GDP projected in the February 2026 budget has been used for the fiscal year ended March 31, 2026 for demonstration purposes. Totals may not add due to rounding.

2 Per capita revenue is calculated using July 1 population (e.g. 2025/26 revenue divided by population on July 1, 2025). Totals may not add due to rounding.

3 Revenue is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2025 CPI for 2025/26 revenue).

2026 Financial and Economic Review	| 109

Appendix 2 - Financial Review Supplementary Tables

Table A2.6 Expense by Function - 2014/15 to 2025/26 1

													Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
($ millions)	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22	2022/23	2023/24	2024/25	2025/26	change
Function:													(percent)
Health:
Medical Services Plan	4,136	4,345	4,573	4,623	4,861	5,013	5,145	5,776	6,006	7,071	8,240	8,666	7.0
Pharmacare	1,120	1,335	1,284	1,400	1,494	1,517	1,501	1,579	1,711	1,906	1,974	2,105	5.9
Regional services	12,417	12,818	13,086	14,101	15,002	16,054	18,290	19,574	21,715	25,261	27,288	29,044	8.0
Other healthcare expenses	704	712	753	810	800	872	677	662	890	625	680	370	-5.7
	18,377	19,210	19,696	20,934	22,157	23,456	25,613	27,591	30,322	34,863	38,182	40,185	7.4
Education:
Elementary and secondary	6,065	6,304	6,423	6,919	7,255	7,584	7,444	8,085	8,585	9,285	9,990	10,310	4.9
Post-secondary	5,354	5,507	5,677	6,002	6,398	6,846	6,872	7,357	7,517	8,403	8,856	9,082	4.9
Other education expenses	414	407	374	176	442	312	630	361	891	791	763	727	5.3
	11,833	12,218	12,474	13,097	14,095	14,742	14,946	15,803	16,993	18,479	19,609	20,119	4.9
Social services:	1,589	1,641	1,692	1,988	2,202	2,342	3,141	2,910	3,157	3,009	3,599	3,804	8.3
Social assistance
Child welfare	1,129	1,301	1,358	1,507	1,652	1,940	2,226	2,254	3,168	3,941	4,548	4,681	13.8
Low income tax credit transfers	248	247	244	239	414	435	1,131	754	1,746	733	1,015	369	3.7
Community living and other services	881	917	949	1,003	1,075	1,170	1,291	1,350	1,581	1,601	1,761	1,926	7.4
	3,847	4,106	4,243	4,737	5,343	5,887	7,789	7,268	9,652	9,284	10,922	10,780	9.8
Protection of persons and property	1,451	1,572	1,655	1,930	2,004	2,126	2,258	2,937	3,483	3,101	3,183	3,375	8.0
Transportation	1,608	1,670	1,784	1,931	2,021	2,126	3,362	4,453	3,320	2,379	2,933	2,714	4.9
Natural resources &		2,477	2,465	3,374	3,825	3,778	4,191	5,213	6,284	6,704	6,165	5,274
economic development	2,191												8.3
Other	1,309	1,285	2,281	1,574	1,831	2,525	2,862	3,082	5,736	4,215	4,022	4,022	10.7
General government	1,363	1,505	1,536	1,544	1,674	1,657	3,919	2,040	2,325	2,341	2,132	3,204	8.1
Debt servicing	2,498	2,826	2,587	2,623	2,684	2,727	2,722	2,742	2,719	3,292	4,245	4,898	6.3
Total expense	44,477	46,869	48,721	51,744	55,634	59,024	67,662	71,129	80,834	84,658	91,393	94,571	7.1
Percent of operating expense:	41.3	41.0	40.4	40.5	39.8	39.7	37.9	38.8	37.5	41.2	41.8	42.5	0.3
Health
Education	26.6	26.1	25.6	25.3	25.3	25.0	22.1	22.2	21.0	21.8	21.5	21.3	-2.0
Social services	8.6	8.8	8.7	9.2	9.6	10.0	11.5	10.2	11.9	11.0	12.0	11.4	2.5
Protection of persons and property	3.3	3.4	3.4	3.7	3.6	3.6	3.3	4.1	4.3	3.7	3.5	3.6	0.8
Transportation	3.6	3.6	3.7	3.7	3.6	3.6	5.0	6.3	4.1	2.8	3.2	2.9	-2.1
Natural resources &
economic development	4.9	5.3	5.1	6.5	6.9	6.4	6.2	7.3	7.8	7.9	6.7	5.6	1.1
Other	2.9	2.7	4.7	3.0	3.3	4.3	4.2	4.3	7.1	5.0	4.4	4.3	3.4
General government	3.1	3.2	3.2	3.0	3.0	2.8	5.8	2.9	2.9	2.8	2.3	3.4	0.9
Debt servicing	5.6	6.0	5.3	5.1	4.8	4.6	4.0	3.9	3.4	3.9	4.6	5.2	-0.7
	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0

1 Figures have been restated to reflect government accounting policies in effect at March 31, 2026.

110 |	2026 Financial and Economic Review

Appendix 2 - Financial Review Supplementary Tables

Table A2.7 Expense by Function Supplementary Information - 2014/15 to 2025/26 1

													Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22	2022/23	2022/23	2024/25	2025/26	change
Percent of nominal GDP: [2]													(percent)
Health	7.5	7.7	7.5	7.4	7.5	7.6	8.3	7.7	7.6	8.4	8.9	9.0	1.6
Education	4.9	4.9	4.7	4.6	4.7	4.8	4.9	4.4	4.2	4.5	4.6	4.5	-0.7
Social services	1.6	1.6	1.6	1.7	1.8	1.9	2.5	2.0	2.4	2.2	2.5	2.4	3.9
Protection of persons and property	0.6	0.6	0.6	0.7	0.7	0.7	0.7	0.8	0.9	0.7	0.7	0.8	2.2
Transportation	0.7	0.7	0.7	0.7	0.7	0.7	1.1	1.2	0.8	0.6	0.7	0.6	-0.7
Natural resources & economic development	0.9	1.0	0.9	1.2	1.3	1.2	1.4	1.5	1.6	1.6	1.4	1.2	2.5
Other	0.5	0.5	0.9	0.6	0.6	0.8	0.9	0.9	1.4	1.0	0.9	0.9	4.8
General government	0.6	0.6	0.6	0.5	0.6	0.5	1.3	0.6	0.6	0.6	0.5	0.7	2.3
Debt servicing	1.0	1.1	1.0	0.9	0.9	0.9	0.9	0.8	0.7	0.8	1.0	1.1	0.6
Operating expense	18.2	18.7	18.5	18.3	18.7	19.1	22.0	19.9	20.2	20.4	21.3	21.2	1.4

Growth rates (percent):
Health	2.8	4.5	2.5	6.3	5.8	5.9	9.2	7.7	9.9	15.0	9.5	5.2	n/a
Education	0.0	3.3	2.1	5.0	7.6	4.6	1.4	5.7	7.5	8.7	6.1	2.6	n/a
Social services	1.1	6.7	3.3	11.6	12.8	10.2	32.3	-6.7	32.8	-3.8	17.6	-1.3	n/a
Protection of persons and property	-4.5	8.3	5.3	16.6	3.8	6.1	6.2	30.1	18.6	-11.0	2.6	6.0	n/a
Transportation	1.8	3.9	6.8	8.2	4.7	5.2	58.1	32.5	-25.4	-28.3	23.3	-7.5	n/a
Natural resources & economic development	24.8	13.1	-0.5	36.9	13.4	-1.2	10.9	24.4	20.5	6.7	-8.0	-14.5	n/a
Other	8.6	-1.8	77.5	-31.0	16.3	37.9	13.3	7.7	86.1	-26.5	-4.6	0.0	n/a
General government	-1.9	10.4	2.1	0.5	8.4	-1.0	136.5	-47.9	14.0	0.7	-8.9	50.3	n/a
Debt servicing	0.6	13.1	-8.5	1.4	2.3	1.6	-0.2	0.7	-0.8	21.1	28.9	15.4	n/a
Operating expense	2.4	5.4	4.0	6.2	7.5	6.1	14.6	5.1	13.6	4.7	8.0	3.5	n/a

Per capita ($): [3]
Health	3,899	4,031	4,052	4,243	4,413	4,589	4,948	5,279	5,658	6,321	6,733	7,053	5.5
Education	2,511	2,564	2,566	2,654	2,807	2,884	2,888	3,024	3,171	3,351	3,458	3,531	3.1
Social services	816	862	873	960	1,064	1,152	1,505	1,391	1,801	1,683	1,926	1,892	7.9
Protection of persons and property	308	330	340	391	399	416	436	562	650	562	561	592	6.1
Transportation	341	350	367	391	403	416	650	852	620	431	517	476	3.1
Natural resources & economic development	465	520	507	684	762	739	810	997	1,173	1,216	1,087	926	6.5
Other	278	270	469	319	365	494	553	590	1,070	764	709	706	8.8
General government	289	316	316	313	333	324	757	390	434	424	376	562	6.2
Debt servicing	530	593	532	532	535	534	526	525	507	597	749	860	4.5
Operating expense	9,437	9,836	10,022	10,487	11,081	11,548	13,073	13,610	15,084	15,349	16,116	16,598	5.3

Real Per Capita	12,581	12,969	12,978	13,297	13,678	13,930	15,649	15,849	16,432	16,091	16,458	16,599	2.6
Operating Expense (2025 $) [4]
Growth rate (percent)	-0.3	3.1	0.1	2.5	2.9	1.8	12.3	1.3	3.7	-2.1	2.3	0.9	n/a

1 Numbers may not add due to rounding.

2 Expense as a percent of GDP is an estimate calculated using nominal GDP for the calendar year ending in the fiscal year (e.g. 2025/26 expense divided by nominal GDP for the 2025 calendar year); as nominal GDP for the calendar year ending 2025 is not available, the 2025 GDP projected in the February 2026 budget has been used for the fiscal year ended March 31, 2026.

3 Per capita expense is calculated using July 1 population (e.g. 2025/26 expense divided by population on July 1, 2025).

4 Expense is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2025 CPI for 2025/26 expense).

2026 Financial and Economic Review	| 111

Appendix 2 - Financial Review Supplementary Tables

 Table A2.8 Full-Time Equivalents (FTEs) - 2014/15 to 2025/26

	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Average
													annual
	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22	2022/23	2023/24	2024/25	2025/26	change
Taxpayer-supported programs and agencies:
Ministries and special offices (CRF) [1]	26,679	27,192	27,940	29,291	30,891	31,774	32,672	33,400	33,696	37,008	39,036	37,130	3.1
Service delivery agencies [2]	4,798	4,803	4,850	5,076	5,258	5,985	6,042	6,767	7,746	8,666	9,575	10,235	7.1
Total FTEs	31,477	31,995	32,790	34,367	36,149	37,759	38,714	40,167	41,442	45,674	48,611	47,365	3.8
Growth rates:
Ministries and special offices (CRF)	0.6	1.9	2.8	4.8	5.5	2.9	2.8	2.2	0.9	9.8	5.5	-4.9	n/a
Service delivery agencies	3.4	0.1	1.0	4.7	3.6	13.8	1.0	12.0	14.5	11.9	10.5	6.9	n/a
Population per FTE: [3]
Total FTEs	149.7	148.9	148.3	143.6	138.9	135.4	133.7	130.1	129.3	120.8	116.7	120.3	-2.0

1 The 2025/26 FTE figure includes the impacts of job action. If adjusting for the impacts, estimated 2025/26 FTEs would have been 38,233.

2 Service delivery agency FTE figures do not include SUCH sector staff employment.

3 Population per FTE is calculated using July 1 population (e.g. population on July 1, 2025 divided by 2025/26 FTEs).

112 |	2026 Financial and Economic Review

Appendix 2 - Financial Review Supplementary Tables

 Table A2.9 Capital Spending - 2014/15 to 2025/26

	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Average
													annual
($ millions)	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22	2022/23	2023/24	2024/25	2025/26	change
Taxpayer-supported:													(percent)
Education
Schools (K-12)	420	430	474	578	626	877	944	1,001	934	874	1,199	1,392	11.5
Post-secondary	718	746	792	968	1,024	936	904	899	1,071	1,227	1,527	1,358	6.0
Health	900	923	1,004	890	904	1,009	1,162	1,555	1,915	2,998	3,226	3,146	12.0
BC Transportation Financing Authority	822	867	823	717	853	955	1,285	1,364	1,823	2,263	3,013	3,803	14.9
BC Transit	83	51	41	115	85	73	107	67	101	158	151	329	13.3
Government direct (ministries)	326	290	301	430	421	520	389	386	470	537	468	428	2.5
Housing	107	127	184	169	483	355	572	642	357	587	603	688	18.4
Other	31	25	40	41	56	47	65	88	85	128	192	212	19.1
	3,407	3,459	3,659	3,908	4,452	4,772	5,428	6,002	6,756	8,772	10,379	11,356	11.6
Self-supported:
BC Hydro	2,169	2,306	2,444	2,473	3,826	3,082	3,207	3,475	3,919	4,263	4,015	3,927	5.5
Columbia Basin power projects	28	15	2	1	2	994	7	9	10	8	16	17	-4.4
Transportation Investment Corp.	76	25	38	4	-	-	-	-	-	-	-	-	n/a
BC Railway Company	5	23	4	11	33	6	1	2	6	4	4	3	-4.5
ICBC	88	90	62	54	66	62	100	54	41	64	43	152	5.1
BC Lottery Corporation	69	68	86	82	75	102	73	90	95	84	100	85	1.9
Liquor Distribution Branch	25	23	27	48	60	36	22	22	16	18	22	16	-4.0
Other	28	23	62	56	44	104	65	78	78	143	202	119	14.1
	2,488	2,573	2,725	2,729	4,106	4,386	3,475	3,730	4,165	4,584	4,402	4,319	5.1
Total capital spending	5,895	6,032	6,384	6,637	8,558	9,158	8,903	9,732	10,921	13,356	14,781	15,675	9.3

Percent of Nominal GDP: [1]
Taxpayer-supported	1.4	1.4	1.4	1.4	1.5	1.5	1.8	1.7	1.7	2.1	2.4	2.5	5.6
Self-supported	1.0	1.0	1.0	1.0	1.4	1.4	1.1	1.0	1.0	1.1	1.0	1.0	-0.5
Total	2.4	2.4	2.4	2.4	2.9	3.0	2.9	2.7	2.7	3.2	3.4	3.5	3.4
Growth rates:
Taxpayer-supported	8.1	1.5	5.8	6.8	13.9	7.2	13.7	10.6	12.6	29.8	18.3	9.4
Self-supported	-1.2	3.4	5.9	0.1	50.5	6.8	-20.8	7.3	11.7	10.1	-4.0	-1.9
Total	4.0	2.3	5.8	4.0	28.9	7.0	-2.8	9.3	12.2	22.3	10.7	6.0
Per capita: [2]
Taxpayer-supported	723	726	753	792	887	934	1,049	1,148	1,261	1,590	1,830	1,993	9.7
Self-supported	528	540	561	553	818	858	671	714	777	831	776	758	3.3
Total	1,251	1,266	1,313	1,345	1,704	1,792	1,720	1,862	2,038	2,422	2,606	2,751	7.4

Real Per Capita Capital Spending (2025 $) [3]	1,667	1,669	1,701	1,706	2,104	2,161	2,059	2,168	2,220	2,539	2,662	2,751	4.7
Growth rate (percent)	3.4	0.1	1.9	0.3	23.4	2.7	-4.7	5.3	2.4	14.3	4.9	3.4

1 Capital spending as a percent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2025/26 amounts divided by GDP for the 2025 calendar year). As nominal GDP for the calendar year ending 2025 is not available, the 2025 GDP projected in the February 2026 budget has been used for the fiscal year ended March 31, 2026. Totals may not add due to rounding.

2 Per capita capital spending is calculated using July 1 population (e.g. 2025/26 amounts divided by population on July 1, 2025). Totals may not add due to rounding.

3 Capital spending is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2025 CPI for 2025/26 capital spending).

2026 Financial and Economic Review	| 113

Appendix 2 - Financial Review Supplementary Tables

 Table A2.10 Provincial Debt - 2014/15 to 2025/26

($ millions)													Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22	2022/23	2023/24	2024/25	2025/26	change
Taxpayer-supported debt:													(percent)
Provincial government
Operating	9,280	8,034	4,644	1,156	-	-	8,746	7,233	-	8,729	24,516	33,427	12.4
Capital
K-12 education	7,572	8,012	8,454	8,891	8,885	9,757	10,529	11,342	10,893	11,643	12,563	13,656	5.5
Post-secondary institutions	3,860	4,063	4,285	4,584	4,607	4,917	5,426	5,732	5,502	5,979	6,663	7,382	6.1
Health facilities	5,105	5,416	5,835	6,141	6,173	6,705	7,484	8,223	8,286	10,109	12,559	15,107	10.4
Ministries general capital	1,698	1,987	2,288	2,718	2,363	3,133	3,702	4,087	4,549	5,084	5,552	5,980	12.1
Transportation	2,174	2,174	2,174	5,682	5,401	5,401	5,401	5,401	5,391	5,391	5,330	5,309	8.5
Social housing	413	428	449	619	619	805	1,062	1,424	1,648	2,024	2,386	2,825	19.1
Other	242	242	242	242	242	252	268	278	269	352	486	628	9.1
Total capital	21,064	22,322	23,727	28,877	28,290	30,970	33,872	36,487	36,538	40,582	45,539	50,887	8.3
Total provincial government	30,344	30,356	28,371	30,033	28,290	30,970	42,618	43,720	36,538	49,311	70,055	84,314	9.7

Taxpayer-supported entities:
School districts	28	21	19	17	19	18	24	25	21	19	20	27	-0.3
Post-secondary institutions	658	668	699	744	763	753	882	922	910	897	976	1,003	3.9
Health authorities & hospital societie	1,417	1,582	1,717	1,762	1,795	1,802	1,875	1,839	1,983	2,387	2,333	2,277	4.4
BC Transportation Financing Authority	8,428	9,177	9,974	10,388	11,293	12,193	13,321	14,615	18,946	21,286	24,078	27,752	11.4
BC Pavilion Corporation	148	156	143	141	138	135	132	129	126	123	119	116	-2.2
BC Transit	123	106	94	84	73	65	60	56	53	109	119	170	3.0
InBC Investment Corp	414	304	217	161	70	45	37	19	21	60	117	121	-10.6
Social housing	302	332	246	259	225	222	770	974	1,241	1,182	1,237	1,627	16.5
Other	18	17	19	18	15	26	31	42	49	28	35	33	5.7
Total taxpayer-supported entities	11,536	12,363	13,128	13,574	14,391	15,259	17,132	18,621	23,350	26,091	29,034	33,126	10.1
Total taxpayer-supported debt	41,880	42,719	41,499	43,607	42,681	46,229	59,750	62,341	59,888	75,402	99,089	117,440	9.8

Self-supported debt:
Commercial Crown corporations and agencies
BC Hydro	16,544	17,929	19,685	19,990	22,064	23,238	24,650	25,611	26,707	29,351	31,890	34,325	6.9
BC Liquor Distribution Branch	-	-	-	-	-	210	233	230	242	233	233	216	0.5
BC Lottery Corporation	140	150	145	155	100	233	228	195	201	169	189	166	1.6
Columbia Basin power projects	464	459	448	433	418	1,387	1,349	1,319	1,298	1,265	1,227	1,192	9.0
Columbia Power Corporation	300	296	291	286	282	276	271	266	270	266	259	257	-1.4
Post-secondary institution subsidiaries	222	310	340	418	387	504	520	615	685	682	896	1,025	14.9
Transportation Investment Corporation	3,335	3,355	3,398	-	-	-	-	-	-	-	-	-	n/a
Other	35	33	31	30	30	84	99	89	89	94	94	174	15.7
Total self-supported debt	21,040	22,532	24,338	21,312	23,281	25,932	27,350	28,325	29,492	32,060	34,788	37,355	5.4
Total provincial debt	62,920	65,251	65,837	64,919	65,962	72,161	87,100	90,666	89,380	107,462	133,877	154,795	8.5

114 |	2026 Financial and Economic Review

Appendix 2 - Financial Review Supplementary Tables

 Table A2.11 Provincial Debt Supplementary Information - 2014/15 to 2025/26

													Average
($ millions)	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22	2022/23	2023/24	2024/25	2025/26	change
Percent of nominal GDP: [1]													(percent)
Taxpayer-supported debt:
Provincial government direct operating	3.8	3.2	1.8	0.4	-	-	2.8	2.0	-	2.1	5.7	7.5	6.3
Provincial government capital	8.6	8.9	9.0	10.2	9.5	10.0	11.0	10.2	9.1	9.8	10.6	11.4	2.5
Total provincial government	12.4	12.1	10.8	10.6	9.5	10.0	13.9	12.2	9.1	11.9	16.3	18.9	3.9
Taxpayer-supported entities	4.7	4.9	5.0	4.8	4.8	4.9	5.6	5.2	5.8	6.3	6.8	7.4	4.2
Total taxpayer-supported debt	17.2	17.0	15.7	15.4	14.4	15.0	19.4	17.5	15.0	18.2	23.1	26.3	3.9
Self-supported debt:
Commercial Crown corporations	8.6	9.0	9.2	7.6	7.8	8.4	8.9	7.9	7.4	7.7	8.1	8.4
and agencies													-0.3
Total provincial debt	25.8	26.0	24.9	23.0	22.2	23.4	28.3	25.4	22.3	25.9	31.2	34.6	2.7
Growth rates (percent):
Taxpayer-supported debt:
Provincial government direct operating	-9.2	-13.4	-42.2	-75.1	-100.0	-	-	-17.3	-100.0	-	180.9	36.3
Provincial government capital	6.1	6.0	6.3	21.7	-2.0	9.5	9.4	7.7	0.1	11.1	12.2	11.7
Taxpayer-supported entities	5.0	7.2	6.2	3.4	6.0	6.0	12.3	8.7	25.4	11.7	11.3	14.1
Total taxpayer-supported debt	2.0	2.0	-2.9	5.1	-2.1	8.3	29.2	4.3	-3.9	25.9	31.4	18.5
Self-supported debt:
Commercial Crown corporations
and agencies	7.2	7.1	8.0	-12.4	9.2	11.4	5.5	3.6	4.1	8.7	8.5	7.4
Total provincial debt	3.7	3.7	0.9	-1.4	1.6	9.4	20.7	4.1	-1.4	20.2	24.6	15.6
Per capita: [2]
Taxpayer-supported debt:
Provincial government direct operating	1,969	1,686	955	234	-	-	1,690	1,384	-	1,583	4,323	5,867	10.4
Provincial government capital	4,470	4,684	4,881	5,852	5,634	6,059	6,544	6,981	6,818	7,358	8,030	8,931	6.5
Taxpayer-supported entities	2,448	2,594	2,701	2,751	2,866	2,986	3,310	3,563	4,357	4,731	5,120	5,814	8.2
Total taxpayer-supported debt	8,887	8,964	8,537	8,838	8,501	9,045	11,543	11,927	11,176	13,671	17,473	20,612	7.9
Self-supported debt:
Commercial Crown corporations	4,465	4,728	5,007	4,319	4,637	5,074	5,284	5,419	5,503	5,813	6,134	6,556
and agencies													3.6
Total provincial debt	13,351	13,692	13,543	13,157	13,137	14,119	16,827	17,347	16,679	19,484	23,607	27,169	6.7
Real Per Capita Provincial Debt (2025 $) [3]	17,798	18,055	17,538	16,683	16,217	17,031	20,145	20,202	18,169	20,425	24,109	27,169	3.9
Growth rate (percent)	3.1	1.4	-2.9	-4.9	-2.8	5.0	18.3	0.3	-10.1	12.4	18.0	12.7

1 Debt as a percent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2025/26 debt divided by GDP for the 2025 calendar year). As nominal GDP for the calendar year ending in 2025 is not available, the 2025 GDP projected in the February 2026 budget has been used for the fiscal year ended March 31, 2026. Totals may not add due to rounding.

2 Per capita debt is calculated using July 1 population (e.g. 2025/26 debt divided by population on July 1, 2025). Totals may not add due to rounding.

3 Debt is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2025 CPI for 2025/26 debt).

2026 Financial and Economic Review	| 115

Appendix 2 - Financial Review Supplementary Tables

Table A2.12 Key Provincial Debt Indicators - 2014/15 to 2025/26 1

													Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22	2022/23	2023/24	2024/25	2025/26	change
Debt to revenue (percent)													(percent)
Total provincial	107.4	107.1	100.0	94.8	89.7	95.9	115.2	104.4	90.7	113.4	134.8	150.6	3.1
Taxpayer-supported	95.0	92.6	82.6	82.6	75.3	80.6	101.4	90.9	74.3	97.9	122.7	140.7	3.6
Debt per capita ($) [2]	13,350	13,694	13,544	13,157	13,137	14,119	16,828	17,346	16,678	19,485	23,607	27,167	6.7
Total provincial
Taxpayer-supported	8,886	8,965	8,537	8,838	8,500	9,045	11,544	11,927	11,175	13,672	17,473	20,611	7.9
Debt to nominal GDP (percent) [3]	25.8	26.0	24.9	23.0	22.2	23.4	28.3	25.4	22.3	25.9	31.2	34.6	2.7
Total provincial
Taxpayer-supported	17.2	17.0	15.7	15.4	14.4	15.0	19.4	17.5	15.0	18.2	23.1	26.3	3.9
Interest bite (cents per dollar of revenue) [4]	4.3	4.8	3.8	4.0	3.8	3.8	3.7	3.3	3.2	3.8	4.6	5.1	1.6
Total provincial
Taxpayer-supported	3.7	4.2	3.3	3.3	3.2	3.1	3.1	2.8	2.5	3.2	4.1	4.7	2.1
Interest costs ($ millions)
Total provincial	2,525	2,919	2,521	2,759	2,786	2,872	2,817	2,848	3,116	3,647	4,600	5,249	6.9
Taxpayer-supported	1,651	1,932	1,644	1,725	1,793	1,807	1,832	1,896	2,032	2,444	3,278	3,917	8.2
Interest rate (percent) [5]
Taxpayer-supported	4.0	4.6	3.9	4.1	4.2	4.1	3.5	3.1	3.3	3.6	3.8	3.6	-0.9
Revenue Factor for Key Indicators ($ millions)
Total provincial [6]	58,589	60,906	65,828	68,471	73,556	75,283	75,583	86,832	98,583	94,769	99,315	102,756	5.2
Taxpayer-supported [7]	44,085	46,122	50,220	52,786	56,703	57,386	58,925	68,587	80,575	77,043	80,729	83,483	6.0
Debt ($ millions)
Total provincial	62,920	65,251	65,837	64,919	65,962	72,161	87,100	90,666	89,380	107,462	133,877	154,795	8.5
Taxpayer-supported [8]	41,880	42,719	41,499	43,607	42,681	46,229	59,750	62,341	59,888	75,402	99,089	117,440	9.8
Provincial nominal GDP ($ millions) [9]	243,872	250,784	263,912	282,283	297,392	308,993	307,412	357,002	400,154	414,465	429,089	446,860	5.7
Population (thousands at July 1) [10]	4,713	4,765	4,861	4,934	5,021	5,111	5,176	5,227	5,359	5,515	5,671	5,698	1.7

1 Figures for prior years have been restated to conform with the presentation used for 2025/26 and to include the effects of changes in underlying data and statistics.

2 The ratio of debt to population (e.g. 2025/26 debt divided by population at July 1, 2025).

3 The ratio of debt outstanding at fiscal year-end to provincial nominal gross domestic product (GDP) for the calendar year ending in the fiscal year (e.g. 2025/26 debt divided by 2025 nominal GDP). As nominal GDP for the calendar year ending is not available, the 2025 GDP projected in the February 2026 budget has been used for the fiscal year ended March 31, 2026.

4 The ratio of interest costs (less sinking fund interest) to revenue. Figures include capitalized interest expense in order to provide a more comparable measure to outstanding debt.

5 Weighted average of all outstanding debt issues.

6 Includes revenue of the consolidated revenue fund (excluding dividends from provincial commercial Crown corporations) plus revenue of all government organizations and commerical Crown corporations.

7 Excludes revenue of provincial commercial Crown corporations, but includes dividends from commerical Crown corporations paid to the consolidated revenue fund.

8 Excludes debt of commercial Crown corporations and agencies and funds held under the province's warehouse borrowing program.

9 Nominal GDP for the calendar year ending in the fiscal year (e.g. Nominal GDP for 2025 is used for the fiscal year ended March 31, 2026). As nominal GDP for the calendar year ending 2025 is not available, the 2025 GDP projected in the February 2026 budget has been used for the fiscal year ended March 31, 2026.

10 Population at July 1st within the fiscal year (e.g. population at July 1, 2025 is used for the fiscal year ended March 31, 2026).

116 |	2026 Financial and Economic Review

Appendix 2 - Financial Review Supplementary Tables

Table A2.13 Historical Operating Statement Surplus (Deficit) 1

				Crown				Surplus
				Corporations				(Deficit)
	Consolidated Revenue Fund			and	SUCH	Other	Surplus	as a Per Cent
($ millions)	Revenue	Expenditure	Balance	Agencies	Sector	Adjustments	(Deficit) [1]	of GDP
1970/71	1,373	1,274	99	-	-	-	-	1.0
1971/72	1,558	1,474	84	-	-	-	-	0.8
1972/73	1,772	1,675	97	-	-	-	-	0.8
1973/74	2,217	2,071	146	-	-	-	-	0.9
1974/75	2,769	2,779	(10)	-	-	-	-	(0.1)
1975/76	3,124	3,534	(410)	-	-	-	-	(2.1)
1976/77	3,785	3,691	94	-	-	-	-	0.4
1977/78	4,372	4,168	204	-	-	-	-	0.8
1978/79	4,853	4,582	271	-	-	-	-	0.9
1979/80 [1]	5,860	5,318	542	(88)	-	-	454	1.3
1980/81	5,982	6,239	(257)	45	-	-	(212)	(0.5)
1981/82	7,139	7,323	(184)	43	-	-	(141)	(0.3)
1982/83	7,678	8,662	(984)	(257)	-	-	(1,241)	(2.7)
1983/84	8,335	9,347	(1,012)	49	-	-	(963)	(2.0)
1984/85	8,807	9,801	(994)	172	-	-	(822)	(1.6)
1985/86	9,160	10,127	(967)	110	-	-	(857)	(1.5)
1986/87	9,463	10,624	(1,161)	526	-	-	(635)	(1.1)
1987/88	11,007	11,055	(48)	119	-	-	71	0.1
1988/89	12,570	11,834	736	194	-	-	930	1.3
1989/90	13,656	13,200	456	40	-	-	496	0.6
1990/91	14,236	15,010	(774)	107	-	-	(667)	(0.8)
1991/92	14,570	17,101	(2,531)	192	-	-	(2,339)	(2.8)
1992/93	16,172	17,858	(1,686)	210	-	-	(1,476)	(1.6)
1993/94	17,923	18,833	(910)	11	-	-	(899)	(0.9)
1994/95	19,506	19,953	(447)	219	-	-	(228)	(0.2)
1995/96	19,698	20,054	(356)	38	-	-	(318)	(0.3)
1996/97	20,126	20,241	(115)	(270)	-	-	(385)	(0.3)
1997/98	20,216	20,368	(152)	(258)	-	-	(410)	(0.3)
1998/99	20,312	20,530	(218)	(689)	(88)	-	(995)	(0.8)
1999/2000	21,836	22,161	(325)	345	(73)	-	(53)	0.0
2000/01	23,948	22,675	1,273	(171)	105	(52) [3]	1,155	0.8
2001/02	22,988	24,981	(1,993) 2	(711) [2]	147	1,464	(1,093)	(0.8)
2002/03	22,212	25,168	(2,956)	(216)	494	-	(2,678)	(1.9)
2003/04	23,430	25,481	(2,051)	347	337	-	(1,367)	(0.9)
2004/05	27,579	26,310	1,269	1,035	361	-	2,665	1.6
2005/06	29,952	27,178	2,774	550	562	(710) [4]	3,176	1.8
2006/07	31,713	28,510	3,203	841	372	(264) [4]	4,152	2.2
2007/08	33,007	30,569	2,438	995	410	(444) 4,5	3,399	1.7
2008/09	32,560	32,036	524	975	153	18	1,670	0.8
2009/10	29,169	32,277	(3,108)	803	492	-	(1,813)	(0.9)
2010/11	32,778	33,581	(803)	(219)	710	-	(312)	(0.2)
2011/12	32,708	34,595	(1,887)	239	807	(1,599) 6	(2,440)	(1.1)
2012/13	32,667	35,125	(2,458)	95	482	-	(1,881)	(0.8)
2013/14	34,088	34,896	(808)	155	360	-	(293) (0.1)
2014/15	36,373	36,063	310	199	684	-	1,193	0.5
2015/16	37,630	37,722	(92)	(621)	762	-	49	0.0
2016/17	41,344	39,669	1,675	(168)	715	-	2,222	0.8
2017/18	43,579	45,737	(2,158)	1,270	1,084	-	196	0.1
2018/19	46,926	45,161	1,765	(1,289)	840	-	1,316	0.4
2019/20	46,580	47,824	(1,244)	(419)	1,132	-	(531)	(0.2)
2020/21	48,210	57,889	(9,679)	1,847	2,217	-	(5,615)	(1.8)
2021/22	57,387	58,716	(1,329)	525	2,066	-	1,262	0.4
2022/23	67,690	68,322	(632)	168	1,420	-	956	0.2
2023/24	62,458	71,537	(9,079)	1,049	2,995	-	(5,035)	(1.2)
2024/25	64,867	77,369	(12,502)	1,665	3,490	-	(7,347)	(1.7)
2025/26	67,301	80,826	(13,525)	1,921	3,904	-	(7,700)	(1.7)
1 The provincial government began publishing summary financial statements in 1979/80. Figures for prior years are unavailable. For 1970/71 to 1978/79, the CRF balance is used in place of the summary accounts surplus/(deficit). Figures have been restated to reflect government accounting policies in effect at March 31, 2026.

2 Does not include the $256 million transfer to the CRF for the wind-up of Forest Renewal BC and Fisheries Renewal BC.

3 Impact of move to joint trusteeship for public service pension plans.

4 Negotiating framework incentive payments.

5 Climate Action Dividend.

6 One-time HST transition repayment.

2026 Financial and Economic Review	| 117

Appendix 2 - Financial Review Supplementary Tables

Table A2.14 Historical Provincial Debt Summary 1

			Taxpayer-Supported Debt
	Provincial	Education	Health			Total	Self-		Total Debt	Taxpayer-
	Government	Facilities	Facilities	Highways,		Taxpayer-		Total	as a	Supported
	Direct	Capital	Capital	Ferries and		Supported	Supported	Provincial	Per Cent	Debt as a Per
Year	Operating	Financing	Financing	Public Transit	Other [2]	Debt	Debt [3]	Debt	of GDP	Cent of GDP
	($ millions)								(percent)
1969/70	-	338	42	142	100	622	1,661	2,283	24.7	6.7
1970/71	-	362	64	172	99	697	1,808	2,505	25.6	7.1
1971/72	-	380	85	233	95	793	1,948	2,741	24.9	7.2
1972/73	-	408	105	288	87	888	2,062	2,950	23.8	7.2
1973/74	-	425	117	340	145	1,027	2,228	3,255	21.1	6.7
1974/75	-	485	133	386	149	1,153	2,650	3,803	21.3	6.5
1975/76	-	557	178	544	145	1,424	3,144	4,568	23.1	7.2
1976/77	261	658	236	649	188	1,992	3,787	5,779	24.4	8.4
1977/78	261	710	291	656	215	2,133	4,464	6,597	24.9	8.1
1978/79	261	778	334	653	91	2,117	4,838	6,955	23.3	7.1
1979/80	235	836	401	730	195	2,397	5,704	8,101	23.3	6.9
1980/81	209	919	461	729	270	2,588	5,956	8,544	21.6	6.5
1981/82	183	1,067	561	844	291	2,946	7,227	10,173	21.8	6.3
1982/83	883	1,204	660	1,024	894	4,665	7,692	12,357	26.5	10.0
1983/84	1,596	1,321	712	1,392	1,174	6,195	8,440	14,635	29.7	12.6
1984/85	2,476	1,308	717	691	1,276	6,468	9,082	15,550	30.0	12.5
1985/86	3,197	1,276	680	1,034	1,376	7,563	8,990	16,553	29.7	13.6
1986/87	4,802	1,268	681	1,097	812	8,660	8,485	17,145	29.1	14.7
1987/88	5,017	1,278	716	1,192	660	8,863	8,149	17,012	26.1	13.6
1988/89	4,919	1,322	763	1,213	842	9,059	7,396	16,455	22.8	12.6
1989/90	4,209	1,367	837	1,244	1,262	8,919	7,340	16,259	20.7	11.4
1990/91	4,726	1,565	959	1,287	1,281	9,818	7,444	17,262	21.0	11.9
1991/92	6,611	1,939	1,040	1,527	1,431	12,548	7,493	20,041	23.6	14.8
1992/93	8,969	2,426	1,141	1,719	1,641	15,896	7,526	23,422	25.9	17.6
1993/94	10,257	3,054	1,181	1,862	1,627	17,981	7,946	25,927	26.7	18.5
1994/95	10,181	3,631	1,318	2,158	1,749	19,037	8,013	27,050	26.1	18.4
1995/96	10,237	3,990	1,399	2,598	1,695	19,919	8,847	28,766	26.3	18.2
1996/97	11,030	4,230	1,431	3,144	1,440	21,275	8,096	29,371	26.1	18.9
1997/98	11,488	4,352	1,417	3,463	1,431	22,151	8,204	30,355	25.6	18.7
1998/99	11,707	5,023	1,494	3,678	1,330	23,232	8,910	32,142	26.8	19.4
1999/2000	13,295	5,429	1,679	3,527	1,276	25,206	9,232	34,438	27.4	20.1
2000/01	11,578	5,737	2,028	4,234	1,527	25,104	8,684	33,788	24.8	18.4
2001/02	13,319	6,118	2,186	4,685	1,196	27,504	8,578	36,082	26.0	19.8
2002/03	14,957	6,394	2,265	4,835	919	29,370	7,487	36,857	25.6	20.4
2003/04	15,180	6,829	2,343	4,931	717	30,000	7,775	37,775	24.9	19.7
2004/05	13,969	7,122	2,253	4,644	660	28,648	7,221	35,869	21.8	17.4
2005/06	11,343	7,612	2,635	4,883	742	27,215	7,242	34,457	19.4	15.4
2006/07	8,889	8,026	3,053	5,436	533	25,937	7,502	33,439	17.6	13.6
2007/08	7,604	8,638	3,511	6,143	653	26,549	8,088	34,637	17.3	13.2
2008/09	5,744	9,133	3,936	6,831	758	26,402	11,612	38,014	18.4	12.8
2009/10	7,359	9,601	4,389	7,502	1,117	29,968	11,917	41,885	21.1	15.1
2010/11	6,964	10,108	4,895	8,095	1,759	31,821	13,333	45,154	21.8	15.4
2011/12	7,813	10,592	5,293	8,644	2,317	34,659	15,534	50,193	22.9	15.8
2012/13	9,408	11,145	5,691	9,421	2,517	38,182	17,634	55,816	25.0	17.1
2013/14	10,223	11,631	6,038	10,229	2,947	41,068	19,625	60,693	26.3	17.8
2014/15	9,280	12,118	6,522	10,725	3,235	41,880	21,040	62,920	25.8	17.2
2015/16	8,034	12,764	6,998	11,457	3,466	42,719	22,532	65,251	26.0	17.0
2016/17	4,644	13,457	7,552	12,242	3,604	41,499	24,338	65,837	24.9	15.7
2017/18	1,156	14,236	7,903	16,154	4,158	43,607	21,312	64,919	23.0	15.4
2018/19	-	14,274	7,968	16,767	3,672	42,681	23,281	65,962	22.2	14.4
2019/20	-	15,445	8,507	17,659	4,618	46,229	25,932	72,161	23.4	15.0
2020/21	8,746	16,861	9,359	18,782	6,002	59,750	27,350	87,100	28.3	19.4
2021/22	7,233	18,021	10,062	20,072	6,953	62,341	28,325	90,666	25.4	17.5
2022/23	-	17,326	10,269	24,390	7,903	59,888	29,492	89,380	22.3	15.0
2023/2	8,729	18,538	12,496	26,786	8,853	75,402	32,060	107,462	25.9	18.2
2024/25	24,516	20,222	14,892	29,527	9,932	99,089	34,788	133,877	31.2	23.1
2025/26	33,427	22,068	17,384	33,231	11,330	117,440	37,355	154,795	34.6	26.3

1 Provincial debt is prepared in accordance with Generally Accepted Accounting Principles and presented consistent with the Debt Summary Report included in the Public Accounts. Debt is shown net of sinking funds and unamortized discounts, excludes accrued interest and foreign exchange adjustments, and includes non-guaranteed debt directly incurred by commercial Crown corporations and debt guaranteed by the Province.

2 Includes BC Buildings, BC Housing Management Commission, other taxpayer-supported Crown agencies, and loan guarantee provisions.

3 Includes commercial Crown corporations and agencies and funds held under the province's warehouse borrowing program.

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2026 Financial and Economic Review